UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant     ☒

Filed by a Party other than the Registrant     ☐

Check the appropriate box:

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

ELECTRONIC CLEARING HOUSE, INC.
(Name of Registrant as Specified in its Charter)

Payment of Filing Fee (Check the appropriate box):

☐     No fee required.

☐      Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

(1)	Title of each class of securities to which transaction applies:
Common stock, par value $0.01 per share

(2)	Aggregate number of securities to which transaction applies:

6,836,064 shares of ECHO common stock outstanding as of December 31, 2006
937,275 options to purchase shares of ECHO common stock outstanding as of December 31, 2006 with exercise prices below $18.75
105,000 shares of common stock issuable or deemed issuable pursuant to long-term restricted stock grants and phantom stock grants

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

The filing fee was based on the sum of (A) the product of 6,836,064 shares of ECHO common stock multiplied by the merger consideration of $18.75 per share, (B) the product of 937,275 options to purchase shares of ECHO common stock multiplied by the merger consideration of $18.75 per share less $5,303,225 (the aggregate option exercise price) and (C) the product of 105,000 issuable or deemed issuable shares of ECHO common stock multiplied by the merger consideration of $18.75 per share. In accordance with Section 14(g) of the Securities Exchange Act of 1934, as amended, the filing fee was determined by multiplying 0.000107 by the sum of the preceding sentence.

(4)	Proposed maximum aggregate value of transaction:
$142,415,631.25

(5)	Total fee paid:
$15,238.48
☒	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing party:

(4)	Date Filed:

     SPECIAL MEETING OF STOCKHOLDERS
 MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear Electronic Clearing House, Inc. Stockholder:

      You are cordially invited to attend the special meeting of stockholders of Electronic Clearing House, Inc. (“ECHO”), which will be held at its executive offices located at 730 Paseo Camarillo, Camarillo, California, 93010, on March 7, 2007 at 9:00 a.m., local time.

     At the special meeting, you will be asked to consider and vote on a proposal to approve a merger agreement that ECHO has entered into with Intuit Inc. and a wholly owned subsidiary of Intuit. If ECHO stockholders approve the merger agreement, and the merger is subsequently completed, ECHO will become a wholly owned subsidiary of Intuit, and you will be entitled to receive $18.75 in cash, without interest, for each share of ECHO common stock that you own. A copy of the merger agreement is attached as Annex A to the accompanying proxy statement, and you are encouraged to read it in its entirety.

     After careful consideration, the Board of Directors of ECHO, by unanimous vote, determined that the merger is advisable and fair to, and in the best interests of, ECHO and its stockholders, and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. The Board of Directors unanimously recommends that you vote "FOR" the approval of the merger agreement. In reaching its determination, the Board of Directors considered a number of factors that are described more fully in the accompanying proxy statement.

     You are also being asked to expressly grant the persons named as proxies authority to vote your shares to approve the adjournment of the special meeting, if necessary or appropriate, to permit the further solicitation of proxies in the event there are not sufficient votes at the time of the special meeting to approve the merger agreement.

     The accompanying document provides a detailed description of the proposed merger, the merger agreement and related matters. I urge you to read these materials carefully.

     Your vote is very important. Because approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of ECHO common stock entitled to vote on the merger agreement, if you fail to vote it will have the same effect as if you voted against the approval of the merger agreement.

     Whether or not you are able to attend the special meeting in person, please complete, sign and date the enclosed proxy card and return it in the envelope provided as soon as possible or submit a proxy through the Internet or by telephone as described in these materials. These actions will not limit your right to vote in person if you wish to attend the special meeting and vote in person. If your shares are held in the name of your broker, bank or other nominee, please instruct your broker, bank or other nominee on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee.

     Thank you for your cooperation and your continued support of ECHO.

Sincerely,

Joel M. Barry
Chairman of the Board and Chief Executive Officer

      This proxy statement is dated January 29, 2007, and is first being mailed to stockholders on or about February 5, 2007.

     Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the merger, passed upon the merits or fairness of the merger or passed upon the adequacy or accuracy of the disclosure in the proxy statement. Any representation to the contrary is a criminal offense.

ELECTRONIC CLEARING HOUSE, INC.
____________________________

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
 March 7, 2007
____________________________

To the Stockholders of Electronic Clearing House, Inc.:

      You are cordially invited to attend a special meeting of the stockholders of Electronic Clearing House, Inc. to be held at our offices located at 730 Paseo Camarillo, Camarillo, California, 93010 on March 7, 2007 at 9:00 a.m. local time, for the following purposes:

     1. To consider and vote on a proposal to approve the Agreement and Plan of Merger, dated as December 14, 2006, by and among Electronic Clearing House, Inc., Intuit Inc., and Elan Acquisition Corporation (a wholly-owned subsidiary of Intuit);

     2. To approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

     3. To transact any other business as may properly come before the special meeting or any adjournment of the special meeting.

      Only holders of record of our common stock at the close of business on January 24, 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting or any adjournment of the special meeting. As of the record date we had 6,837,164 shares of common stock outstanding. Each share of our common stock is entitled to one vote on each matter to be voted upon at the special meeting. The affirmative vote of a majority of the shares of our outstanding common stock is required to approve the merger agreement. In connection with the merger, each of our directors and our executive officers have entered into voting agreements to, among other matters, vote their shares in favor of the approval of the merger, and have granted to the directors of Intuit an irrevocable proxy to vote their shares in favor of the merger, at the special meeting.

     After careful consideration, our Board of Directors, by unanimous vote, determined that the merger is advisable and fair to, and in the best interests of, us and our stockholders and approved the merger agreement, the merger and the other transactions contemplated by the merger agreement. Our Board of Directors unanimously recommends that you vote "FOR" the approval of the merger agreement. For more information about the merger described above and the other transactions contemplated by the merger agreement, please review the accompanying proxy statement and the merger agreement attached to it as Annex A. Our Board of Directors also recommends that you expressly grant the authority to the persons named as proxies to vote your shares to approve the adjournment of the special meeting, if necessary or appropriate, to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement. We are not aware of any other business to come before the special meeting.

     Stockholders who do not vote in favor of the approval of the merger agreement will not have the right to seek appraisal of the fair value of their shares if the merger is completed, but will receive the same per share merger consideration as those stockholders who do vote in favor of the approval of the merger agreement.

     Your vote is very important. Even if you do not expect to attend the meeting in person, it is important that your shares be represented. Please use the enclosed proxy card to vote on the matters to be considered at the special meeting by signing and dating the proxy card and mailing it promptly in the enclosed envelope, or appoint a proxy over the Internet or by telephone as instructed in these materials. If your shares are held in the name of your broker, bank or other nominee, please instruct your broker, bank or other nominee on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee, to ensure that your shares will be represented at the special meeting. You may revoke your proxy at any time prior to its exercise in the manner described in this proxy statement. Returning a signed proxy card or appointing a proxy over the Internet or by telephone will not prevent you from attending the meeting and voting in person if you wish to do so. If your shares are held in the name of your broker, bank or other nominee, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the special meeting.

     Executed proxies with no instructions indicated thereon will be voted “FOR” the approval of the merger agreement and, if applicable, “FOR” the adjournment of the special meeting, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal. If you fail to return your proxy or to vote in person at the special meeting, your shares will not be counted for purposes of determining whether a quorum is present at the special meeting, and will effectively be counted as a vote "AGAINST" the proposal to approve the merger agreement.

     You should not send any certificates representing shares of our common stock with your proxy card. Upon completion of the merger, you will receive instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

     No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by us or any other person.

By Order of the Board of Directors,

DONNA L. REHMAN
Corporate Secretary

Camarillo, California
 Dated: January 29, 2007

QUESTIONS AND ANSWERS ABOUT THE MERGER	1
SUMMARY TERM SHEET	7
Information about Electronic Clearing House, Inc., Intuit Inc. and Elan Acquisition Corporation	7
The Merger	8
Recommendation of Our Board of Directors	8
Interests of Our Directors and Executive Officers in the Merger	8
Shares Owned by Our Directors and Executive Officers	9
Reasons for the Merger	9
Opinion of ECHO’s Financial Advisor	9
Delisting and Deregistration of Our Common Stock	10
The Merger Agreement	10
Voting Agreements	11
Regulatory Matters	11
CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS	12
THE ECHO SPECIAL MEETING	13
Date, Time and Place	13
Purpose of the Special Meeting	13
Recommendation of Our Board of Directors	13
Quorum; Record Date; Stockholders Entitled to Vote; Vote Required	13
Shares Owned by Our Directors and Executive Officers	14
Voting Agreements	14
Voting in Person	14
Voting by Proxy	14
Voting over the Internet or by Telephone	15
Adjournment	16
Revocation of Proxies	16
Solicitation of Proxies	17
Other Business	17
Dissenters’ Rights	17
Assistance	17
PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT	18
THE MERGER	18
Introduction	18
The Companies	18
Background of the Merger	19
Recommendation of Our Board of Directors; Our Reasons for the Merger	27
Opinion of ECHO’s Financial Advisor	30

Interests of Our Directors and Executive Officers in the Merger	39
Delisting and Deregistration of Our Common Stock	43
Material U.S. Federal Income Tax Consequences	43
Regulatory Matters	45
Dissenters’ Rights	45
THE MERGER AGREEMENT	46
Structure of the Merger	46
Completion and Effectiveness of the Merger	46
Merger Consideration	46
Treatment of Stock Options and Stock Based Awards	47
Exchange Procedures	47
Conditions to the Completion of the Merger	47
Material Adverse Effect	50
No Solicitation	51
Termination	53
Stockholders’ Meeting	55
Conduct of Business Pending the Merger	55
Commercially Reasonable Efforts	59
Amendment; Extension and Waiver	60
Expenses	60
Termination Fee	60
Representations and Warranties	62
ECHO Articles of Incorporation	63
ECHO By-Laws	64
VOTING AGREEMENTS	64
ECHO Shares	64
Agreement to Vote and Proxy	64
Restrictions	65
PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING	66
The Adjournment Proposal	66
Vote Required and Board Recommendation	66
MARKET PRICE AND DIVIDEND DATA	67
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	68
STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING	70
OTHER MATTERS	70
INCORPORATION OF INFORMATION BY REFERENCE	71
MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS	72
SOURCES OF ADDITIONAL INFORMATION	72

Annexes

Annex A	Agreement and Plan of Merger dated December 14, 2006 by and among Intuit Inc., Elan Acquisition Corporation and Electronic Clearing House, Inc.	A-1

Annex B	Form of Voting Agreement between Intuit Inc. and the Officers and Directors of Electronic Clearing House, Inc.	B-1

Annex C	Opinion of Wedbush Morgan Securities Inc.	C-1

QUESTIONS AND ANSWERS ABOUT THE MERGER

     The following questions and answers address briefly some questions you may have regarding the special meeting and the proposed merger. These questions and answers may not address all questions that may be important to you as a stockholder of Electronic Clearing House, Inc. Please refer to the more detailed information contained elsewhere in this proxy statement, the annexes to this proxy statement and the documents referred to or incorporated by reference in this proxy statement. In this proxy statement, the terms “ECHO,” “Company,” “we,” “our,” “ours,” and “us” refer to Electronic Clearing House, Inc. We refer to Intuit Inc. as Intuit and Elan Acquisition Corporation as Merger Sub.

Q:	Why am I receiving this proxy statement?

A:	We have entered into a merger agreement with Intuit. Upon completion of the merger, we will become a wholly-owned subsidiary of Intuit and our common stock will no longer be listed on the NASDAQ Capital Market. A copy of the merger agreement is attached to this proxy statement as Annex A.

In order to complete the merger, our stockholders must vote to approve the merger agreement. We are providing this proxy statement to give you information for use in determining how to vote on the proposals submitted to the stockholders at the special meeting of our stockholders or any adjournment of the special meeting. You should read this proxy statement and the annexes carefully. The enclosed proxy card allows you, as our stockholder, to vote your shares without attending the special meeting.

Q:	When and where is the special meeting?

A:	The special meeting of stockholders will take place at our offices located at 730 Paseo Camarillo, Camarillo, California, 93010 on March 7, 2007, at 9:00 a.m. local time.

Q:	What matters will be voted on at the special meeting?

A:	You will vote on a proposal to approve the merger agreement and a proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate, if there are not sufficient votes at the time of the special meeting to approve the merger agreement.

Q:	Who can vote or submit a proxy to vote and attend the special meeting?

A:	Only stockholders of record at of the close of business on January 24, 2007, the record date for the special meeting, are entitled to receive notice of and to attend and vote or submit a proxy to vote at the special meeting or any adjournment of the special meeting.

Q:	As a stockholder, what will I be entitled to receive in the merger?

A:	At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time upon the exercise of options), other than shares held by us, Intuit or Merger Sub or any of our or their wholly-owned subsidiaries, will be automatically converted into the right to receive $18.75 in cash, without interest and less any applicable withholding taxes.

Q:	Will I own any shares of ECHO common stock or Intuit common stock after the merger?

A:	No. You will be paid cash for your shares of our common stock. You will not receive or have the option to receive any Intuit common stock in exchange for your shares.

Q:	How will my options to purchase shares of common stock be treated in the merger?

A:	Prior to the effective time of the merger, we will cause any unvested options to vest immediately prior to the effective time of the merger. All outstanding options to purchase shares of our common stock will then be cancelled at the effective time of the merger and the holder will receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $18.75 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option.

Q:	What will happen to my shares of restricted stock in the merger?

A:	Prior to the effective time of the merger, we will cause any unvested restricted stock to vest immediately prior to the effective time of the merger. Holders of then-vested restricted stock will receive the same consideration as all other holders of our common stock, $18.75 per share in cash, without interest and less any applicable withholding taxes.

Q:	How does our Board of Directors recommend that I vote?

A:	Our Board of Directors recommends that you vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

See “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Q:	What vote of our stockholders is required to approve the merger agreement?

A:	Holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the merger agreement must vote to approve the merger agreement. Approval of the adjournment proposal requires a majority of the voting power present at the special meeting, in person or represented by proxy.

Q:	How many votes am I entitled to cast for each share of ECHO stock I own?

A:	For each share of our common stock that you own at the close of business on January 24, 2007, the record date for the special meeting, you are entitled to cast one vote on each matter voted upon at the special meeting.

Q:	What is the difference between holding shares as a stockholder of record and in “street name”?

A:	Most of our stockholders hold their shares through a broker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those held in “street name”:

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the meeting. We have enclosed or sent a proxy card for you to use.

“Street Name.” If your shares are held by a broker, bank or other nominee, you are considered the beneficial owner of shares held in “street name”, and these proxy materials are being forwarded to you by your broker, bank or other nominee which is considered, with respect to those shares, the stockholder of record. As the beneficial owner of these shares, you have the right to direct your broker, bank or other nominee how to vote and are also invited to attend the special meeting in person. However, since you are not the stockholder of record, you may not vote these shares in person at the special meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker, bank or other nominee has enclosed or provided voting directions for you to use in directing the broker, bank or other nominee how to vote your shares.

Q:	How do I cast my vote if I am a stockholder of record?

A:	Before you vote, you should read this proxy statement in its entirety, including its annexes and the documents referred to or incorporated by reference in this proxy statement, and carefully consider how the merger affects you. Then, if you were a holder of record at the close of business on January 24, 2007, you may vote by submitting a proxy for the special meeting.

You can submit your proxy by completing, signing, dating and returning the enclosed proxy card in the accompanying pre-addressed envelope or by appointing a proxy over the Internet or by telephone as instructed in these materials. You may also attend the special meeting and vote your shares in person whether or not you sign and return your proxy card. However, even if you plan to attend the special meeting in person, we encourage you to return your signed proxy card, or appoint a proxy over the Internet or by telephone, to ensure that your shares are represented and voted at the special meeting.

If you sign, date and send your proxy card and do not indicate how you want to vote, your proxy will be voted “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary. However, no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

Q:	How do I cast my vote if my ECHO shares are held in “street name” by my bank, broker or other nominee?

A:	If you hold your shares in “street name,” you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee. Before you provide the record holder of your shares with instructions on how to vote your shares, you should read this proxy statement in its entirety, including its annexes and the documents referred to or incorporated by reference in this proxy statement, and carefully consider how the merger affects you. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, it will not be permitted to vote your shares. This will have the same effect as voting against the proposal to approve the merger agreement and the adjournment proposal. Please refer to the voting instructions provided by your broker, bank or other nominee to see if you may submit voting instructions using the Internet or telephone.

Q:	How can I attend the special meeting if my ECHO shares are held in “street name” by my bank, broker or other nominee?

A:	If you want to attend the special meeting or any adjournment of the special meeting and your shares are held in an account at a brokerage firm, bank or other nominee, you will need to bring a copy of your brokerage statement or the voting directions provided by your broker, bank or other nominee reflecting your stock ownership as of the record date.

Q:	Can I change my vote after I have delivered my proxy?

A:	Yes, you may revoke and change your vote on a proposal at any time before the conclusion of voting on such proposal. If you are a stockholder of record, you can do this in one of three ways:

  first, you can provide a written notice to our corporate secretary prior to 11:59 p.m. Eastern Time on March 6, 2007 stating that you would like to revoke your proxy;

  second, you can complete and submit a later dated proxy in writing, provided the new proxy is received by 11:59 p.m. Eastern Time on March 6, 2007. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided that the new proxy is received by 11:59 p.m. Eastern Time on March 6, 2007; or

  third, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person; your attendance alone, however, will not revoke any proxy that you have previously given.

Any written notice of revocation or subsequent proxy should be delivered to our corporate secretary at 730 Paseo Camarillo, Camarillo, California, 93010, Attention: Corporate Secretary, at or before the time and date specified above.

If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.
Q:	What will happen if I abstain from voting or fail to vote?

A:	If you abstain from voting, fail to cast your vote in person or by proxy or fail to give voting instructions to your broker, bank or other nominee, it will have the same effect as a vote against the proposal to approve the merger agreement and a vote against the proposal to adjourn the special meeting for the purpose of soliciting additional proxies.

Q:	What rights do I have if I oppose the merger?

A:	Under applicable Nevada law, ECHO stockholders are not entitled to any dissenters’ rights with respect to the merger.

Q:	Is the merger contingent upon Intuit obtaining financing?

A:	No. The completion of the merger is not contingent upon Intuit obtaining financing.

Q:	Is the merger expected to be taxable to me?

A:	Generally, yes. The receipt of cash for each share of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. For U.S. federal income tax purposes, you will generally recognize gain or loss as a result of the merger measured by the difference, if any, between the amount of cash per share that you receive and your adjusted tax basis in that share.

You should read “The Merger—Material U.S. Federal Income Tax Consequences” for a more complete discussion of the U.S. federal income tax consequences of the merger. Tax matters can be complicated, and the tax consequences of the merger to you will depend on your particular tax situation. We urge you to consult your tax advisor on the tax consequences of the merger to you.

Q:	Should I send in my share certificates now?

A:	No. After the merger is completed, you will be sent a letter of transmittal with written instructions for exchanging your share certificates for the cash consideration. These instructions will tell you how and where to send in your certificates for your cash consideration. You will receive your cash payment after the paying agent receives your stock certificates and any other documents requested in the instructions included with the letter of transmittal.

Q:	When do you expect the merger to be completed?

A:	We currently expect to complete the merger as promptly as practicable after the special meeting and after all the conditions to the merger are satisfied or waived, including stockholder approval of the merger agreement at the special meeting and the expiration or termination of the waiting period under U.S. antitrust laws. However, we cannot assure you that all conditions to the merger will be satisfied or, if satisfied, as to the date by which they will be satisfied.

Q:	What should I do if I receive more than one set of voting materials?

A.	You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive.

Q:	Who can help answer my questions?

A:	If you have any questions about the merger or how to submit your proxy, or if you need additional copies of this proxy statement or the enclosed proxy card, please call our proxy solicitor, Morrow & Company, Inc. at:

Morrow & Company, Inc.
470 West Avenue, 3rd Floor
Stamford, CT 06902
 (800) 607-0088
echo.info@morrow.com
Attn: Gerard J. Mucha or Fred Marquardt

If you would like additional copies, without charge, of this proxy statement, you should contact:

     Electronic Clearing House, Inc.
Corporate Secretary and Investor Relations
730 Paseo Camarillo,
Camarillo, CA 93010
(800) 233-0406 ext. 8533
corp@ECHO-inc.com

SUMMARY TERM SHEET

     This summary term sheet, together with the section of this proxy statement entitled “Questions and Answers About the Merger”, highlights selected information from this proxy statement and may not contain all of the information that may be important to you as an ECHO stockholder or that you should consider before voting on the proposal to approve the merger agreement. To better understand the merger, you should read carefully this entire proxy statement and all of its annexes, including the merger agreement, which is attached as Annex A and the documents referred to or incorporated by reference in this proxy statement, before voting on the proposal to approve the merger agreement. Each item in this summary includes a reference directing you to a more complete description of that item.

Information about Electronic Clearing House, Inc., Intuit Inc. and Elan Acquisition Corporation

Electronic Clearing House, Inc.
730 Paseo Camarillo,
Camarillo, CA 93010
(800) 262-3246

     ECHO provides a complete solution for the payment processing needs of merchants, banks and collection agencies. ECHO's services include debit and credit card processing, check guarantee, check verification, check conversion, check representment and check collection. See “The Companies — Electronic Clearing House, Inc.”

Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043
(650) 944-6000

     Founded in 1983, Intuit Inc. is a leading provider of business, financial management and tax solutions for small businesses, consumers and accountants. Intuit’s flagship products and services, including QuickBooks, TurboTax, Lacerte, ProSeries and Quicken, simplify small business management, tax preparation and filing, and personal finance. Intuit is publicly traded on the NASDAQ Global Select Market under the symbol “INTU.” See “The Companies — Intuit Inc.”

Elan Acquisition Corporation
c/o Intuit Inc.
2700 Coast Avenue
Mountain View, CA 94043
(650) 944-6000

     Merger Sub is a Nevada corporation and a wholly-owned subsidiary of Intuit. Merger Sub was organized solely for the purpose of entering into the merger agreement with Intuit and completing the merger and has not conducted any business operations other than those incident to its formation. If the merger is completed, Merger Sub will cease to exist following its merger with and into ECHO. See “The Companies — Elan Acquisition Corporation.”

The Merger

     We have agreed to be acquired by Intuit pursuant to the terms of the merger agreement that is described in this proxy statement and attached as Annex A. We encourage you to read the merger agreement carefully and in its entirety. It is the principal document governing the merger.

     The merger agreement provides that Merger Sub will merge into ECHO, with ECHO continuing as the surviving corporation and a wholly-owned subsidiary of Intuit. At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time upon exercise of options), other than shares held by us, Intuit or Merger Sub or any of our or their wholly-owned subsidiaries, will be automatically converted into the right to receive $18.75 in cash, without interest and less any applicable withholding taxes.

     Upon completion of the merger, we will be a wholly-owned subsidiary of Intuit and will no longer be a public company. You will cease to have any ownership interest in ECHO and will not participate in any future earnings and growth of ECHO.

     See “The Merger Agreement.”

Recommendation of Our Board of Directors

     Our Board of Directors, by the unanimous vote of all directors:

  declared the merger to be advisable and fair to, and in the best interests of, us and our stockholders; and

  approved the merger agreement, the merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement.

      Our Board of Directors recommends that our stockholders vote “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies. To review the background of the merger and the factors that our Board of Directors considered when deciding whether to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, see “The Merger — Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Interests of Our Directors and Executive Officers in the Merger

     When considering our Board of Directors’ recommendation that you vote in favor of the proposal to approve the merger agreement, you should be aware that members of our Board of Directors and our executive officers may have interests in the merger that differ from, or are in addition to, those of our other stockholders. For example:

  with the exception of Mr. Joel Barry and Ms. Alice Cheung, all of our executive officers are expected to take employment positions with Intuit pursuant to offer letters entered into with Intuit;

  Ms. Cheung is expected to take on a consulting role for a period of time following consummation of the merger;

  pursuant to separation agreements previously entered into with us in May 2006, certain executives will receive accelerated vesting of all outstanding equity awards, and may become entitled to certain payments or benefits, including, payment of a portion of anticipated bonuses and a potential lump-sum in the event such executive is terminated without cause (as defined in each agreement), or ceases to provide services to us or Intuit as a result of an involuntary termination (as defined in each agreement) within the two year period following the consummation of the merger;

  certain executives will receive accelerated vesting of certain long-term incentive equity grants; and

  our directors and officers will continue to have the benefit of liability insurance for six years after completion of the merger.

      See “The Merger — Interests of Our Directors and Executive Officers in the Merger.”

Shares Owned by Our Directors and Executive Officers

      As of the close of business on January 24, 2007, our directors and executive officers beneficially owned 611,343 shares of common stock (excluding options exercisable within 60 days) entitled to vote at the meeting, or approximately 8.94% of our total voting power outstanding on that date.

      See “The ECHO Special Meeting — Shares Owned by Our Directors and Executive Officers.”

Reasons for the Merger

     In the course of reaching its decision to approve the merger, the merger agreement and the transactions contemplated by the merger agreement, our Board of Directors considered a number of factors in its deliberations.

      See “The Merger — Recommendation of Our Board of Directors; Our Reason for the Merger.”

Opinion of ECHO’s Financial Advisor

     In connection with the merger, our Board of Directors received a written opinion from Wedbush Morgan Securities Inc., our financial advisor, as to the fairness, from a financial point of view, of the merger consideration to be received by the public holders of our common stock. The full text of the written opinion of Wedbush Morgan, dated as of December 14, 2006, is attached to this proxy statement as Annex C. Holders of our equity securities are encouraged to read this opinion carefully in its entirety for a description of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken. Wedbush Morgan's opinion was intended for the use and benefit of our Board of Directors in connection with their evaluation of the merger, does not address our underlying business decision to enter into the merger agreement or complete the merger or the relative merits of the merger compared to any alternative business strategies that may exist for us and does not constitute a recommendation to the Board of Directors or any stockholders as to how that person should vote on the merger or any related matter. Wedbush Morgan has acted as financial advisor to us and has received a customary fee from us for its services, the payment of which is not contingent upon the conclusions reached in its opinion, and will also receive an additional fee if the proposed merger is consummated.

      See “The Merger — Opinion of ECHO’s Financial Advisor.”

Delisting and Deregistration of Our Common Stock

     If the merger is completed, our common stock will no longer be listed on the NASDAQ Capital Market and will be deregistered under the Securities Exchange Act of 1934 (or Exchange Act), and we will no longer file periodic reports with the Securities and Exchange Commission.

      See “The Merger — Delisting and Deregistration of Our Common Stock.”

The Merger Agreement

     Conditions to the Completion of the Merger. Each party’s obligation to effect the merger is subject to the satisfaction or waiver of specified conditions set forth in the merger agreement.

     Limitation on Considering Other Acquisition Proposals. We have agreed that, except under specified circumstances set forth in the merger agreement, we and our subsidiaries will not, and will not knowingly authorize or permit any of our respective officers, directors, affiliates or employees or any of our investment bankers, attorneys, accountants or other advisors or representatives to, and they will direct their respective representatives not to, directly or indirectly, solicit, initiate, knowingly encourage, support, facilitate or induce the making, submission or announcement of, any acquisition proposal;

  participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to any acquisition proposal or any proposal or inquiry that could reasonably be expected to lead to, any acquisition proposal;

  approve, endorse or recommend any acquisition proposal; or

  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

     Change of Recommendation. Our Board of Directors may withdraw, amend, change or modify its recommendation in favor of approval of the merger agreement or approve or recommend an acquisition proposal only under certain circumstances set forth in the merger agreement, but our Board of Directors may terminate the merger agreement only if specified conditions set forth in the merger agreement are met.

     Termination of the Merger Agreement. Each party can terminate the merger agreement under specified circumstances set forth in the merger agreement.

     Termination Fee. The merger agreement requires us to pay Intuit a termination fee of $4,271,000 if the merger agreement is terminated under certain circumstances described in the merger agreement.

     See “The Merger Agreement.”

Voting Agreements

      All executive officers and directors of ECHO, in their capacity as stockholders of the Company, have entered into voting agreements in substantially the form attached hereto as Annex B, pursuant to which each such stockholder has agreed, among other things, to vote their shares in favor of the merger, and have granted irrevocable proxies to the directors of Intuit to vote their shares in favor of approval of the merger. As of the record date for the special meeting, these officers and directors owned in the aggregate, 611,343 shares of our common stock, representing 8.94% of the votes entitled to be cast at the special meeting.

     See “Voting Agreements.”

Regulatory Matters

      Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (referred to in this proxy statement as the HSR Act), we cannot complete the merger until we and Intuit have notified the Antitrust Division of the U.S. Department of Justice (referred to in this proxy statement as the Antitrust Division) and the U.S. Federal Trade Commission (referred to in this proxy statement as the FTC), of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. We and Intuit filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on January 19, 2007 and January 18, 2007, respectively.

      See “The Merger — Regulatory Matters.”

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

     This proxy statement and the documents to which we refer you in this proxy statement contain “forward-looking statements” within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended. Statements other than statements of historical fact are forward-looking statements for purposes of federal and state securities laws, including projections of earnings, revenue or other financial items; statements regarding future economic conditions or performance; statements regarding the expected completion and timing of the merger; statements of belief; and statements of assumptions. Forward-looking statements may include the words “may,” “could,” “will,” “should,” “would,” “estimate,” “intend,” “continue,” “believe,” “expect” or “anticipate” or other similar words.

     These forward-looking statements are expressed in good faith and believed to have a reasonable basis but present our estimates and assumptions only as of the date of this proxy statement. Except for our ongoing reporting obligations under any securities law, we do not intend, and undertake no obligation, to update any forward-looking statement. Actual results could differ materially from those projected or assumed in any of our forward-looking statements. Our future financial condition and results of operations, as well as any forward-looking statements, are subject to change and to inherent risks and uncertainties. Risks and uncertainties pertaining to the following factors, among others, could cause actual results to differ materially from those described in the forward-looking statements:

  our ability to obtain the stockholder and regulatory approvals required for the merger;

  the occurrence or non-occurrence of the other conditions to the closing of the merger;

  the occurrence of any event, change or other circumstance that could give rise to the termination of the merger agreement;

  the timing of the closing of the merger and receipt by stockholders of the merger consideration;

  legislative or regulation developments that could have the effect of delaying or preventing the merger;

  our ability to retain our significant customers and vendors;

  potential litigation regarding the merger;

  uncertainty concerning the effects of our pending transaction with Intuit; and

  additional risks and uncertainties not presently known to us or that we currently deem immaterial.

     You should consider the cautionary statements contained or referred to in this section in connection with any subsequent written or oral forward-looking statements that may be issued by us or persons acting on our behalf. We do not undertake any obligation to release publicly any revisions to any forward-looking statements contained herein to reflect events or circumstances that occur after the date of this proxy statement or to reflect the occurrence of unanticipated events, except as we are required to do by law.

THE ECHO SPECIAL MEETING

     We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our Board of Directors for use at the special meeting.

Date, Time and Place

      We will hold the special meeting at our offices located at 730 Paseo Camarillo, Camarillo, California, 93010 on March 7, 2007, at 9:00 a.m. local time.

Purpose of the Special Meeting

      At the special meeting, we are asking holders of record of our common stock at the close of business on January 24, 2007, to consider and vote on the following proposals:

     1. to approve the Agreement and Plan of Merger, dated as of December 14, 2006, by and among Electronic Clearing House, Inc., Intuit Inc., and Elan Acquisition Corporation, a wholly-owned subsidiary of Intuit, Inc;

     2. to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement; and

     3. to transact any other business as may properly come before the special meeting or any adjournment of the special meeting.

Recommendation of Our Board of Directors

     Our Board of Directors has unanimously determined that the merger is advisable and fair to, and in the best interests of, us and our stockholders, and approved the merger agreement, the merger and the transactions contemplated by the merger agreement.

      Our Board of Directors unanimously recommends that our stockholders vote “FOR” the approval of the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies. See “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.”

Quorum; Record Date; Stockholders Entitled to Vote; Vote Required

     A quorum of stockholders is necessary to hold the special meeting. The required quorum for the transaction of business at the special meeting is the presence, either in person or represented by proxy, of the holders of a majority of the voting power of our outstanding common stock entitled to vote on the merger agreement. Abstentions and “broker non-votes”, discussed below, count as present for establishing a quorum.

      You are entitled to notice of, and to attend and vote or submit a proxy to vote at, the special meeting or any adjournment of the special meeting if you owned shares of our common stock at the close of business on January 24, 2007, the record date for the special meeting. For each share of our common stock that you owned on the record date, you are entitled to cast one vote on each matter voted upon at the special meeting.

     Approval of the merger agreement requires the affirmative vote of the holders of a majority of the voting power of the outstanding shares of our common stock entitled to vote on the merger agreement.

     Because the vote on the proposal to approve the merger agreement is based on the voting power of the total number of shares outstanding, failure to vote your shares and broker non-votes will have the same effect as voting against the approval of the merger agreement.

     Approval of the adjournment proposal requires a majority of the voting power present at the special meeting, in person or represented by proxy. Because the vote on the adjournment proposal is based on the voting power present at the meeting, failure to vote your shares and broker non-votes will have the same effect as voting against the adjournment proposal.

Shares Owned by Our Directors and Executive Officers

      As of the close of business on January 24, 2007, our directors and executive officers, beneficially owned 611,343 shares of common stock (excluding options exercisable within 60 days) entitled to vote at the meeting, or approximately 8.94% of our total voting power outstanding on that date.

Voting Agreements

      All executive officers and directors of ECHO, in their capacity as stockholders of the Company, have entered into voting agreements in substantially the form attached hereto as Annex B, pursuant to which each such stockholder has agreed, among other things, to vote their shares in favor of the merger, and have granted irrevocable proxies to the directors of Intuit to vote their shares in favor of the merger. As of January 24, 2007 these officers and directors owned in the aggregate, 611,343 shares of our common stock, representing 8.94% of the votes entitled to be cast at the special meeting.

Voting in Person

     If you plan to attend the special meeting and wish to vote in person, you will be given a ballot at the special meeting. Please note, however, that if your shares are held in “street name,” which means your shares are held of record by a broker, bank or other nominee, and you wish to vote at the special meeting or any adjournment of the special meeting, you must bring to the special meeting a proxy from the record holder of the shares (your broker, bank or nominee) authorizing you to vote in person at the special meeting or adjournment of the special meeting.

Voting by Proxy

      All shares held by record holders of our common stock represented by properly executed proxies received in time for the special meeting will be voted at the special meeting in the manner specified by the stockholders giving those proxies. Properly executed proxies that do not contain voting instructions will be voted “FOR” the proposal to approve the merger agreement and “FOR” the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, provided that no proxy that is specifically marked “AGAINST” the proposal to approve the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal.

     To vote, please complete, sign, date and return the enclosed proxy card.

     Only shares affirmatively voted for the proposal to approve the merger agreement and the adjournment proposal, and properly executed proxies that do not contain voting instructions, will be counted as votes “FOR” the proposals. Shares of our stock held by persons attending the special meeting but abstaining from voting, and shares of our stock for which we received proxies directing an abstention, will have the same effect as votes against the approval of the merger agreement and the adjournment proposal.

     Shares represented by proxies that reflect a “broker non-vote” will be counted for purposes of determining whether a quorum exists, but those proxies will have the same effect as votes against the proposal to approve the merger agreement and the adjournment proposal. A “broker non-vote” occurs when a nominee holding shares for a beneficial owner has not received instructions from the beneficial owner and does not have discretionary authority to vote the shares. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares in accordance with the voting directions provided by your broker, bank or other nominee. If you do not provide your broker, bank or other nominee with instructions on how to vote your shares, it will not be permitted to vote your shares and will result in a broker non-vote.

     You should not send any certificates representing shares of our common stock with your proxy card. Upon completion of the merger, you will receive instructions regarding the procedure to exchange your stock certificates for the cash merger consideration.

Voting over the Internet or by Telephone

     You may also grant a proxy to vote your shares over the Internet or by telephone. Stockholders granting a proxy to vote over the Internet or by telephone should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies, which must be borne by the stockholder.

     For Shares Registered in Your Name. Stockholders of record who own shares directly in their own name may go to the website www.proxyvote.com to grant a proxy to vote their shares over the Internet. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. Any stockholder using a touch-tone telephone may also grant a proxy to vote shares by calling the telephone number on your voting instruction form or proxy card and following the recorded instructions.

      For Shares Registered in the Name of a Broker, Bank or Other Nominee. Beneficial owners whose stock is held in “street name” through a broker, bank or other nominee must provide the record holder of their shares with instructions on how to vote their shares. Please check the voting directions provided by your broker, bank or other nominee (rather than from our proxy card) to see if you may use the Internet or the telephone to provide instructions on how to vote your shares.

      General Information for All Shares Voted over the Internet or by Telephone. Votes submitted over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on March 6, 2007. Submitting your proxy over the Internet or by telephone will not affect your right to vote in person should you decide to attend the special meeting.

Adjournment

     Although it is not currently expected, if the proposal to approve the adjournment of the special meeting, if necessary or appropriate, to permit the further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger agreement, is approved, the special meeting may be adjourned for the purpose of soliciting additional proxies to approve the proposal to approve the merger agreement. Other than for the purposes of adjournment to solicit additional proxies, whether or not a quorum exists, holders of a majority of the outstanding voting power of our common stock entitled to vote on the merger agreement, present in person or represented by proxy at the special meeting and entitled to vote thereat may adjourn the special meeting. Any signed proxies received by us in which no voting instructions are provided on such matter will be voted in favor of an adjournment in these circumstances.

     Any adjournment may be made without notice (if the adjournment is not for more than thirty days), other than by an announcement made at the special meeting of the time, date and place of the adjourned meeting. Any adjournment of the special meeting for the purpose of soliciting additional proxies will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the special meeting as adjourned.

Revocation of Proxies

     Submitting a proxy on the enclosed form does not preclude a stockholder from voting in person at the special meeting. If you are a stockholder of record (i.e., your shares are registered in your name), you may revoke and change your vote on a proposal at any time before the conclusion of voting on such proposal. If you are a stockholder of record, you can do this in one of three ways:

  first, you can provide a written notice to our corporate secretary prior to 11:59 p.m. Eastern Time on March 6, 2007 stating that you would like to revoke your proxy;

  second, you can complete and submit a later dated proxy in writing, provided the new proxy is received by 11:59 p.m. Eastern Time on March 6, 2007. If you submitted the proxy you are seeking to revoke via the Internet or telephone, you may submit this later-dated new proxy using the same method of transmission (Internet or telephone) as the proxy being revoked, provided that the new proxy is received by 11:59 p.m. Eastern Time on March 6, 2007; or

  third, you can attend the special meeting and vote in person, which will automatically cancel any proxy previously given, or you may revoke your proxy in person; your attendance alone, however, will not revoke any proxy that you have previously given.

     Any written notice of revocation or subsequent proxy should be delivered to our corporate secretary at 730 Paseo Camarillo, Camarillo, California, 93010, Attention: Corporate Secretary, at or before the time and date specified above.

     If you have instructed a broker, bank or other nominee to vote your shares, you must follow the directions received from your broker, bank or other nominee to change those instructions.

Solicitation of Proxies

     We and our proxy solicitation firm, Morrow & Company, Inc., are soliciting proxies for the special meeting from our stockholders. We will bear the entire cost of soliciting proxies from our stockholders, which includes the payment of $7,500.00 to Morrow & Company for its services. We will also reimburse Morrow & Company for its expenses incurred in connection with its engagement as our proxy solicitor.

     In addition, we may reimburse brokerage firms and other firms representing beneficial owners of shares for their expenses in forwarding solicitation materials to the beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, either personally or by telephone, Internet, telegram, facsimile or special delivery letter.

     No person has been authorized to give any information or to make any representations other than those set forth in the proxy statement in connection with the solicitation of proxies made hereby, and, if given or made, such information must not be relied upon as having been authorized by us or any other person.

Other Business

     We do not expect that any matter other than the proposal to approve the merger agreement and, if required, the proposal to adjourn will be brought before the special meeting. If, however, other matters are properly presented at the special meeting, the persons named as proxies will vote in accordance with their best judgment with respect to those matters.

Dissenters’ Rights

     Under applicable Nevada law, ECHO stockholders are not entitled to any dissenters’ rights with respect to the merger.

Assistance

     If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact:

Electronic Clearing House, Inc.
Corporate Secretary and Investor Relations
730 Paseo Camarillo,
Camarillo, CA 93010
(800) 233-0406 ext. 8533
corp@ECHO-inc.com

OR

Morrow & Company, Inc.
470 West Avenue, 3rd Floor
Stamford, CT 06902
 (800) 607-0088
echo.info@morrow.com
Attn: Gerard J. Mucha or Fred Marquardt

PROPOSAL 1—APPROVAL OF THE MERGER AGREEMENT

THE MERGER

Introduction

     We are asking our stockholders to approve the merger agreement. If we complete the merger, we will become a wholly-owned subsidiary of Intuit, and our stockholders will have the right to receive $18.75 in cash, without interest and less any applicable withholding taxes, for each share of common stock that is outstanding immediately prior to the effective time of the merger.

The Companies

Electronic Clearing House, Inc.

     Electronic Clearing House, Inc. is an electronic payment processor that provides for the payment processing needs of merchants, banks and collection agencies. We derive the majority of our revenue from two main business segments: 1) bankcard and transaction processing services (“bankcard services”), whereby we provide solutions to merchants and banks to allow them to accept credit and debit card payments from consumers; and 2) check-related products (“check services”), whereby we provide various services to merchants and banks to allow them to accept and process check payments from consumers. The principal services we offer within these two segments include, debit and credit card processing, check guarantee, check verification, check conversion, check re-presentment and check collection. We operate our services under the following brands:

  MerchantAmerica, our retail provider of all credit card, debit card and check payment processing services to both the merchant and bank markets;

  National Check Network (“NCN”), our proprietary database of negative and positive check writer accounts (i.e., accounts that show delinquent history in the form of non-sufficient funds and other negative transactions), for check verification, check conversion capture services, and for membership to collection agencies;

  XPRESSCHEX, Inc. for check collection services; and

  ECHO, for wholesale credit card and check processing services.

     We were incorporated in Nevada in December 1981. Our principal executive office is located at 730 Paseo Camarillo, Camarillo, California 93010, and our telephone number is (800) 233-0406.

Intuit Inc.

     Founded in 1983, Intuit Inc. is a leading provider of business, financial management and tax solutions for small businesses, consumers and accountants. Intuit’s flagship products and services, including QuickBooks, TurboTax, Lacerte, ProSeries and Quicken, simplify small business management, tax preparation and filing, and personal finance. Intuit is publicly traded on the NASDAQ Global Select Market under the symbol “INTU.”

     Intuit was incorporated in California in March 1984. In March 1993, Intuit reincorporated in Delaware and completed its initial public offering. Intuit’s principal executive office is located at 2700 Coast Avenue, Mountain View, California, 94043, and its telephone number at that location is (650) 944-6000.

Elan Acquisition Corporation

     Merger Sub is a Nevada corporation and a wholly-owned subsidiary of Intuit. Merger Sub was organized solely for the purpose of entering into the merger agreement with Intuit and completing the merger and has not conducted any business operations other than those incident to its formation. If the merger is completed, Merger Sub will cease to exist following its merger with and into ECHO.

     Merger Sub’s principal office is located at Intuit's principal executive office at c/o Intuit Inc., 2700 Coast Avenue, Mountain View, CA 94043 and its telephone number is (650) 944-6000.

Background of the Merger

     We continually assess strategic opportunities and potential business transactions as a part of our ongoing evaluation of our business, technologies and industries.

     We were first contacted by Intuit in July 2005 when a representative of Intuit called Kris Winckler, our Senior Vice President of Strategy and Marketing. Intuit initially contacted us to discuss potentially establishing a commercial business relationship where we would provide check processing related products and/or services to Intuit. In connection with these conversations, on July 20, 2005, we and Intuit executed a mutual nondisclosure agreement. On July 25, 2005, Mr. Winckler met with representatives of Intuit to discuss the potential commercial relationship. On January 10, 2006, a representative of Intuit telephoned Mr. Winckler to follow up on those discussions.

     Over the following months, there were discussions between our representatives and representatives of Intuit to discuss the status of Intuit’s interest in a potential commercial transaction with us.

     On April 14, 2006, Joe Kaplan, a Vice President of Intuit and Division President of Intuit’s Innovative Merchant Solutions business, and Randy Tinsley, Intuit’s Vice President of Corporate Development, met with Charles J. Harris, our President and Chief Operating Officer, at the offices of Intuit’s Innovative Merchant Solutions business in Calabasas, California to explore potential business opportunities between the two companies, including a possible business combination. During this meeting, Intuit indicated that it may be interested in a broader relationship with us. Both parties agreed to consider such strategic opportunities, although at this time our objectives remained focused on developing a commercial relationship with Intuit and our Board of Directors and management continued to operate ECHO pursuant to our long-term strategy to grow our business.

     On May 10, 2006, representatives of Intuit met with Mr. Harris and Mr. Winckler at an industry conference in San Diego, California and discussed our current and future products and how we could help to expand Intuit’s current product offerings.

     On May 17, 2006, the parties entered into a new mutual nondisclosure agreement to facilitate the expanded scope of the discussions between the parties. After the execution of the new nondisclosure agreement, a follow up meeting was held that day at our offices in Camarillo, California, to review our capabilities and Intuit’s corporate objectives and to continue the parties’ discussions regarding potential business opportunities, including a possible business combination. Present at this meeting were Mr. Kaplan, Mr. Tinsley and other representatives of Intuit and Mr. Harris, Alice L. Cheung, our Chief Financial Officer and Treasurer, William Wied, our Chief Information Officer, Steve Hoofring, Sharat Shankar, Patricia A. Williams and Mr. Winckler, each Senior Vice Presidents of ECHO.

     On June 5, 2006, Mr. Tinsley called Mr. Harris to propose a potential business combination transaction and to discuss the terms upon which Intuit was prepared to enter into discussions regarding such a transaction. On June 6, 2006, we received from Intuit a draft of a proposed exclusivity agreement, requesting that we would negotiate exclusively with Intuit, and a draft of a non-binding term sheet outlining terms for a possible business combination as described on the June 5, 2006 telephone call between Mr. Harris and Mr. Tinsley. Between June 7, 2006 and June 12, 2006, all of our directors were notified that Intuit was interested in entering into discussions regarding a potential business combination.

     Between June 7, 2006 and June 13, 2006, Messrs. Tinsley and Harris had several telephonic discussions concerning Intuit’s proposed exclusivity agreement and non-binding term sheet.

     On June 14, 2006, Mr. Tinsley, on behalf of Intuit, sent Mr. Harris a written non-binding proposal to acquire 100% of our fully diluted equity on the terms that were previously discussed between Mr. Tinsley and Mr. Harris. In addition, Intuit stated that a condition to its proposal was that we agree to negotiate exclusively with Intuit. Mr. Harris notified the members of our Board of Directors of the proposal. Thereafter, our Board of Directors began to evaluate it with our outside counsel and also to consider the possibility of retaining a financial advisor.

     Our Board of Directors held a special telephonic meeting on June 21, 2006, for the purpose of discussing Intuit’s proposal and retaining a financial advisor. Our legal counsel discussed the Board of Directors' fiduciary duties and our Board of Directors determined that further financial analysis would be necessary before they could respond to Intuit’s proposal. After consideration of multiple candidates, our Board of Directors approved a resolution to engage Wedbush Morgan as our exclusive financial advisor in connection with any potential business combination transaction with Intuit. Following the adoption of this resolution, our Board of Directors directed Wedbush Morgan to analyze Intuit’s proposal and advise our management and our Board of Directors on the matter. Wedbush Morgan was formally retained by us pursuant to a letter agreement dated June 30, 2006.

     Our Board of Directors held another special telephonic meeting on June 26, 2006 for the sole purpose of discussing Intuit’s proposal. At this meeting, Wedbush Morgan presented an analysis and evaluation of Intuit’s proposal, as well as various alternatives available to us. At that time, our Board of Directors authorized Wedbush Morgan to initiate discussions with Intuit concerning the consideration and other terms of a proposed transaction, with the principal goal of obtaining the highest per share price for shareholders and providing us the ability to respond to unsolicited alternative acquisition proposals. Our Board of Directors also directed management and Wedbush Morgan to condition our willingness to provide confidential information to Intuit on Intuit entering into a standstill agreement pursuant to which Intuit would agree not to acquire or publicly offer to acquire our securities without the consent of our Board of Directors.

     On June 30, 2006, Wedbush Morgan provided Intuit with a revised nondisclosure agreement including standstill provisions as requested by our Board of Directors. Later that day, representatives of our outside counsel had discussions with members of Intuit’s legal department regarding the content of the nondisclosure agreement.

     On July 7, 2006, Mr. Tinsley had several telephone calls with representatives of Wedbush Morgan regarding the purchase price. Intuit also advised us that it was not prepared to enter into a new nondisclosure agreement and provided us with a proposed amendment to the May 17, 2006 nondisclosure agreement containing revised standstill provisions. On this day, Intuit also provided us with a revised non-binding term sheet which indicated Intuit’s willingness to increase its proposed purchase price.

     During the period between July 7, 2006 and July 21, 2006, Mr. Harris and Wedbush Morgan continued to engage in discussions with Mr. Tinsley regarding purchase price and other terms set forth in Intuit’s proposal. In connection with those discussions, Intuit made certain information requests of us. Our management and legal counsel also participated in several informal telephone calls with members of our Board of Directors during this period, updating our Board of Directors on developments in our discussions with Intuit and answering questions posed regarding various legal requirements.

     Between July 7, 2006 and July 10, 2006, Wedbush Morgan and Mr. Tinsley corresponded regarding the terms of the standstill provisions to be included in the amendment to the nondisclosure agreement. On July 10, 2006, Mr. Tinsley proposed that the parties focus on the purchase price instead of the amendment to the nondisclosure agreement and standstill provisions.

     On July 11, 2006 Wedbush Morgan participated in a telephonic meeting with Mr. Tinsley to address Intuit’s questions relating to purchase price and valuation.

     On July 21, 2006, Mr. Tinsley provided Wedbush Morgan with a revised exclusivity agreement, requesting that we would not discuss, negotiate or enter into another agreement with a third party relating to the acquisition of us (with specified exceptions to permit our Board of Directors to exercise its fiduciary duties), and non-binding term sheet reflecting an increased proposed purchase price.

     Wedbush Morgan presented Intuit’s revised proposal to our Board of Directors informally at a dinner held on July 23, 2006 and formally at a meeting of our Board of Directors held on July 24, 2006. At this meeting, our Board of Directors considered and discussed various factors regarding the transaction, including, among others, the proposed purchase price relative to our then-current market price, the comparability of other market valuations, that the transaction consisted of all cash consideration, that there were no proposed material contingencies (apart from shareholder approval), and that the proposed purchase price reflected anticipated synergies between the companies, including Intuit’s anticipated ability to leverage our products, services and technology through its more recognizable brand and its extensive distribution network. Our Board of Directors also discussed negative aspects of the potential transaction, including those described in “The Merger—Recommendation of Our Board of Directors; Our Reasons for the Merger.” Following a substantial discussion, our Board of Directors directed Wedbush Morgan to continue its negotiations with Intuit to see if any higher purchase price could be achieved.

     Between the July 24, 2006 Board of Directors' meeting and July 28, 2006, Wedbush Morgan continued its discussions with Mr. Tinsley regarding purchase price and other transaction terms, and we continued an ongoing internal analysis of the proposed transaction. On July 25, 2006, we sent Intuit a revised exclusivity agreement and non-binding term sheet reflecting an increased proposed purchase price. On July 27, 2006, Intuit provided our legal counsel with a revised exclusivity agreement and non-binding term sheet reflecting the purchase price that we proposed to Intuit in our July 25, 2006 non-binding term sheet. Wedbush Morgan provided Intuit with comments to the other deal terms reflected in Intuit’s revised proposal later that day. On July 28, 2006, Intuit’s outside legal counsel had discussions with our outside legal counsel regarding the terms of the exclusivity agreement and non-binding term sheet. Later that day, Intuit provided us with a revised non-binding term sheet responding to our comments and the parties entered into an exclusivity agreement providing that until September 12, 2006, we would not discuss, negotiate, or enter into another agreement with a third party relating to the acquisition of us with specified exceptions to permit our Board of Directors to exercise its fiduciary duties.

     After the execution of the exclusivity agreement, we had discussions with representatives of Intuit regarding coordinating its due diligence review of our company. On August 4, 2006, Intuit and its representatives received access to an electronic data room containing due diligence information relating to our company.

     On August 7, 2006, Mr. Harris, Mr. Kaplan and Alex Lintner, Intuit's Senior Vice President, Strategy and Corporate Development, met in Los Angeles, California to discuss the payments industry and strategic aspects of the potential transaction.

     On or about August 8, 2006, Mr. Harris and Michael McNeal, Intuit’s Vice President of Talent Acquisitions, met in Calabasas, California to review, identify and discuss a retention strategy for our key employees. During the period from this meeting until signing, Mr. McNeal had conversations with Mr. Harris and other members of our management to discuss employee retention, employment packages and related matters.

     Beginning on August 9, 2006, Intuit and its legal counsel, accounting advisors and other outside consultants began an extensive due diligence investigation of our company, including a review of our corporate and financial records and meetings and telephone calls with our management, independent auditors and technology personnel. Intuit also sent several follow-up informational requests. This due diligence investigation included meetings on August 10 and 11, 2006, at a hotel near our offices in Camarillo, California, at which Mr. Kaplan and several other representatives of Intuit and Intuit’s outside advisors, our management team and several other ECHO employees, and representatives of Wedbush Morgan, were present. Intuit’s due diligence investigation, including various telephone calls between the parties, continued in parallel with the negotiation of the definitive transaction documents until execution of the merger agreement.

     On August 10, 2006, Intuit’s legal counsel provided us with a draft definitive merger agreement.

     On August 17, 2006, our legal counsel provided Intuit with comments on Intuit’s proposed draft definitive merger agreement. Following receipt of these comments, the parties and their legal counsel exchanged several drafts and negotiated the terms of the definitive merger agreement, including provisions relating to our Board of Directors’ ability to respond to and/or negotiate alternative acquisition proposals and any potential termination fees.

     During this period management also kept our Board of Directors updated via regular communications and informal telephonic conferences, which included discussions of the principal terms of the merger agreement and our Board of Directors' fiduciary duties.

     On August 24, 2006, Mr. Harris and Mr. Kaplan had a dinner meeting in Calabasas, California at which they discussed employee-related matters and other issues related to the transaction.

     On August 25, 2006, Intuit’s legal counsel provided our legal counsel with a draft voting agreement, pursuant to which members of our management and Board of Directors would agree to vote their shares of common stock in favor of the merger.

     On September 5, 2006, Steve Bennett, Intuit’s President and Chief Executive Officer, met with Mr. Harris at a restaurant near our offices in Camarillo, California to discuss general business objectives and share market observations.

     Also on September 5, 2006, Intuit’s legal counsel provided our legal counsel with a draft form of non-competition agreement, pursuant to which certain members of our management would agree not to compete with Intuit following the closing of the merger. Negotiation of the non-competition agreement and the voting agreement continued between us and Intuit and their respective legal advisors in parallel with the negotiation of the merger agreement.

     On September 6, 2006, Intuit provided Mr. Harris with employment offer letters to be distributed to our executives, which the parties negotiated in parallel with the merger agreement and other transaction documents.

     On September 8, 2006, Messrs. Harris, Barry and Kaplan met in Las Vegas with a select ECHO merchant (subject to a nondisclosure agreement) to conduct customer due diligence.

     On September 11, 2006, the parties entered into an amendment to the July 28 exclusivity agreement extending the exclusivity period to September 19, 2006.

     On September 14, 2006, our legal counsel provided Intuit’s legal counsel a list of the remaining open issues on the definitive merger agreement and the parties and their counsel engaged in telephone calls to negotiate these open issues.

     Later on September 14, 2006, Messrs. Kaplan and Tinsley contacted Mr. Harris and representatives of Wedbush Morgan and advised them that Intuit had determined to lower its proposed purchase price in light of certain issues identified in its due diligence investigation. At this time, we instructed our outside counsel to cease negotiating the terms of the merger agreement.

     On September 15, 2006, Mr. Tinsley communicated, through discussions with Wedbush Morgan, Intuit’s proposed revised purchase price.

     In light of the proposed revised purchase price, our Board of Directors held a special telephonic meeting on September 15, 2006. At this meeting, our Board of Directors engaged in an extensive discussion of the due diligence findings identified by Intuit and the various matters reviewed, key business issues involved in the transaction, and the terms of the draft merger agreement. After analyzing the issues raised, our Board of Directors instructed Wedbush Morgan to negotiate an increase to Intuit’s proposed revised purchase price.

     Between September 15, 2006 and 18, 2006, Wedbush Morgan and our management had discussions with representatives of Intuit relating to purchase price, but Intuit indicated that it would not increase its proposed purchase price beyond what it had proposed on September 15, 2006.

     On September 19, 2006, the exclusivity agreement expired and was not renewed.

     After further deliberation among the individual members of our Board of Directors with representatives of our management and legal counsel and Wedbush Morgan, all of which occurred between September 20, 2006 and September 22, 2006, each of the members of our Board of Directors indicated that they supported moving forward with negotiations at the reduced purchase price proposed by Intuit. Our Board of Directors' analysis in this regard considered all of the costs and benefits arising from the proposed transaction, an analysis of the due diligence matters identified by Intuit, a consideration of the fact that the reduced purchase price was still a significant premium to the then current market price and the market price prior to entering into negotiations with Intuit, and discussions with Wedbush Morgan concerning the fairness of the transaction, from a financial point of view, to the public holders of our common stock. Following our Board of Directors' decision to move forward, the parties resumed their due diligence activities and the negotiation of the definitive merger agreement and related agreements.

     On September 30, 2006, the Unlawful Internet Gambling Enforcement Act of 2006 (the “Internet Gaming Bill”) was passed by Congress. The Internet Gaming Bill prohibits gambling businesses from accepting any payment instrument, including credit cards, ACH and other check transactions, for Internet gambling. The Internet Gaming Bill directs the United States Federal Reserve, the Department of the Treasury and the Department of Justice to develop regulations, within 270 days of the Internet Gaming Bill becoming law, which would direct financial transaction providers, including payment processors, to identify and block certain types of financial transactions connected with Internet gambling.

     Thereafter, we undertook to determine the impact of the Internet Gaming Bill on our business and engaged special counsel to assist in determining its application and effect. We determined that the Internet Gaming Bill would have a significant negative impact on our Internet wallet (“eWallet”) business and our future outlook. On October 4, 2006, our Board of Directors had a meeting to discuss the Internet Gaming Bill and its impact on our business. Following this meeting, at the direction of our Board of Directors, we provided Intuit with information on the potential impact of the Internet Gaming Bill on our business. The information we provided to Intuit was consistent with the information we provided to the public in our subsequently filed Annual Report on Form 10-K and the information provided to Wedbush Morgan in connection with its analysis as described in “Opinion of ECHO’s Financial Advisor.”

     Between October 4, 2006 and October 11, 2006, Messrs. Kaplan and Tinsley had several telephonic discussions with Mr. Harris and representatives of Wedbush Morgan concerning the potential impact of the Internet Gaming Bill on our business and certain other due diligence matters. On or around this time, the parties stopped negotiating the terms of the merger agreement and other transaction documents. On October 11, 2006, Mr. Tinsley and Mr. Kaplan advised us that, in light of the anticipated impact of the Internet Gaming Bill on our business, Intuit was further reducing its proposed purchase price.

     On October 11, 2006, after market close, we issued a press release announcing that a portion of our business and future results of operations would be impacted by the Internet Gaming Bill. The press release also indicated that eWallet services accounted for less than 10% of our total revenues in 2006 and that the Internet Gaming Bill would have a significant negative effect on our business and results of operations in fiscal 2007.

     On October 12, 2006, Wedbush Morgan, at the direction of our Board of Directors and after consultation with our management, told Mr. Tinsley that while we were prepared to engage in discussions regarding a reduced purchase price to reflect the impact of the Internet Gaming Bill on our business, the proposed reduction by Intuit was too large and would not be acceptable to our Board of Directors.

     On October 13, 2006, Mr. Tinsley and another representative of Intuit had further discussions with representatives of Wedbush Morgan regarding revisions to the proposed purchase price to reflect the impact of the Internet Gaming Bill on our business.

     On October 16, 2006, Intuit provided our Board of Directors with a letter indicating that Intuit’s “best and final” proposal to acquire us was at a price per share of $18.75 in cash. The revised proposal reflected a smaller reduction in the proposed purchase price than the reduction proposed by Intuit on October 11, 2006. Intuit’s revised proposal had an expiration date of October 18, 2006, which Intuit subsequently extended to October 20, 2006 at our request.

     On October 20, 2006, representatives of Wedbush Morgan, acting at the direction of our Board of Directors, informed Mr. Tinsley that we needed additional time to fully analyze and assess the impact of the Internet Gaming Bill on our business and that our Board of Directors would consider Intuit’s revised proposal only after management’s analysis was complete. Wedbush Morgan requested that Intuit extend the expiration of its revised proposal by several weeks to allow us to complete this analysis. Mr. Tinsley responded that Intuit was not prepared to allow its proposal to remain open for an extended period and that Intuit intended to explore other strategic opportunities. Mr. Tinsley indicated that if our Board of Directors was ready to re-engage in discussions following the expiration of Intuit’s proposal, Intuit would reevaluate its interest in acquiring us at that time.

     On October 27, 2006, our Board of Directors participated in a telephonic conference call to discuss the results of management’s analysis of the Internet Gaming Bill and whether we should continue discussions with Intuit. As a result of such discussions and at the direction of our Board of Directors, Wedbush Morgan contacted Mr. Tinsley later that day to inform Intuit that we had completed our analysis and our Board of Directors was now prepared to consider a proposal on the terms proposed by Intuit on October 16, 2006, if that proposal remained open.

     On November 7, 2006, Mr. Tinsley notified Wedbush Morgan that Intuit remained interested in proceeding with an acquisition of us on the terms proposed by Intuit on October 16, 2006, including a purchase price of $18.75 per share, subject to additional due diligence on specified issues previously identified by Intuit. Our Board of Directors was then notified of Intuit’s continued interest, and a Board of Directors meeting was scheduled for November 13, 2006 in order to consider Intuit’s proposal.

      Beginning on November 9, 2006, the parties and their advisors re-engaged in due diligence and the negotiation of the definitive merger agreement and other transaction documents.

     On November 12, 2006, our Board of Directors met over dinner during which they informally discussed Intuit’s latest proposal of $18.75 per share.

     On November 13, 2006, our Board of Directors met to consider Intuit’s latest proposal. Wedbush Morgan presented to our Board of Directors a preliminary overview of its financial analysis of Intuit’s latest proposal, including the valuation considerations made, its market trading analysis, public comparable company analysis, premium public comparable company analysis and merger and acquisition transaction analysis, as well as the assumptions made, matters considered and qualifications and limitations of its review. The valuation analysis and methodologies were discussed, including a discounted cash flow analysis. Wedbush Morgan informed our Board of Directors that based on its financial analysis, it was then able to render to our Board of Directors an opinion that the $18.75 per share purchase price was fair, from a financial point of view, to the public holders of our common stock. Our Board of Directors then continued a discussion of the valuation and other transaction related matters, including open issues relating to the provisions of the merger agreement which govern our ability to consider alternative acquisition proposals and the circumstances under which we would be obligated to pay Intuit a break-up fee, the timing of the transaction, the intention of Intuit to retain almost all of our employees and senior management, the significant synergies between the companies and the extensive diligence done by Intuit before making its most recent proposal. Following this extensive discussion, our Board of Directors authorized management to continue discussions with Intuit at a purchase price of $18.75 per share and to negotiate the remaining terms of the transaction with Intuit.

     On November 14, 2006, our legal counsel called Intuit’s legal counsel to discuss the remaining open issues related to the merger agreement. Also on November 14, 2006, our representatives and representatives of Intuit and Intuit’s legal counsel had a conference call to discuss the status of the remaining open issues in Intuit’s ongoing due diligence investigation.

     Between November 14 and December 14, we and Intuit and our respective representatives and legal counsel continued negotiating the definitive merger agreement and other transaction documents. During that time, Intuit continued its due diligence review and we worked to resolve the diligence issues identified by Intuit.

     After resolution of outstanding due diligence issues and issues relating to the definitive agreements, drafts of the definitive transaction documents were prepared and delivered to all of our directors on December 13, 2006.

      On December 14, 2006, our Board of Directors held a special telephonic meeting. Representatives of our legal counsel and Wedbush Morgan also attended the meeting. At the meeting, management and our legal counsel updated our Board of Directors on the status of negotiations with Intuit, the terms of the definitive agreements and the resolution of issues discussed at the prior Board of Directors meeting, including the provisions of the merger agreement relating to our ability to consider alternative acquisition proposals and the circumstances under which we would be obligated to pay a break-up fee to Intuit. Our Board of Directors then asked questions of management and our legal counsel and discussed the terms of the transaction agreements that had been negotiated with Intuit. Following that discussion, Wedbush Morgan presented to our Board of Directors its financial analysis of the per share purchase price of $18.75, including the valuation considerations made, their market trading analysis, public comparable company analysis, premium public comparable company analysis and merger and acquisition transaction analysis, as well as the assumptions made, matters considered and qualifications and limitations of its review, see “Opinion of ECHO’s Financial Advisor.” The valuation analysis and methodologies were discussed, including a discounted cash flow analysis. Following questions by our Board of Directors to Wedbush Morgan relating to its analysis, Wedbush Morgan presented its oral opinion to our Board of Directors, which was subsequently confirmed in a written opinion dated December 14, 2006, that the $18.75 per share to be paid by Intuit in the merger was fair, from a financial point of view, to the public holders of our common stock. The full text of Wedbush Morgan’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with the opinion, is attached as Annex C hereto. Following the delivery of the Wedbush Morgan opinion, additional discussion ensued, including a discussion of the communications plan for announcement of the transaction, and our Board of Directors adopted resolutions, among other things, approving the merger agreement and the transactions contemplated by the merger agreement and recommending that the our shareholders adopt the merger agreement at a special meeting.

     Following the resolution of all outstanding issues relating to the definitive agreements, after the close of the market on December 14, 2006, the parties executed the merger agreement and related documents and issued a joint press release announcing the execution of the merger agreement.

Recommendation of Our Board of Directors; Our Reasons for the Merger

Recommendation of Our Board of Directors

     Our Board of Directors, by the unanimous vote of all directors:

  declared the merger to be advisable and fair to, and in the best interests of, us and our stockholders; and

  approved the merger agreement, the merger and the other transactions contemplated by the merger agreement on the terms and conditions set forth in the merger agreement.

     Accordingly, our Board of Directors unanimously recommends that you vote “FOR” the approval of the merger agreement.

Reasons for the Merger

     In reaching its unanimous determination to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement and to unanimously recommend that you vote in favor of the proposal to approve the merger agreement, our Board of Directors consulted with our management, as well as our legal and financial advisors and considered a number of factors, including but not limited to the following factors:

     Factors Relating to the Transaction Generally:

  ECHO’s business, financial performance and condition, technology, operations, business strategy and future prospects, including the risks that may adversely impact its prospects, all of which led the Board of Directors to conclude that the merger presented an opportunity for ECHO stockholders to realize greater value than the value likely to be realized by stockholders in the event ECHO remained independent;

  an analysis of the nature of ECHO’s competitive position within the industry in which it competes, and current industry, economic and global market conditions and trends, both on a historical and on a prospective basis, and our Board of Directors’ determination that such conditions and trends would present significant obstacles to increasing the value of ECHO to a level equal to or greater than the value of the consideration to be received by its stockholders in the merger;

  the risks and uncertainties of pursuing other strategic options available to us, including remaining independent and continuing to implement our business plan or pursuing other strategic alternatives, such as pursuing a strategy of growth through acquisitions and/or pursuing corporate alliances, the value to stockholders of such alternatives, the costs, timing and likelihood of actually achieving additional value from these alternatives, and our Board of Directors’ assessment that none of these alternatives was reasonably likely to result in value for stockholders greater than the consideration to be received in the merger;

  the general risks associated with ECHO remaining an independent company, including increased competition and the significant and increasing cost of complying with ECHO’s obligations as a publicly traded company; and

  the adverse affect the Unlawful Internet Gambling Enforcement Act of 2006 would have on ECHO’s Internet wallet business and ECHO’s future outlook, including potential downward pressure on the public market price of ECHO’s common stock.

     Factors Relating to the Specific Terms of the Merger Agreement with Intuit:

  the merger consideration of $18.75 per share of our common stock represents a substantial premium to historical trading prices of our common stock. The per share common stock merger consideration represents a 26.17% premium over the closing price of our common stock on December 13, 2006, the last trading day prior to the approval of the transaction by our Board of Directors. Further the per share common stock merger consideration represents a 44% premium over our volume weighted average common stock price for the 30 day period ending December 12, 2006.

  the belief by our Board of Directors that ECHO had obtained the highest price per share that Intuit was willing to pay, taking into account the terms resulting from extensive negotiations between the parties;

  the conclusion by our Board of Directors that the merger consideration was likely the highest price reasonably attainable for ECHO stockholders in a merger or other acquisition transaction involving any third party;

  the presentation by Wedbush Morgan on December 14, 2006 and its opinion that, as of December 14, 2006, and based upon the assumptions made, matters considered, and qualifications and limitations of the review set forth in its opinion, the consideration to be offered to the public holders of our common stock in the merger was fair, from a financial point of view, to such stockholders (see “Opinion of ECHO’s Financial Advisor”);

  the fact that the merger consideration consists solely of cash, which provides certainty of value to our stockholders compared to a transaction in which stockholders would receive stock;

  the fact that Intuit has expressed its intent to hire most of our employees, subject to Intuit’s standard hiring policies;

  the terms of the merger agreement, as reviewed by our Board of Directors with our legal advisors, including (see “The Merger Agreement”):

    the ability of our Board of Directors, under certain circumstances, to furnish information to and conduct negotiations with a third party and, upon the payment to Intuit of a termination fee of $4,271,000, to terminate the merger agreement to accept a superior proposal;

    our Board of Directors’ belief that the $4,271,000 termination fee payable to Intuit was reasonable in the context of termination fees that were payable in other comparable transactions and would not be likely to preclude another party from making a superior proposal;

    the likelihood that the merger will be consummated in light of the conditions to Intuit’s obligation to complete the merger, Intuit’s financial capability and the absence of any financing condition to Intuit’s obligation to complete the merger; and

    the negotiated exclusions to the definition of a “material adverse effect” in the merger agreement;

  the fact that the completion of the merger is subject to the approval of the merger agreement by our stockholders and if a superior proposal for an alternative transaction were to be made prior to the approval of the merger agreement by our stockholders at the special meeting, our stockholders (other than ECHO executive officers and directors who are entitled to vote approximately 8.94% of the outstanding voting power of our common stock as of the record date for the special meeting) would be free to reject the transaction with Intuit by voting against the approval of the merger agreement;

  the view of our Board of Directors, after receiving advice of management and after consultation with our legal counsel, concluded that regulatory approvals necessary to complete the merger are likely to be obtained; and

  the relatively short time period that is likely necessary to close the transaction.

     Potential Negative Factors Relating to the Transaction:

     During the course of its deliberations, our Board of Directors also considered a variety of potential drawbacks or risks relating to the merger, including the following risks and other countervailing factors:

  we will no longer exist as an independent company and our stockholders will no longer participate in our growth as an independent company and also will not participate in any synergies resulting from the merger;

  the merger agreement precludes us from actively soliciting alternative proposals;

  we are obligated to pay Intuit a termination fee of $4,271,000 if we terminate or if Intuit terminates the merger agreement under certain circumstances;

  there can be no assurance that all conditions to the parties’ obligations to complete the merger will be satisfied, and as a result, it is possible that the merger may not be completed even if the merger agreement is approved by our stockholders;

  if the merger does not close, we may incur significant risks and costs, including the possibility of disruption to our operations, diversion of management and employee attention, employee attrition and a potentially negative effect on business and customer relationships;

  certain of our directors and officers may have conflicts of interest in connection with the merger, as they may receive certain benefits that are different from, and in addition to, those of our other stockholders (see “The Merger - Interests of Our Directors and Executive Officers in the Merger”); and

  the gain from an all-cash transaction would be taxable to our tax-paying stockholders for United States federal income tax purposes.

     After taking into account all of the factors set forth above, as well as others, and consulting with its legal and financial advisors, our Board of Directors unanimously agreed that the benefits of the merger outweigh the risks and that the transactions contemplated by the merger agreement, including the merger, are advisable, fair to and in the best interests of us and our stockholders. Our Board of Directors has unanimously approved the merger agreement, the merger and the other transactions contemplated by the merger agreement and unanimously recommends that our stockholders vote to approve the merger agreement at the special meeting.

     The foregoing discussion is not intended to be exhaustive, but we believe it addresses the principal information and factors considered by our Board of Directors in its consideration of the merger. In view of the number and variety of factors and the amount of information considered, our Board of Directors did not find it practicable to, and did not make specific assessments of, quantify or otherwise assign relative weights to, the specific factors considered in reaching its determination. In addition, our Board of Directors did not undertake to make any specific determination as to whether any particular factor, or any aspect of any particular factor, was favorable or unfavorable to its ultimate determination. Rather, our Board of Directors made its recommendation based on the totality of information presented to and the investigation conducted by it. In considering the factors discussed above individual members of our Board of Directors may have given different weights to different factors.

Opinion of ECHO’s Financial Advisor

Scope of the Assignment

     Our Board of Directors engaged Wedbush Morgan to serve as the exclusive financial advisor to us in connection with the potential sale of ECHO to Intuit and to render an opinion as to whether the consideration to be paid in the merger was fair, from a financial point of view, to the public holders of our common stock. Wedbush Morgan rendered its oral and written opinion to our Board of Directors that, as of December 14, 2006, and based upon the assumptions made, matters considered, and qualifications and limitations of the review set forth in its written opinion, the merger consideration of $18.75 per share to be received by our public stockholders pursuant to the merger agreement was fair from a financial point of view to such stockholders.

     The full text of Wedbush Morgan’s written opinion, which sets forth the procedures followed, assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with the opinion, is attached as Annex C and is incorporated by reference. Wedbush Morgan’s opinion was intended for the use and benefit of our Board of Directors in connection with their evaluation of the merger. Wedbush Morgan’s opinion does not address our underlying business decision to enter into the merger agreement or complete the merger or the relative merits of the merger compared to any alternative business strategies that may exist for us and does not constitute a recommendation to the Board of Directors or any stockholder as to how that person should vote on the merger or any related matter. The following summary of Wedbush Morgan’s opinion is qualified in its entirety by reference to the full text of the opinion, and our stockholders are urged to read the opinion in its entirety.

     For purposes of its opinion and in connection with its review of the merger, Wedbush Morgan has, among other things:

  reviewed a draft of the merger agreement dated December 13, 2006, which Wedbush Morgan assumed would be similar in all material respects to the final form of the merger agreement;

  reviewed certain publicly available business and financial information relating to us that Wedbush Morgan deemed to be relevant;

  reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data furnished to Wedbush Morgan by us;

  reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, our common stock;

  reviewed certain publicly available information with respect to other companies Wedbush Morgan believed to be comparable in certain respects to us;

  considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the electronic payment processing industry which Wedbush Morgan deemed to be comparable, in whole or in part, to the merger; and

  made inquiries regarding and discussed the merger agreement and other matters related thereto with our counsel.

     In addition to the foregoing, Wedbush Morgan discussed with our management our views on financial and other information described in the bullet points above and conducted such other analyses and examinations and considered such other financial, economic and market criteria as Wedbush Morgan deemed appropriate to arrive at its opinion.

     In arriving at its opinion, Wedbush Morgan assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by it or publicly available, and did not assume any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by it, Wedbush Morgan was advised by our management that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of our management as to our expected future financial performance. Wedbush Morgan further relied on the assurances of our management that we are unaware of any facts that would make the information or projections provided to Wedbush Morgan incomplete or misleading. Wedbush Morgan did not make and was not provided with any independent evaluations or appraisals of any of our assets, properties, liabilities or securities, nor did Wedbush Morgan make any physical inspection of our properties or assets. Wedbush Morgan does not have any opinion on any financial forecast or the assumptions upon which they were based, by our management, nor does it have any opinion as to the price of our common stock in the future. Wedbush Morgan assumed that the final form of the merger agreement would be similar in all material respects to the draft reviewed by it.

     The opinion is based on economic, market and other conditions as in effect on, and the information made available to Wedbush Morgan as of, the date of the opinion. Wedbush Morgan has also relied on the accuracy and completeness of our representations and warranties in the merger agreement. Events occurring after the date of the opinion could materially affect the assumptions used in preparing the opinion. Wedbush Morgan has not undertaken to reaffirm or revise the opinion or otherwise comment upon any events occurring after the date of the opinion.

     Wedbush Morgan is an investment banking firm and a member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes. Wedbush Morgan was selected by our Board of Directors based on Wedbush Morgan’s experience, expertise, reputation and familiarity with us.

     Wedbush Morgan has acted as financial advisor to us and has received a customary fee from us for its services, the payment of which is not contingent upon the conclusions reached in its opinion, and will also receive an additional fee if the proposed merger is consummated. In the ordinary course of its business, Wedbush Morgan and its affiliates may actively trade our common stock and the common stock of Intuit for its own account and for the accounts of its customers and, accordingly, it may at any time hold a long or short position in our common stock and the common stock of Intuit.

     In October 2006, the Unlawful Internet Gambling Enforcement Act of 2006 (the “Internet Gaming Bill”) which prohibits acceptance of any payment instrument including credit cards for Internet gambling, was passed and signed into law. This new legislation prohibits gambling businesses from accepting any financial instrument in connection with inappropriate Internet gambling. Since many online gambling sites utilized Internet wallets as a form of payment, we had estimated that revenue affected by the Internet Gaming Bill accounted for approximately $7 million of our fiscal 2006 revenues, which represented approximately 9% of our fiscal 2006 total revenues. Wedbush Morgan noted that based on earnings per share (“EPS”) estimates reported by independent research analyst reports, referred to as “Street Estimates” and the forecast provided to Wedbush Morgan by us, the Street Estimates may have underestimated the impact of the Internet Gaming Bill on our EPS and therefore, we may not meet market expectations and this could have an adverse effect on our common stock price in the future.

Summary of Analyses

     The following is a summary of the financial analyses performed by Wedbush Morgan in connection with reaching its opinion:

  Market Trading Analysis

  Public Comparable Company Analysis

  Premium Public Comparable Company Analysis

  Merger and Acquisition Transaction Analysis

  Discounted Cash Flow Analysis

     While the following summaries describe some analyses and examinations that Wedbush Morgan deems material to the opinion, they are not a comprehensive description of all analyses and examinations actually conducted by Wedbush Morgan. The preparation of an opinion necessarily is not susceptible to partial analysis or summary description. Wedbush Morgan believes that such analyses and the following summaries must be considered as a whole and that selecting portions of such analyses and of the factors considered, without considering all such analyses and factors, would create an incomplete view of the process underlying the analyses.

     In performing its analyses, Wedbush Morgan made numerous assumptions with respect to industry performance and general business and economic conditions such as industry growth, inflation, interest rates and many other matters, many of which are beyond our control and the control of Wedbush Morgan. Any estimates contained in Wedbush Morgan’s analyses are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses.

     The financial analyses summarized below include information presented in tabular format. In order to understand Wedbush Morgan’s analyses, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the analyses. Considering the data described below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of Wedbush Morgan’s analyses.

Market Trading Analysis

     Wedbush Morgan reviewed the average daily closing price and average daily trading volume of our common stock for each of the quarters of our fiscal years 2004 to 2007. The average daily closing price of our common stock increased 68.8% from $7.76 for the quarter ended December 31, 2003 to $13.10 for the first quarter in fiscal 2007 (through December 13, 2006). The average daily closing price for this period ranged from a low of $7.76 to a high of $15.35, compared to the value of the merger consideration of $18.75 per share. The high and low prices over this period were $18.19 and $6.15, respectively. The average daily trading volume of our common stock for the three-year period from October 1, 2003 to December 13, 2006 was 22,739 shares, which indicated a low number of actively traded shares.

Public Comparable Company Analysis

     Using publicly available information, Wedbush Morgan compared selected financial data of us with similar data of selected publicly-traded electronic payment processors considered by Wedbush Morgan to be comparable to us. In this regard, Wedbush Morgan noted that although such companies were considered similar, none of the companies has the same management, makeup, size or combination of business we have. Wedbush Morgan reviewed and analyzed the following publicly-traded companies, which Wedbush Morgan deemed to be comparable to us: Alliance Data Systems, Inc., eFunds Corporation, First Data Corporation, Global Payments Inc., Heartland Payment Systems, Inc., Total Systems Services, Inc., and Transaction Network Services, Inc. (collectively, the “Comparable Companies”).

     Wedbush Morgan analyzed the following financial data for us and each of the Comparable Companies:

  the “enterprise value” (defined as the market value of the common equity, plus total debt and preferred stock, less cash) as a multiple of: (i) gross and net revenues for the latest twelve months (four most recent fiscal quarters) for which revenues figures had been reported (“LTM”); (ii) LTM earnings before interest, taxes and depreciation and amortization (“EBITDA”); and (iii) 2006 and 2007 estimated EBITDA (which EBITDA estimates reflected a mean consensus of research analysts’ EBITDA estimates as reported by the Institutional Brokers Estimate Service (“IBES”)); and

  the closing price of the common stock of the Comparable Companies on December 11, 2006 as a multiple of: (i) EPS for the latest twelve months for which EPS had been publicly reported; and (ii) 2006 and 2007 estimated EPS (which EPS estimates reflected a mean consensus of research analysts’ EPS estimates as reported by IBES).

     The analysis indicated that our public valuation multiples, based on the merger consideration price of $18.75 per share, are above all the mean and median trading multiples of the Comparable Companies, except for: (i) the “enterprise value”/calendar year 2007 EBITDA multiple, for which our multiple is equal to the median of the Comparable Companies’ multiple, and (ii) the “enterprise value”/LTM revenue multiples, for which our multiple is lower than the Comparable Companies’ multiples on both a gross and net basis. Since companies in the electronic payment processing sector report revenues on either a “gross” revenue or a “net” revenue (gross revenue less interchange fees) basis, Wedbush Morgan compared our “enterprise value” to LTM’s gross and net revenue separately.

     Wedbush Morgan performed valuation analyses by applying certain market trading statistics of the Comparable Companies to our historical and estimated financial results. As of December 11, 2006, the Comparable Companies were trading at the following median valuation multiples:

	Implied Company Valuation
			Price Per
Valuation Metric	Multiple	Equity Value	Share
EV to LTM Gross Revenues	2.0x	$158.4	$20.13
EV to LTM Net Revenues	3.2x	$156.9	$19.95
EV to LTM EBITDA	12.8x	$113.9	$14.48
EV to CY 2006 estimated EBITDA	11.0x	$126.0	$16.02
EV to CY 2007 estimated EBITDA	9.9x	$143.3	$18.21
Price to LTM EPS	24.0x	$66.1	$8.41
Price to CY 2006 estimated EPS	22.8x	$80.8	$10.27
Price to CY 2007 estimated EPS	19.2x	$84.4	$10.73
	Average	$116.2	$14.77

     As a result of this valuation analyses, Wedbush Morgan derived an average implied market value of approximately $116.2 million, or $14.77 per share, for our common stock, compared to the merger consideration of $18.75 per share, as of December 11, 2006. The range of values for the various analyses was $8.41 to $20.13 per share, and therefore the merger consideration of $18.75 per share is close to the high end of the range of values.

     Wedbush Morgan noted that it believes that the Street Estimates may have underestimated the impact of the Internet Gaming Bill on our EPS and therefore we may not meet market expectations and this could have an adverse effect on our common stock price in the future. If the Street Estimates fully incorporated the impact of the Internet Gaming Bill, Wedbush Morgan believes that the EBITDA projections for 2007 would be lower, thus making the “enterprise value”/calendar year 2007 EBITDA multiple higher than the mean and median multiples of the Comparable Companies. The Comparable Companies’ revenues and earnings are also at a lower risk than ours since the Comparable Companies are larger and their revenue is more diversified. These factors contribute to certain of our multiples described above being lower than the Comparable Companies’ multiples.

Premium Public Comparable Company Analysis

     Wedbush Morgan reviewed selected merger and acquisition transactions to analyze the premiums paid compared to the sellers’ stock price at various times prior to the announcement of the acquisition. As a result of its analysis, Wedbush Morgan estimated a 20% acquisition premium to be appropriate. For purposes of this analysis, Wedbush Morgan used the same Comparable Companies as in its “Public Company Comparable Analysis” above. Wedbush Morgan compared the Comparable Companies’ common stock public valuation multiples, which included a 20% acquisition premium applied to the Comparable Companies’ market value.

      The analysis indicated that our common stock public valuation multiples, based on the merger consideration price of $18.75 per share, are above all the mean and median trading multiples of the Comparable Companies, including a 20% acquisition premium applied to the Comparable Companies’ market value except for: (i) the “enterprise value”/revenue multiples, on both a gross and net basis, (ii) the “enterprise value”/calendar year 2006 EBITDA and “enterprise value”/calendar year 2007 EBITDA multiples, all for which our multiple is lower than the Comparable Companies’ multiples. Wedbush Morgan noted that it believes that the Street Estimates may have underestimated the impact of the Internet Gaming Bill on our EPS and therefore we may not meet market expectations and this could have an adverse effect on our common stock price in the future. If the Street Estimates fully incorporated the impact of the Internet Gaming Bill, Wedbush Morgan believes that the EBITDA projections for 2007 would be lower, thus making the “enterprise value”/calendar year 2007 EBITDA multiple higher than the mean and median multiples of the Comparable Companies. The Comparable Companies’ revenues and earnings are also at a lower risk than ours since the Comparable Companies are larger and their revenue is more diversified. These factors contribute to certain of our multiples described above being lower than the Comparable Companies’ multiples.

Merger and Acquisition Transaction Analysis

     Wedbush Morgan reviewed certain publicly available information relating to 30 selected merger and acquisition transactions (the “Comparable Transactions”) from January 1, 2003 to December 11, 2006 involving electronic payment processing companies, and all technology-related company mergers and acquisition transactions (the “Technology Transactions”) for the same period. Wedbush Morgan also reviewed a subset of the Comparable Transactions and the Technology Transactions, which included mergers and acquisitions of companies with revenues of $25 million to $200 million and transactions ranging from $100 million to $400 million. The Comparable Transactions considered were as follows:

Company	Buyer
Retail Decisions plc	Palamon Capital
Moneyline SA	Ingenico
Princeton eCom	Online Resources
iPayment	iPayment Management (MBO)
First Horizon Merchant Services	Nova Information Systems
Goldleaf Technologies	Private Business
Verus Financial Management	Sage Group
PhoneCharge	Checkfree
VeriSign Payment Gateway	eBay (Paypal)
Certegy	Fidelity National Information
BISYS Information Services Group	Open Solutions
i-flex Solutions	Oracle
BillMatrix Corporation	Fiserv
Certegy Merchant Acquiring	Nova Information Systems
Intelidata Technologies	Corillian
Tranvia	Comdata
Intrieve	Harland Financial Solutions
ClearCommerce	eFunds
First Data Merchant Portfolio	iPayment
Lynk Incorporated	Royal Bank of Scotland Group
National Processing	Bank of America
re:Member Data Services	Open Solutions
Retriever Payment Systems	GTCR Golder Rauner
NYCE	Metavante
Fifth Third Bank Processing Solutions	TransFirst (GTCR)
Authorize.net	Lightbridge
Aurum Technology	Fidelity National Financial
Innovative Merchant Solutions	Intuit
National Commerce Financial, Credit Card Portfolio	Nova Information Systems
Concord EFS	First Data

Information reviewed in the selected merger and acquisition transactions consisted of, if available, (i) “enterprise value” (defined as the market value of the common equity plus book value of total debt and preferred stock, less cash), divided by, if available, LTM net revenues and LTM EBITDA, as of the time of the announcement of the acquisition. Wedbush Morgan noted that the median “enterprise value” multiples for these transactions were 2.6x LTM Revenues and 14.0x LTM EBITDA. Based on an average of the median multiples paid in these merger and acquisition transactions, Wedbush Morgan derived an implied $126.6 million equity value, or $16.09 per share, for our common stock, compared to the merger consideration of $18.75 per share.

     A summary of the average multiples utilizing the merger and acquisition analysis is as follows:

	Median Multiple
		EV /
	EV /	LTM	Transactions
	LTM Revenue	EBITDA	Examined
TRANSACTION CATEGORIES
Comparable Transactions(1)	2.6x	14.0x	30
Comparable Transactions: Companies with Revenues of $25 million to $200 million(1)	4.0x	15.0x	19
Comparable Transactions: Transaction Size of $100 million to $400 million(1)	4.2x	15.0x	11

Technology Transactions(2)	1.4x	8.3x	2,338
Technology Transactions: Companies with Revenues of $25 million to $200 million(2)	1.3x	11.4x	757
Technology Transactions: Transaction Size of $100 million to $400 million(2)	2.0x	12.4x	425
____________________

(1)	Electronic payment processing revenue multiples based on net revenue in all cases where the information is made publicly available.

(2)	Source: FactSet Research (FactSet is an online investment research and database service used by many financial institutions):
Technology sector transactions between December 11, 2003 and December 11, 2006.

     Wedbush Morgan noted that an analysis of the results necessarily involves complex considerations and judgments concerning differences in financial and operating characteristics of us and the companies included in the Comparable Transactions, market conditions at the date of announcement, and other factors that could affect the acquisition value of the companies to which we are being compared. Mathematical analyses such as determining the median or average is not in itself a meaningful method of using comparable transaction data.

     Wedbush Morgan also reviewed the Comparable Transactions and Technology Transactions, as well as transactions involving acquisitions of public companies (“Public to Public Transactions”), where pricing information was available, to analyze premiums paid compared to the seller’s stock price at various times prior to the announcement of the acquisition. Based on this review, Wedbush Morgan noted that for the period from one day prior, to 30 days prior, to the announcement of the transaction, the Comparable Transactions had premiums ranging from 12% to 25%, the Technology Transactions had premiums ranging from 29% to 37%, and the Public to Public Transactions of $100 million to $500 million in size had premiums ranging from 24% to 33%. This was in comparison to a premium ranging from 23% to 58% for our common stock, and a premium ranging from 28% to 44% for our common stock on a volume weighted average price basis, in both cases assuming an announcement date of December 13, 2006, and based on the merger consideration of $18.75 per share.

Discounted Cash Flow Analysis

     Wedbush Morgan reviewed the discounted cash flow methodology, which assumes that the present value of our common stock is equal to the sum of the present value of the projected available cash flow streams to the equity holders and the terminal value of the equity. Wedbush Morgan noted that it assumed we remained independent during the term of the analysis.

     Using financial projections furnished by our management for the five years ending September 30, 2007 through 2011, Wedbush Morgan calculated projected cash flow available for distributions, and our projected future values of our common stock by applying assumed EBITDA multiples of 8.0x, 9.0x and 10.0x to our projected EBITDA for the year ending September 30, 2011. The projected future values were then discounted using a range of discount rates of 12.0% to 15.0% (our weighted average cost of capital was calculated at 12.9%), which yielded an implied range of discounted equity present values of $131.7 million to $175.3 million representing $16.74 to $22.28 per share.

     In determining the discount rates used in the discounted present value analysis, Wedbush Morgan noted, among other things, factors such as inflation, prevailing market interest rates, the inherent business risk and rates of return required by investors. In determining the appropriate EBITDA multiple used in calculating our projected future equity value, Wedbush Morgan noted, among other things, the multiples at which public companies which Wedbush Morgan deemed comparable to us historically traded, and the multiples observed in historical mergers and acquisition transactions which Wedbush Morgan deemed relevant.

Conclusion

     Based upon its analyses, and subject to the assumptions made, matters considered, and qualifications and limitations of the review undertaken in connection with the opinion, Wedbush Morgan is of the opinion that, as of the date of the opinion, the merger consideration to be received by the public holders of our common stock as provided in the merger agreement is fair to such holders from a financial point of view.

Interests of Our Directors and Executive Officers in the Merger

     In considering the recommendation of our Board of Directors with respect to the merger agreement, you should be aware that our directors and executive officers may have interests in the merger and have arrangements that are different from, or in addition to, those of our stockholders generally. Our Board of Directors was aware of these interests and considered them, among other matters, in reaching its decisions to approve the merger agreement and to recommend that our stockholders vote in favor of the approval of the merger agreement.

Change of Control Payments Under Existing Agreements

     Equity Awards

     All unvested and restricted stock held by our employees, including our executive officers, will vest immediately prior to the merger and will receive merger consideration in the same manner as otherwise vested options and stock. Our executive officers hold, in the aggregate, unvested options to purchase 251,600 shares of our common stock, with exercise prices ranging from $1.63 to $8.02. Accordingly, upon the consummation of the merger, our executive officers will receive an aggregate of $3,061,570 resulting from the accelerated vesting of such options. Our executive officers hold, in the aggregate, 73,000 restricted shares of our common stock. Accordingly, upon the consummation of the merger, our executive officers will receive an aggregate of $1,368,750 resulting from the accelerated vesting of such restricted stock.

     Certain of our executive officers have previously received long-term incentive equity awards, entitling them to future grants of an aggregate of 95,000 restricted shares of our common stock. Such awards provide that the rights to receive restricted stock will accelerate immediately prior to the merger, which such shares of restricted stock will then, as described above, immediately vest. Accordingly, pursuant to the acceleration of these long-term incentive equity awards, our executive officers will receive a total of $1,781,250 upon the consummation of the merger.

     Separation Arrangements

     In May 2006, we entered into separation agreements with each of our principal executive officers (Chief Executive Officer, Chief Financial Officer and Chief Operating Officer) and each of our senior vice presidents whereby, in the event of a change in control of ECHO (as defined in each agreement) each such executive officer would be entitled, to the extent they remain employed by us at the time of such change in control, to the following: (i) an acceleration of vesting in full, immediately prior to the merger, with respect to all stock option and restricted stock grants then outstanding and not yet vested, which such equity awards, once vested, will receive merger consideration in the same manner as otherwise vested options and stock and (ii) a portion of such executive’s anticipated cash for the fiscal year in which the change in control occurred.

     In addition, the separation agreements provide that, in the event that the executive is terminated without cause (as defined in each agreement), or ceases to provide services to us (or our successor) as a result of an involuntary termination (as defined in each agreement) within the two year period following the change in control, then the executive would be entitled to a one-time lump sum cash payment equal to a percentage of the executive’s anticipated total compensation for the fiscal year in which the change in control occurred, plus continued medical benefits for a period of time following such termination. The amount of lump sum payout ranges from one to two times the executive’s total compensation for the fiscal year prior to the date of termination, and duration of continued medical benefits ranges between one and two years depending on position held by the principal executive or senior vice president. The consummation of the merger would be deemed a change in control under these agreements.

     With respect to each of Mr. Barry and Mr. Charles Harris, our Chief Executive Officer and Chief Operating Officer, respectively, in the event of their termination without cause or involuntary termination within the two year period following the change in control, they would each be entitled to a one-time lump sum payment equal to two times their total compensation for the fiscal year prior to the date of termination, plus continued medical benefits for a period of two years following such termination. Mr. Barry’s service with us will terminate upon consummation of the merger, and thus he will thus receive a cash separation payment of $857,705 pursuant to these provisions. Mr. Harris is expected to take an employment position with Intuit following the merger (as described below), which employment arrangement will provide that these separation benefits would only be payable only in the event of an applicable termination with respect to service with Intuit, rather than with us.

     With respect to Ms. Cheung, our Chief Financial Officer, in the event of her termination without cause or involuntary termination within the two year period following the change in control, she would be entitled to a one-time lump sum payment equal to one and one-half times her total compensation for the fiscal year prior to the date of termination, plus continued medical benefits for a period of one and one-half years following such termination. Ms. Cheung’s service with us will terminate upon consummation of the merger, and thus she will thus receive a cash separation payment of $376,132 pursuant to these provisions.

     With respect to our senior vice presidents, Karl Asplund, Steve Hoofring, Sharat Shankar, Rick Slater, Patricia Williams, Jack Wilson, and Kris Winkler, and our Chief Information Officer, William Wied, in the event of their termination without cause or involuntary termination within the two year period following the change in control, they would each be entitled to a one-time lump sum payment equal to one and one-half times the respective executive’s total compensation for the fiscal year prior to the date of termination, plus continued medical benefits for a period of one and one-half years following such termination. Each of these executives is expected to take an employment position with Intuit following the merger (as described below), which employment arrangement will provide that these separation benefits would only be payable only in the event of an applicable termination with respect to service with Intuit, rather than with us.

     The provision regarding the acceleration of vesting for previously issued stock option grants is consistent with the standard terms and conditions of our 2003 Incentive Stock Option Plan, as amended, which already provides for such accelerated vesting.

     Pursuant to the terms of the separation agreements as described above, the consummation of the merger will result in immediate payments to our executive officers as follows:

Cash Payment Triggered on
Executive Name	Consummation of Merger
Joel Barry	$857,705.00
Charles Harris	$80,140.50
Alice Cheung	$376,132.00
Karl Asplund	$14,343.50
Steve Hoofring	$23,678.00
Sharat Shankar	$33,877.50
Rick Slater	$25,135.00
Patricia Williams	$27,320.50
Jack Wilson	$27,320.50
Kris Winckler	$24,953.00
William Wied	$29,415.00

     Additionally, pursuant to signed offer letters with respect to those executive officers to be retained by Intuit following the consummation of the merger as described below, the termination of an executive officer without cause by Intuit or an involuntary termination by such executive officer within two years following the consummation of the merger will result in payments to our executive officers pursuant to the separation agreements as described below.

For purposes of the separation agreements,

(a)	termination for “cause” means termination by reason of:
  any act or omission knowingly undertaken or omitted by the executive with the intent of causing damage to ECHO or its affiliates, its properties, assets or business, or its stockholders, officers, directors or employees, any act of the executive involving a material personal profit to the executive, including, without limitation, any fraud, misappropriation or embezzlement, involving properties, assets or funds of ECHO or any of its subsidiaries, the executive’s consistent failure to perform his normal duties or any obligation under any provision of the relevant separation agreement, in either case, as directed by our Board of Directors, the conviction of, or pleading nolo contendere to, (A) any crime or offense involving monies or other property of ECHO; (B) any felony offense; or (C) any crime of moral turpitude, or the chronic or habitual use or consumption of drugs or alcoholic beverages; and
(b)	“involuntary termination” means the executive’s cessation of the provision of services to ECHO following a material reduction in the executive’s function, authority, duties, or responsibilities, without the executive’s express written consent; or
  a material reduction in salary.

Employment Arrangements Following the Merger

     Karl Asplund, Charles Harris, Steve Hoofring, Sharat Shankar, William Wied, Patricia Williams, Jack Wilson, and Kris Winkler are expected to take employment positions with Intuit and have entered into offer letters with Intuit setting forth the terms of those employment arrangements. Pursuant to the signed offer letters with Intuit, the executives will be entitled to increased salaries, potential option and restricted stock grants, as well as participation in Intuit’s cash incentive compensation program, as set forth in the following table:

			Potential Equity		Target Cash
	Salary		Grants in Intuit		Incentive
Executive Name	Pre-Closing	Post-Closing	Options	RSU’s	Compensation
Karl Asplund	$175,000	$185,000	6,000	1,500	$46,250
Charles Harris	275,000	325,000	28,000	7,000	130,000
Steve Hoofring	130,000	150,000	4,000	1,000	37,500
Sharat Shankar	155,000	175,000	6,000	1,500	52,500
William Wied	190,000	200,000	4,000	1,000	60,000
Patricia Williams	150,000	156,000	2,400	600	39,000
Jack Wilson	150,000	156,000	2,400	600	39,000
Kris Winckler	137,000	160,000	4,000	1,000	48,000

      In addition, the offer letters provide for amendments to the separation agreements, described above, such that the executives will receive benefits upon certain of events of termination with respect to their service with Intuit, rather than with us, within two years following the consummation of the merger. Intuit intends to enter into offer letters with additional employees of ECHO in the future.

      In the event of termination of any of the following executive officers by Intuit without cause or an involuntary termination by such an executive officer within two years following consummation of the merger, such executive officer will be entitled to the following payments:

Payment Upon Involuntary or Without
Executive Name	Cause Termination from Intuit
Charles Harris	$ 870,562.00
Karl Asplund	62,044.50
Steve Hoofring	258,534.00
Sharat Shankar	332,257.50
Rick Slater	280,155.00
Patricia Williams	247,164.00
Jack Wilson	303,211.50
Kris Winckler	275,859.00
William Wied	288,109.50

     Ms. Cheung is expected to take on a consulting role with Intuit for a period of three months following consummation of the merger. Pursuant to this consulting arrangement, she would receive a monthly consulting fee of $16,350.

Insurance

     The merger agreement provides that our directors and officers will continue to have the benefit of liability insurance for six years after completion of the merger.

Delisting and Deregistration of Our Common Stock

     If the merger is completed, we will become a wholly-owned subsidiary of Intuit, our common stock will be delisted from the NASDAQ Capital Market and deregistered under the Exchange Act, and we will no longer file periodic reports with the Securities and Exchange Commission.

Material U.S. Federal Income Tax Consequences

     The following is a summary of certain material U.S. federal income tax consequences of the merger relevant to United States Holders (as defined below) of our common stock whose shares are converted into the right to receive cash under the merger. This summary is based on the Internal Revenue Code of 1986, as amended (or, the Code), applicable Treasury Regulations, and administrative and judicial interpretations thereof, each as in effect as of the date hereof, all of which may change, possibly with retroactive effect. This summary assumes that shares of our common stock are held as capital assets within the meaning of Section 1221 of the Code. This summary is for general information only and does not address all of the tax consequences that may be relevant to particular holders in light of their personal circumstances, or to other types of holders, including, without limitation:

  banks, insurance companies or other financial institutions;

  broker-dealers or traders in securities;

  retirement plans;

  expatriates;

  tax-exempt organizations;

  Non-United States Holders (as defined below);

  persons that are, or are holding our common stock through, S-corporations, partnerships or other pass through entities;

  persons who are subject to alternative minimum tax;

   persons who hold their shares of our common stock as a position in a “straddle” or as part of a “hedging” or “conversion” transaction;

  persons that have a functional currency other than the U.S. dollar; or

  persons who acquired their shares of our common stock upon the exercise of stock options or otherwise as compensation.

In addition, this discussion does not address any state, local or foreign tax consequences of the merger.

     We urge each holder of our common stock to consult his or her tax advisor regarding the U.S. federal income or other tax consequences of the merger to such holder.

     For purposes of this discussion, a “United States Holder” means a holder that is:

  an individual citizen or resident of the United States;

  a corporation (or another entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  a trust (i) if (a) the administration over which a U.S. court can exercise primary supervision and all of the substantial decisions of which one or more United States persons have the authority to control and (b) certain other trusts considered United States Holders for federal income tax purposes or (ii) if it has a valid election in effect under the applicable Treasury Regulations to be treated as a U.S. person.

     A “Non-United States Holder” is a holder other than a United States Holder.

Consequences of the Merger

     The receipt of cash in exchange for shares of our common stock pursuant to the merger will be a taxable transaction for U.S. federal income tax purposes. In general, a United States Holder who receives cash in exchange for shares of our common stock pursuant to the merger will recognize capital gain or loss for United States federal income tax purposes equal to the difference, if any, between the amount of cash received and the holder’s adjusted tax basis in the shares of our common stock exchanged for cash pursuant to the merger. Any such gain or loss would be long-term capital gain or loss if the holding period for the shares of our common stock exceeded one year. Long-term capital gains of noncorporate taxpayers are generally subject to tax at a reduced rate. Capital gains of corporate stockholders are generally taxable at the regular tax rates applicable to corporations. The deductibility of capital losses is subject to limitations.

Backup Withholding

     Backup withholding may apply to payments made in connection with the merger. Backup withholding will not apply, however, to a holder who (1) furnishes a correct taxpayer identification number and certifies it is not subject to backup withholding on the substitute Form W-9 or successor form included in the letter of transmittal to be delivered to holders of our common stock prior to completion of the merger, or (2) is otherwise exempt from backup withholding. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against such holder’s United States federal income tax liability provided the required information is furnished to the Internal Revenue Service in a timely manner.

THE FOREGOING DOES NOT PURPORT TO BE A COMPLETE ANALYSIS OF THE POTENTIAL TAX CONSIDERATIONS RELATING TO THE MERGER, AND IS NOT TAX ADVICE. THEREFORE, HOLDERS OF OUR COMMON STOCK ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY OF FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX LAWS.

Regulatory Matters

     Under the HSR Act, we cannot complete the merger until we and Intuit have notified the Antitrust Division and the FTC, of the merger, furnished them with certain information and materials and allowed the applicable waiting period to terminate or expire. We and Intuit filed notification and report forms under the HSR Act with the Antitrust Division and the FTC on January 19, 2007 and January 18, 2007, respectively.

     Although we do not believe the transaction requires additional foreign regulatory approvals, we and Intuit have agreed to obtain additional regulatory approvals from, or make additional regulatory notifications to, various state and foreign competition authorities, if required.

     The FTC, the Antitrust Division or other similar regulatory authority could take action under antitrust laws with respect to the merger, including seeking to enjoin the completion of the merger or seeking the divestiture by Intuit of all or part of our shares or assets, or of other business conducted by Intuit, or their affiliates, or seeking to subject us, Intuit or our respective affiliates to operating conditions. We cannot assure you that an antitrust challenge to the merger will not be made and, if such a challenge is made, we cannot predict the result.

     Despite our general obligation to use commercially reasonable efforts to obtain necessary consents and approvals, Intuit is not required to offer or commit to divest any business or assets or to agree to any limitation on the conduct of its or any of its subsidiaries’ businesses in connection with obtaining necessary approvals to consummate the merger.

Dissenters’ Rights

     Under applicable Nevada law, ECHO stockholders will not be entitled to any dissenters’ rights with respect to the merger.

THE MERGER AGREEMENT

     This section describes material provisions of the merger agreement. Because the description of the merger agreement contained in this document is a summary, it does not contain all of the information that may be important to you. You should carefully read the entire copy of the merger agreement attached as Annex A to this document, which is incorporated into this document by reference, before you decide how to vote.

     The following summary description of the material provisions of the merger agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the merger agreement. A copy of the merger agreement is attached as Annex A to this document. However, you are cautioned that the following summary and the copy of the merger agreement included with this document are not intended to provide you with information concerning the condition (financial or otherwise) of any of the parties to the merger agreement. Specifically, although the merger agreement contains various representations and warranties of the parties, the assertions embodied in those representations and warranties were made for purposes of the merger agreement and closing conditions thereunder and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the merger agreement (including exceptions to the representations and warranties that were set forth in schedules that are not included with this document). In addition, certain representations and warranties were made as of a specific date, may be subject to a contractual standard of materiality different from what might be viewed as material to ECHO stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact. Accordingly, you should not look to or rely on the representations and warranties in the merger agreement for information about the parties to the merger agreement. Investors should read the merger agreement together with the other information concerning Intuit and ECHO that each company publicly files in reports and statements with the Securities and Exchange Commission.

Structure of the Merger

     The merger agreement provides for the merger of Merger Sub, a newly-formed and wholly owned Nevada subsidiary of Intuit, with and into ECHO. After the merger, ECHO will continue as the surviving corporation and will become a wholly owned subsidiary of Intuit.

Completion and Effectiveness of the Merger

     Subject to the satisfaction or waiver of the other conditions to the merger, the merger will be completed as promptly as practicable. The merger will become effective at a closing, which will take place at a time mutually designated by Intuit and ECHO, but not later than the second business day after the last of the conditions to completion of the merger is satisfied or waived.

Merger Consideration

     At the effective time of the merger, each share of our common stock outstanding immediately prior to the effective time of the merger (including any shares of common stock issued prior to the effective time upon exercise of options), other than shares held by us, Intuit or Merger Sub or any of our or their wholly-owned subsidiaries, will be automatically converted into the right to receive $18.75 in cash, without interest and less any applicable withholding taxes.

Treatment of Stock Options and Stock Based Awards

     The merger agreement provides that prior to the effective time of the merger, we will cause any unvested options to vest immediately prior to the effective time of the merger. All outstanding options to purchase shares of our common stock will then be cancelled at the effective time of the merger and the holder will receive a cash payment, without interest and less any applicable withholding taxes, equal to the product of (i) the excess, if any, of $18.75 over the applicable option exercise price and (ii) the number of shares of common stock subject to the option.

     Additionally, the merger agreement provides that prior to the effective time of the merger, we will cause any unvested restricted stock to be fully vested immediately prior to the effective time of the merger. Holders of then-vested restricted stock will receive the same consideration as all other holders of our common stock, $18.75 per share in cash, without interest and less any applicable withholding taxes.

Exchange Procedures

     You should not send stock certificates with your proxy card and should not surrender stock certificates prior to the completion of the merger and the receipt of a letter of transmittal. The payment agent for the merger will mail out letters of transmittal as soon as reasonably practicable after the effective time of the merger, which will include instructions for surrender of your ECHO stock certificates.

Conditions to the Completion of the Merger

     Each party’s obligation to effect the merger is subject to the satisfaction or waiver of various conditions, which include the following:

     Intuit and we are obligated to effect the merger only if the following conditions are satisfied or waived:

  the holders of the number of the outstanding shares of our common stock required under applicable law must have voted in favor of approving the merger agreement;

  no governmental entity has enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the merger illegal or otherwise prohibiting consummation of the merger;

  no order suspending the use of this proxy statement or any part thereof may be in effect and no proceeding for that purpose may have been initiated or threatened in writing by the SEC and be continuing; and

  the applicable waiting period under the HSR Act has expired or terminated, any applicable waiting periods under foreign antitrust laws have expired or terminated, and all foreign antitrust approvals required to be obtained prior to the effective time of the merger have been obtained.

     Intuit will not be obligated to effect the merger unless the following conditions are satisfied or waived:

  each of our representations and warranties contained in the merger agreement must have been true and correct as of the date of the merger agreement, and must be true and correct on and as of the closing date of the merger with the same force and effect as if made on and as of the closing date of the merger, except (i) in each case, or in the aggregate, as would not reasonably be expected to constitute a material adverse effect on us (provided, however, that this material adverse effect qualifier will be inapplicable with respect to our representations and warranties as to capitalization, which must be true and correct in all material respects), and (ii) for those representations and warranties which address matters only as of a particular date (which representations and warranties must have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of that particular date) (it being understood that, for purposes of determining the accuracy of our representations and warranties, all “material adverse effect” qualifications and other qualifications based on the word “material” or similar phrases contained in those representations and warranties will be disregarded);

  we must have performed or complied in all material respects with all agreements and covenants required to be performed by us under the merger agreement at or prior to the closing date of the merger;

  no material adverse effect with respect to us and our subsidiaries shall have occurred since the date of the merger agreement;

  we must have obtained certain consents, waivers and approvals required in connection with the transactions contemplated by the merger agreement;

  there must be no pending or threatened suit, action or proceeding asserted by any governmental entity that challenges or seeks to restrain or prohibit the consummation of the merger or any of the other transactions contemplated by the merger agreement, the effect of which restraint or prohibition if obtained would make the merger illegal or otherwise prohibit the consummation of the merger, or would require Intuit or us or any of their or our respective subsidiaries or affiliates to effect an action of divestiture;

  our President and Chief Operating Officer and at least five (5) of our identified key employees must be employees of ECHO or one of our subsidiaries immediately prior to the closing date of the merger, and none of those identified key employees shall have notified (whether formally or informally) Intuit or us of his or her intention of leaving the employ of Intuit or one of its subsidiaries following the closing date, and at least 90% of our other employees must be employees of ECHO or one of our subsidiaries immediately prior to the closing date and no more than 90% of our other employees must have notified (whether formally or informally) Intuit or us of their intention of leaving the employ of Intuit or one of its subsidiaries following the closing date;

  the non-competition agreements entered into in connection with execution of the merger agreement must be in full force and effect, and the individuals that entered into a non-competition agreement must not have attempted to terminate or otherwise repudiate their agreement or indicated an intention to terminate or otherwise repudiate their agreement;

  unless Intuit has provided written notice to us that our 401(k) plan should not be terminated, we must provide Intuit with evidence reasonably satisfactory to Intuit that the our 401(k) plan has been terminated;

  we must provide written documentation in a form reasonably acceptable to Intuit that all current consultants and independent contractors who contribute or have at any time contributed to the creation or development of our material intellectual property prior to the closing of the merger have executed valid written assignments to us (or one of our subsidiaries) of all right, title and interest they may have in or to our material intellectual property and that all current consultants and independent contractors are obligated to assign to us (or one of our subsidiaries) all of their right in or to any future intellectual property created by those consultants and independent contractors for us or on our behalf or on behalf of any of our subsidiaries after the closing;

  there must not have been any restatement of any of our consolidated financial statements, and we must not have been notified by any governmental entity or any of our present or former auditors of any effect that could reasonably be expected to result in any restatement of any of our consolidated financial statements, our current auditors must not have resigned or threatened to resign, no auditor whose report is included in our annual report on Form 10-K for the fiscal year ended September 30, 2006 shall have revoked, or notified us of its intention to revoke, its report or consent included in our Form 10-K, there must not be any pending or threatened investigation or inquiry by any governmental entity questioning the accuracy of any of our financial statements or their conformity with the published rules and regulations of the SEC or with GAAP or our historical stock-based compensation practices, nor shall any governmental entity have requested any information in connection with any of the foregoing;

  if the effective time of the merger is on or after February 8, 2007, we must have filed with the SEC our quarterly report on Form 10-Q for our fiscal quarter ended December 31, 2006, which Form 10-Q, as so filed with the SEC, must comply as to form with the rules and regulations of the SEC applicable to quarterly reports on Form 10-Q;

  we must have obtained and delivered to Intuit an unqualified audit of our consolidated financial statements for our fiscal year ended September 30, 2006; and

  Intuit must have received a written resignation from each of our directors and officers and the directors and officers of each of our subsidiaries (in their capacities as such) effective as of immediately prior to the effective time of the merger.

     We will not be obligated to effect the merger unless the following conditions are satisfied or waived:

  each representation and warranty of Intuit and Merger Sub contained in the merger agreement must have been true and correct as of the date of the merger agreement, and must be true and correct on and as of the date of the closing of the merger with the same force and effect as if made on the closing date of the merger, except (i) in each case, or in the aggregate, as would not reasonably be expected to constitute an Intuit material adverse effect, and (ii) for those representations and warranties which address matters only as of a particular date (which representations and warranties must have been true and correct (subject to the qualifications as set forth in the preceding clause (i)) as of that particular date) (it being understood that, for purposes of determining the accuracy of Intuit’s representations and warranties, all “Intuit material adverse effect” qualifications and other qualifications based on the word “material” or similar phrases contained in Intuit’s representations and warranties will be disregarded); and

  Intuit and Merger Sub must have performed or complied in all material respects with all agreements and covenants required by the merger agreement to be performed or complied with by them on or prior to the closing date of the merger.

Material Adverse Effect

Material Adverse Effect on ECHO

     The merger agreement provides that a “material adverse effect” means, when used in connection with us, any change, event, violation, inaccuracy, circumstance or effect, individually or when aggregated with other such effects, that is or would be reasonably likely to be materially adverse to the business, properties, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, condition (financial or otherwise) or results of operations of us and our subsidiaries taken as a whole, or to have a material adverse effect on our ability to perform our obligations under the merger agreement or to consummate any of the transactions contemplated by the merger agreement without any material delay.

     However, the effects arising from or relating to any of the following will not be deemed in and of itself, either alone or in combination, to constitute, and will not be taken into account in determining whether there has been or will be a material adverse effect on us:

  conditions affecting the industries in which we participate, the United States economy as a whole or foreign economies in any locations where we or any of our subsidiaries have material operations or sales (which effects, in each case, do not disproportionately affect us or our subsidiaries, as the case may be);

  any failure by us to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date of the merger agreement in and of itself (but for the avoidance of doubt, this will not preclude Intuit or Merger Sub from taking the underlying cause of any such failure into account in determining whether there has been or will be a material adverse effect);

  any change in GAAP after the date of the merger agreement;

  any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress; or

  any loss of revenue, not to exceed ten percent (10%) of our total revenues, from internet wallet customers which we successfully bear the burden of proving resulted from the Internet Gaming Bill and the regulations to be promulgated thereunder.

Intuit Material Adverse Effect

     The merger agreement provides that an “Intuit material adverse effect” means a material adverse effect on the ability of Intuit or Merger Sub to perform their respective obligations under the merger agreement or consummate the transactions contemplated by the merger agreement without any material delay.

No Solicitation

     We have agreed we and our subsidiaries will not, and will not knowingly authorize or permit any of our respective officers, directors, affiliates or employees or any of our investment bankers, attorneys, accountants or other advisors or representatives to, and they will direct their respective representatives not to, directly or indirectly:

  solicit, initiate, knowingly encourage, support, facilitate or induce the making, submission or announcement of, any acquisition proposal;

  participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to any acquisition proposal or any proposal or inquiry that could reasonably be expected to lead to, any acquisition proposal;

  approve, endorse or recommend any acquisition proposal; or

  enter into any letter of intent or similar document or any contract contemplating or otherwise relating to any acquisition transaction.

     The merger agreement does provide that, in response to an unsolicited written acquisition proposal submitted by a person or group, we may:

  furnish non-public information with respect to us and our subsidiaries to the person making the takeover proposal (and its representatives) to that person or group;

  enter into a confidentiality agreement with that person or group; or

  enter into negotiations or discussions with that person or group;

provided that,

  neither the we nor our subsidiaries have materially violated any of the covenants prohibiting solicitation or alternative transactions in connection with that acquisition proposal;

  our Board of Directors concludes in good faith, after consultation with its outside legal counsel, that the action is required in order for our Board of Directors to comply with its fiduciary duties to our stockholders under applicable law;

  at least two business days prior to furnishing any non-public information to, or entering into negotiations or discussions with, that person or group, we give Intuit written notice of the identity of that person or group and of our intention to furnish information to, or enter into negotiations or discussions with, that person or group, and we receive from that person or group an executed confidentiality agreement containing terms and conditions which are not less favorable to us than the confidentiality agreement we entered into with Intuit; and

  as soon as practicable (and in any event no later than 24 hours) after furnishing any non-public information to that person or group, we furnish the same information to Intuit.

     We have also agreed to provide Intuit with at least 48 hours prior written notice (or any lesser prior notice as the longest notice provided to any member of our Board of Directors) of a meeting of our Board of Directors at which it is reasonably expected to consider any acquisition proposal and, together with that notice, a copy of any documentation (subject to certain confidential information exclusions) relating to the acquisition proposal.

     We have agreed to promptly advise Intuit, orally (within one business day) and in writing, of any request received by us for non-public information with respect to an acquisition proposal, the receipt by us of any acquisition proposal, the material terms of that request or acquisition proposal, the identity of the person making the takeover proposal and a copy of all written materials (other than third party confidential information) provided by or on behalf of that person or group in connection with that request or acquisition proposal. We have also agreed to keep Intuit reasonably informed in all material respects of the status and details of such request or acquisition proposal and will promptly provide Intuit a copy of all written materials (other than third party confidential information) subsequently provided by or on behalf of that person or group in connection with the request or acquisition proposal.

     Our Board of Directors may withdraw, amend, change or modify its recommendation in favor of approval of the merger agreement or approve or recommend an acquisition proposal, but our Board of Directors may terminate the merger agreement only if all of the following conditions are met:

  an acquisition proposal is made to us and is not withdrawn and our Board of Directors determines that the acquisition proposal constitutes a superior offer;

  neither we nor any of our subsidiaries nor any of our respective representatives will have materially violated any of the restrictions contained in the covenants in the merger agreement related to holding our stockholder meeting and prohibiting solicitation of alternative transactions;

  we must have delivered to Intuit written notice at least three business days prior to effecting the change of recommendation, which must state expressly that we have received a superior offer and that we intend to effect a change of recommendation, include a copy of any definitive documentation relating to that superior offer and such other documentation reflecting the final terms and conditions of that superior offer as being considered by our Board of Directors, and disclose the identity of the person or group making that superior offer;

  after delivering the change of recommendation notice described in the prior bullet point, we must provide Intuit with a reasonable opportunity to make adjustments in the terms and conditions of the merger agreement during that three business day period, and negotiate in good faith with Intuit with respect thereto during that three business day period; and

  our Board of Directors must conclude in good faith, after consultation with its outside legal counsel, that in light of that superior offer, and after considering any adjustments or negotiations with Intuit, the change of recommendation is required in order for our Board of Directors to comply with its fiduciary duties to our stockholders under applicable law.

     The merger agreement provides that the term “acquisition proposal” means any offer or proposal (other than an offer or proposal by Intuit or Merger Sub) relating to any acquisition transaction.

     The merger agreement provides that the term “acquisition transaction” means any transaction or series of related transactions involving:

  any acquisition or purchase from us by any third party of more than a twenty percent (20%) interest in the total outstanding voting securities of us or any of our subsidiaries or any tender offer or exchange offer that if consummated would result in any third party beneficially owning twenty percent (20%) or more of the total outstanding voting securities of us or any of our subsidiaries or any merger, consolidation, business combination or similar transaction involving us pursuant to which our stockholders immediately preceding the transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of the transaction;

  any sale, lease, exchange, transfer, license, acquisition or disposition to any third party of more than twenty percent (20%) of the fair market value of our assets and the assets of our subsidiaries, taken as a whole (including capital stock of our subsidiaries); or

  our liquidation or dissolution.

     The merger agreement provides that the term “superior offer” means any unsolicited, bona fide written acquisition proposal on terms that our Board of Directors determines in good faith in its reasonable judgment (after consultation with Wedbush Morgan or another financial advisor of nationally recognized reputation) to be more favorable to our stockholders from a financial point of view than the terms of the merger (taking into account any revisions or modifications made by Intuit and all other relevant factors).

     The merger agreement provides that the term “third party” means any person (including a “group” as defined in Section 13(d)-3 of the Exchange Act) other than Intuit or Merger Sub or any of their respective affiliates or subsidiaries.

Termination

     The merger agreement may be terminated under certain circumstances, including:

  by mutual written consent duly authorized by the boards of directors of Intuit and us;

  by either Intuit or us, if the merger has not been completed by May 9, 2007 (as may be extended by mutual agreement of Intuit and us) for any reason; provided, however, that the right to terminate the merger agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the merger to be completed by May 9, 2007 and that action or failure to act constitutes a breach of the merger agreement;

  by either Intuit or us, if a governmental entity issues an order, decree or ruling or takes any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the merger, which order, decree, ruling or other action is final and nonappealable;

  by either Intuit or us, if the required approval of our stockholders contemplated by the merger agreement has not been obtained by reason of the failure to obtain the required vote at the stockholders’ meeting or at any adjournment thereof; provided, however, that this right to terminate the merger agreement is not available to either Intuit or us where the failure to obtain our stockholder approval is caused by the action or failure to act of Intuit and/or us, as the case may be, and that action or failure to act constitutes a breach by that party of the merger agreement;

  by us, at any time prior to the approval of the merger agreement by our stockholders, if our Board of Directors has effected a change of recommendation pursuant to and in compliance with the terms of the merger agreement, we have made full payment of the termination fee, and concurrently or within two calendar days of that termination, we enter into a definitive agreement with respect to the superior offer that was the subject of that change of recommendation;

  by us, upon a breach of any representation, warranty, covenant or agreement on the part of Intuit set forth in the merger agreement, or if any representation or warranty of Intuit has become untrue, in either case such that the conditions set forth in the merger agreement relating to Intuit’s representations, warranties, covenants and agreements would not be satisfied as of the time of the breach or as of the time the representation or warranty has become untrue (subject to a 30 calendar day cure period in certain instances);

  by Intuit, upon a breach of any representation, warranty, covenant or agreement on our part as set forth in the merger agreement, or if any of our representations or warranties has become untrue, in either case such that the conditions set forth in the merger agreement relating to our representations, warranties, covenants and agreements would not be satisfied as of the time of the breach or as of the time the representation or warranty becomes untrue (subject to a 30 calendar day cure period in certain instances);

  by Intuit, if a material adverse effect with respect to us and our subsidiaries has occurred since the date of the merger agreement (subject to a 30 calendar day cure period in certain instances);

  by Intuit, if there has been any restatement of any of our consolidated financial statements; we have been notified by any governmental entity or any present or former auditor of any effect that could reasonably be expected to result in any such restatement; our auditors have resigned or threatened to resign; any auditor whose report is included in our annual report on Form 10-K for the fiscal year ended September 30, 2006 has revoked, or notified us of its intention to revoke, such auditor’s report or consent to include such report in such Form 10-K; or there is any pending or threatened investigation or inquiry by any governmental entity questioning the accuracy of any of our financial statements or their conformity with the published rules and regulations of the SEC or with GAAP or our historical stock-based compensation practices or any governmental entity has requested any information in connection with any of the foregoing (subject to a 30 calendar day cure period in certain instances); or

  by Intuit, if a triggering event has occurred.

     The merger agreement provides that the term “triggering event” means if any of the following has occurred:

  our Board of Directors or any committee of our Board of Directors makes a change of recommendation for any reason;

  we fail to include in this proxy statement the recommendation of our Board of Directors that stockholders vote in favor of and approve the merger agreement;

  our Board of Directors fails to reaffirm (publicly, if so requested) its recommendation in favor of the approval of the merger agreement within ten (10) calendar days after Intuit requests in writing that the recommendation be reaffirmed; provided that Intuit may only request a reaffirmation following the public announcement by a third party of an acquisition proposal or an intent to make an acquisition proposal;

  our Board of Directors or any committee of our Board of Directors approves, endorses or recommends any acquisition proposal;

  we enter into any letter of intent or similar document or any contract accepting any acquisition proposal;

  a tender or exchange offer relating to our securities is commenced by a person unaffiliated with Intuit and we do not send to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after that tender or exchange offer is first published sent or given, a statement disclosing that our Board of Directors recommends rejection of that tender or exchange offer; or

  we intentionally materially breach our covenants of the merger agreement relating to our stockholders’ meeting or prohibiting solicitation of alternative transactions.

Stockholders’ Meeting

     We have agreed in the merger agreement to hold our stockholders’ meeting to approve the merger agreement as promptly as practicable and, subject to our right to adjourn the stockholders’ meeting in accordance with the merger agreement, in any event within thirty (30) calendar days following the mailing of the definitive proxy statement. The merger agreement provides that we must use our commercially reasonable efforts to solicit from our stockholders proxies in favor of the approval of the merger agreement and take all other action necessary or advisable to secure the vote or consent of our stockholders required by the rules of the NASDAQ or Nevada law.

Conduct of Business Pending the Merger

     Under the merger agreement, we have agreed that prior to the effective time of the merger, subject to certain exceptions, unless we obtain Intuit’s written consent (and Intuit’s decision with respect to that consent may not be unreasonably withheld) we will and will cause each of our subsidiaries to:

  carry on our business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable legal requirements;

  pay our liabilities and taxes when due (subject to good faith disputes over those liabilities or taxes);

  pay or perform our other obligations when due; and

  maintain insurance in amounts and against risks and losses consistent with insurance maintained by us and our subsidiaries as of the date of the merger agreement.

     Further, under the merger agreement, we have agreed to use our commercially reasonable efforts consistent with past practices and policies to:

  preserve intact our present business organization;

  keep available the services of our present officers and employees; and

  preserve our relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which we have significant business dealings.

     We have also agreed to promptly notify Intuit of any material event involving our business or operations occurring outside the ordinary course of business.

     In addition, without the prior written consent of Intuit, except as specifically permitted or required by the merger agreement or as disclosed to Intuit, during the period from the date of the merger agreement and continuing until the earlier of the termination of the merger agreement pursuant to its terms or the effective time of the merger, we may not, and may not permit our subsidiaries to, do any of the following:

  cause, permit or submit to a vote of our stockholders any amendments to our charter documents (or similar governing instruments of any of our subsidiaries);

  issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any of the shares of the capital stock of us or our subsidiaries or any securities convertible into shares of capital stock of us or our subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock of us or our subsidiaries or any securities convertible into shares of capital stock of us or our subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of our common stock pursuant to the exercise of our stock options outstanding as of the date of the merger agreement which are either vested on the date of the merger agreement or vest after the date of the merger agreement in accordance with their terms, in each case as disclosed to Intuit;

  declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any capital stock of us or our subsidiaries or split, combine or reclassify any capital stock of us or our subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of us or our subsidiaries;

  purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of us or our subsidiaries or any other securities of us or our subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of the merger agreement, provided that no such repurchase may be permitted in the event the per share repurchase price is greater than the merger consideration;

  waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any equity award, reprice any of our stock options, or authorize cash payments in exchange for any equity award;

  grant or pay any severance or termination pay or any bonus or other special remuneration (whether in cash, securities or property) or any increase thereof to any director, officer, consultant or employee except pursuant to written agreements outstanding on the date of the merger agreement and disclosed to Intuit;

  adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date of the merger agreement;

  grant any equity-based compensation, whether payable in cash, securities or property;

  enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving us of the nature contemplated by the merger agreement;

  grant any loans or advances to employees, officers, directors or other third parties, make any investments in or capital contributions to any person, incur any indebtedness for borrowed money or guarantee any indebtedness for borrowed money of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of us, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

  increase the compensation or benefits payable or to become payable to officers, directors, consultants, or employees (other than as disclosed to Intuit);

  enter into any new or amend any existing employee plan, employment agreement, indemnification, collective bargaining, or similar agreement, except in the ordinary course of business (provided doing so does not materially increase the cost associated with that plan or agreement) and except as required by applicable legal requirements;

  hire any employee at or above the level of manager or for a total annual compensation (including bonus opportunity) of equal to or more than $50,000;

  hire any employee below the level of manager and for a total annual compensation (including bonus opportunity) of less than $50,000, other than in the ordinary course of business;

  terminate any employee (except termination for cause);

  enter into, amend in any material respect or terminate (other than any termination as the result of the expiration of the term of any agreement), or waive or assign any material right under, any of the contracts disclosed to Intuit in connection with the merger agreement (or any contract that would have been required to be disclosed to Intuit if it existed as of the date of the merger agreement), or any contract with one or more of our affiliates;

  make or commit to make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

  acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or any ownership interest in any of the foregoing, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

  waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any contract to which we or any of our subsidiaries are a party or of which we or any of our subsidiaries are a beneficiary;

  sell, lease, license, encumber or otherwise dispose of any properties or assets except sales of inventory in the ordinary course of business consistent with past practice, dispositions of obsolete and unsaleable inventory or equipment, and transactions described in the following bullet point;

  other than in the ordinary course of business consistent with past practice, sell, lease, license, transfer or otherwise dispose of, or otherwise extend, amend or modify in any material respect, any rights to our products or other intellectual property, or otherwise extend, amend or modify or forfeit or allow to lapse any right thereto;

  issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to us or any of our subsidiaries in excess of $50,000 individually or $250,000 in the aggregate;

  enter into any new line of business;

  except as required by GAAP, revalue any of our assets or make any change in accounting methods, principles or practices;

  make any material tax election, settle or compromise any material tax liability or refund, file any amendment to a material return, enter into any closing agreement or consent to any extension or waiver of any limitation period with respect to material taxes;

  take any action, or fail to take any action, with the intention of causing any representation or warranty made by us contained in the merger agreement to become untrue or inaccurate in any material respect;

  commence or settle any pending or threatened litigation, proceeding or investigation (whether or not commenced prior to the date of the merger agreement), other than any litigation to enforce any of our rights under the merger agreement, a settlement fully reimbursable from insurance (subject to any applicable deductible) or calling solely for a cash payment in an aggregate amount less than $100,000 and in any case including a full release of us and our subsidiaries, as applicable, or collection actions brought by us in the ordinary course of business to collect amounts not in excess of $100,000; or

  agree in writing or otherwise to take any of the actions described in the previous bullet points.

Commercially Reasonable Efforts

     Upon the terms and subject to the conditions set forth in the merger agreement, each of we, Intuit and Merger Sub has agreed to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by the merger agreement, including using reasonable efforts to accomplish the following:

  the taking of all reasonable acts necessary to cause the conditions precedent to the merger to be satisfied;

  the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from governmental entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with governmental entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any governmental entity;

  the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in the merger agreement;

  the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging the merger agreement or the consummation of the transactions contemplated by the merger agreement, including seeking to have any stay or temporary restraining order entered by any court or other governmental entity vacated or reversed; and

  the execution or delivery of any additional instruments reasonably necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, the merger agreement.

     However, neither Intuit nor any of its subsidiaries or affiliates is bound under the merger agreement to:

  agree to any divestiture by Intuit or us or any of Intuit’s or our affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control such assets, properties and stock (any such action is referred as an action of divestiture in this proxy statement); or

  utilize commercially reasonable efforts, or otherwise, in responding to formal requests for additional information or documentary material pursuant to the HSR Act, or any other antitrust law, for a period of time exceeding 60 days from the receipt of any initial request.

Amendment; Extension and Waiver

     The merger agreement may be amended by the parties at any time by execution of an instrument in writing signed on behalf of each of Intuit and us.

     At any time prior to the effective time of the merger, any party may, to the extent legally allowed:

  extend the time for the performance of any of the obligations or other acts of the other parties to the merger agreement;

  waive any inaccuracies in the representations and warranties made to that party contained in the merger agreement or in any document delivered pursuant to the merger agreement; and

  waive compliance with any of the agreements or conditions for the benefit of that party contained in the merger agreement, provided that the mutual closing conditions to the merger may not be waived without the express written consent of Intuit.

     Any extension or waivers must be in writing. Delay in exercising any right under the merger agreement does not constitute a waiver of that right.

Expenses

     The merger agreement provides that regardless of whether the merger is consummated, all fees and expenses incurred by the parties will be borne by the party incurring those fees and expenses, provided that Intuit and we will share equally any filing fee for any notification and report form filed with the FTC and the Antitrust Division pursuant to the HSR Act, and any appropriate pre-merger notifications under the antitrust laws of any foreign jurisdiction, as reasonably agreed by the parties to be appropriate, in each case pursuant to the terms of the merger agreement.

Termination Fee

     The merger agreement requires that we pay Intuit a termination fee of $4,271,000 if:

  the merger agreement is terminated by Intuit because a triggering event has occurred;

  our Board of Directors effects a change of recommendation pursuant to and in compliance with the terms of the merger agreement and concurrently or within two calendar days of that termination, we enter into a definitive agreement with respect to the superior offer that was the subject of that change of recommendation; or

  the merger agreement is terminated by Intuit because (i) the effective time of the merger has not occurred by May 9, 2007 (provided that date has not been extended by mutual agreement of the parties), or (ii) the required approval of our stockholders contemplated by the merger agreement is not obtained by reason of the failure to obtain the required vote at the stockholders’ meeting, in either case pursuant to the terms of the merger agreement, and any of the following occur:

  following the date of the merger agreement and prior to the termination of the merger agreement, a third party announces, and does not publicly definitively withdraw at least five business days prior to that termination, an acquisition proposal and within 12 months following the termination of the merger agreement any company acquisition is consummated; or

  if following the date of the merger agreement and prior to the termination of the merger agreement, a third party announces, and does not publicly definitively withdraw at least five business days prior to that termination, an acquisition proposal and within 12 months following the termination of the merger agreement we enter into a letter of intent or similar document or any written contract providing for any company acquisition or publicly announce our intent to enter into a company acquisition, and that company acquisition is subsequently consummated within 9 months thereafter.

     If the merger agreement is terminated by Intuit pursuant to its termination right based on a breach by us of a covenant or agreement, and prior to that termination, we receive, or a third party announces, an acquisition proposal and that breach is intended to facilitate that acquisition proposal or benefit the third party making that acquisition proposal without similarly benefiting Intuit, we must pay Intuit an amount equal to the out of pocket fees and expenses incurred by Intuit and Merger Sub in connection with the negotiation, execution and delivery of the merger agreement and the merger (including, without limitation, reasonable attorney fees and expenses, reasonable advisor fees and expenses, travel costs, filing fees, printing, mailing and solicitation costs and expenses).

     If we fail to pay in a timely manner the amounts due pursuant to the merger agreement and, in order to obtain that payment, Intuit makes a claim that results in a judgment against us for the amounts set forth in the merger agreement, we must pay to Intuit its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with that suit, together with interest on the those amounts at the prime rate of Citibank N.A. in effect on the date that payment was required to be made.

     Payment of the termination fee by us constitutes liquidated damages, and Intuit’s right to receive a termination fee in the circumstances provided in the merger agreement is the exclusive remedy available to Intuit for any failure of the merger to be consummated, and we have no further liability with respect to the merger agreement or the merger; provided that in no event will a termination fee be in lieu of damages incurred as a result of any intentional or willful breach of, or any intentional misrepresentation made in, the merger agreement. However, the payment by us of any Intuit expenses does not constitute liquidated damages with respect to any claim which Intuit or Merger Sub would be entitled to assert against us or our assets, or against any of our directors, officers, employees or stockholders, with respect to any such breach, and does not constitute the sole and exclusive remedy with respect to any such breach.

     The merger agreement provides that the term “company acquisition” means any of the following transactions (other than the transactions contemplated by the merger agreement):

  a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving us pursuant to which our stockholders immediately preceding the transaction hold less than a majority of the aggregate equity interests in the surviving or resulting entity of the transaction;

  a sale or other disposition by us of all or more than a majority of the assets of us and our subsidiaries, taken as a whole; or

  the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by us), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of a majority of the voting power of the then outstanding shares of our capital stock.

Representations and Warranties

     The merger agreement contains customary representations and warranties relating to; among other things:

  corporate organization and similar matters with respect to each of Intuit, Merger Sub and us;

  our subsidiaries;

  our charter documents;

  our capital structure;

  authorization, execution, delivery, performance and enforceability of the merger agreement and related matters with respect to each of Intuit and us;

  required consents, approvals, orders and authorizations of, and notices to, governmental authorities and third parties relating to the merger agreement and related matters with respect to each of Intuit and us;

  our compliance with applicable laws and permits;

  documents we have filed with the Securities and Exchange Commission, the accuracy of the financial statements and other information contained in those documents, and our internal controls;

  the absence of undisclosed liabilities by us;

  absence of certain changes in our business since June 30, 2006;

  pending or threatened litigation against us and pending or threatened government investigations;

  our employee benefit plans and matters relating to the Employee Retirement Income Security Act with respect to us;

  the accuracy of information supplied by each of Intuit and us in connection with this proxy statement;

  restrictions on our business activities;

  our real and personal property;

  tax matters with respect to us;

  environmental matters with respect to us;

  brokerage, finders and financial advisory fees and expenses payable by us in connection with the merger agreement and the transactions contemplated by the merger agreement;

  our intellectual property;

  certain of our contracts;

  our largest customers and suppliers;

  our insurance policies;

  receipt by us of the fairness opinion of Wedbush Morgan;

  our Board of Directors’ approval of the merger agreement;

  required vote of our stockholders;

  applicability of certain state takeover statutes’ requirements to us and the amendment of our existing stockholders rights agreement;

  transactions with our affiliates;

  illegal payments by us;

  compliance by us with applicable privacy laws and our privacy policies;

  compliance by us with payment industry standards and card association rules and regulations and ownership by us of our merchant accounts;

  the inapplicability to us of certain Federal Reserve Regulations;

  sufficiency of Intuit’s funds to perform its obligations under the merger agreement, including payment of the merger consideration;

  interim operations of Merger Sub; and

  Intuit’s failure to be an “interested stockholder” of ours within the meaning of Nevada law.

ECHO Articles of Incorporation

     As of the effective time of the merger, our articles of incorporation, as amended, will be amended and restated to read the same as the articles of incorporation of Merger Sub, as in effect immediately prior to the effective time of the merger, until thereafter amended in accordance with Nevada law and those articles of incorporation, provided that our name will continue to be “Electronic Clearing House, Inc.”

ECHO By-Laws

     The merger agreement provides that as of the effective time of the merger, by virtue of the merger and without any action on the part of Merger Sub or us, the bylaws of the surviving corporation will be amended and restated to read the same as the bylaws of Merger Sub, as in effect immediately prior to the effective time of the merger, until thereafter amended in accordance with Nevada law, the articles of incorporation of the surviving corporation and those bylaws.

VOTING AGREEMENTS

ECHO Shares

     Contemporaneously with the execution and delivery of the merger agreement, Aristides W. Georgantas, Herbert Lucas, Carl R. Terzian, Richard D. Field, H. Eugene Lockhart, Alice Cheung, Stephen D. Hoofring, Patricia M. Williams, Richard Lee Slater, Karl J. Asplund, Joel M. Barry, Charles Harris, Kris Winckler, William J. Wied, Jack Wilson, Sharat Shankar and Donna Rehman, who were the directors and executive officers of ECHO as of the date of the merger agreement, in their capacity as stockholders of ECHO, entered into voting agreements with Intuit. Approximately 8.94% of the outstanding ECHO shares on the record date for the ECHO special meeting are subject to the voting agreements. The shares covered by the voting agreements are referred to in this proxy statement as the “subject ECHO shares.”

     The following is a summary description of the voting agreements. The form of voting agreement is attached as Annex B to this proxy statement, which is hereby incorporated into this document by reference.

Agreement to Vote and Proxy

     Each individual who entered into a voting agreement with Intuit agreed to vote the subject ECHO shares at the ECHO special meeting:

  in favor of approval of the merger;

  against approval of any proposal made in opposition to, or in competition with, consummation of the merger and the transactions contemplated by the merger agreement, and against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of ECHO in the merger agreement; and

  against any acquisition proposal (as defined in the merger agreement) or, other than those actions that relate to the merger and the transactions contemplated by the merger agreement, any other: (i) merger, consolidation, business combination, sale of assets, reorganization or recapitalization of ECHO or any subsidiary of ECHO with any party, (ii) sale, lease or transfer of any significant part of the assets of ECHO or any subsidiary of ECHO, (iii) reorganization, recapitalization, dissolution, liquidation or winding up of ECHO or any subsidiary of ECHO, (iv) material change in the capitalization of ECHO or any subsidiary of ECHO, or the corporate structure of ECHO or any subsidiary of ECHO, or (v) action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the merger or any of the other transactions contemplated by the merger agreement.

These individuals also agreed to grant to Intuit a proxy and appointed the directors of Intuit as their proxy to vote the subject ECHO shares on any of the foregoing matters at the ECHO special meeting.

Restrictions

     The individuals signing voting agreements have agreed that they will be bound by the non-solicitation provisions of the merger agreements described above under “The Merger Agreement — No Solicitation.” These individuals further agreed to certain restrictions on the transfer of their subject ECHO shares.

PROPOSAL 2—ADJOURNMENT OF THE SPECIAL MEETING

The Adjournment Proposal

     If at or prior to the special meeting of stockholders, the number of shares of our common stock present or represented and voting in favor of approval of the merger agreement is insufficient to approve that proposal under Nevada law, we intend to move to adjourn the special meeting in order to enable our Board of Directors to solicit additional proxies in respect of such proposal. In that event, we will ask our stockholders to vote only upon the adjournment proposal, and not the proposal regarding the approval of the merger agreement.

In this proposal, we are asking you to authorize the holder of any proxy solicited by our Board of Directors to vote in favor of granting Charles Harris and Alice Cheung, as proxies, the authority to adjourn the special meeting to another time and place for the purpose of soliciting additional proxies. If the stockholders approve the adjournment proposal, our management could adjourn the special meeting and any adjourned session of the special meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously voted. Among other things, approval of the adjournment proposal could mean that, even if we had received proxies representing a sufficient number of votes against the approval of the merger agreement to defeat that proposal, our management could adjourn the special meeting without a vote on the merger agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the merger agreement.

Vote Required and Board Recommendation

     Approval of the proposal to adjourn the special meeting for the purpose of soliciting additional proxies, if necessary or appropriate, requires a majority of the voting power present at the meeting, in person or represented by proxy. Properly executed proxies that do not contain voting instructions will be voted “FOR” the adjournment proposal. No proxy that is specifically marked “AGAINST” approval of the merger agreement will be voted in favor of the adjournment proposal, unless it is specifically marked “FOR” the adjournment proposal. Shares of our stock held by persons attending the special meeting but abstaining from voting and broker non-votes will have the effect of voting against the adjournment proposal.

     Our Board of Directors believes that if the number of shares of our common stock present or represented at the special meeting and voting in favor of approval of the merger agreement is insufficient to approve that proposal, it is in the best interests of us and our stockholders to enable our Board of Directors to continue to seek to obtain a sufficient number of additional votes in favor of approval of the merger agreement.

     Our Board of Directors recommends that you vote “FOR” the adjournment proposal.

MARKET PRICE AND DIVIDEND DATA

     Since January 17, 1986, we have been trading on the over-the-counter market under the name Electronic Clearing House, Inc. On October 2, 1989, we were accepted for listing on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) and trade under the symbol of “ECHO” on the NASDAQ Capital Market. The following table sets forth the range of high and low closing prices for each quarter for our common stock during the fiscal periods indicated, as reported on the NASDAQ Capital Market.

FISCAL YEAR ENDED
SEPTEMBER 30	High	Low
2007
First Quarter	$18.40	$11.70
Second Quarter (through January 26)	$18.54	$18.38
2006
First Quarter	$11.00	$9.00
Second Quarter	$13.66	$10.01
Third Quarter	$18.19	$12.51
Fourth Quarter	$18.08	$13.16

2005
First Quarter	$9.65	$7.42
Second Quarter	$9.22	$7.99
Third Quarter	$10.35	$7.10
Fourth Quarter	$9.36	$8.00

The prices set forth above are not necessarily indicative of liquidity of the trading market. Trading in our common stock is limited and sporadic, as indicated by the average monthly trading volume of approximately 275,000 shares during our fiscal year ended September 30, 2006.

     The following table sets forth the closing per share sales price of our common stock, as reported on the NASDAQ Capital Market on December 13, 2006, the last full trading day before the public announcement of the proposed merger, and on January 26, 2007, the latest practicable trading day before the printing of this proxy statement:

ECHO COMMON STOCK

Closing Price
December 13, 2006	$14.86
January 26, 2007	$18.53

     We have not paid any dividends in the past and have no current plan to pay any dividends. We intend to devote all funds to the operation of our businesses. Following the consummation of the merger there will be no further market for our common stock.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     As of December 31, 2006, there were 6,836,064 shares of our Common Stock outstanding. Based on our review of Forms 4 and Schedules 13D, 13G and 13F filed with the Securities and Exchange Commission on the dates noted, the following persons have beneficial ownership or control over 5% or more of our outstanding Common Stock:

	Amount and	Percentage of
	Nature of Beneficial	Outstanding Stock
Name and Address	Ownership	At 12/31/06
Melvin Laufer	519,839	7.60%
136 Beach 140th Street
Far Rockaway, NY 11694
Schedule 13D/A filed September 3, 2004

William Blair and Company LLC[1]	973,512	14.24%
222 W. Adams Street
Chicago, IL 60606
Schedule 13F filed September 30, 2006

Discovery Equity Partners LP; Discovery	821,454	12.02%
Group I LLC; Daniel J. Donoghue;
Michael R. Murphy
71 South Wacker Drive
Chicago, IL 60606
Forms 4 filed November 20, 2006

____________________

[1]	On January 17, 2006, William Blair and Company LLC filed a Form 13G/A with the Securities and Exchange Commission stating that it no longer had beneficial ownership of any shares of ECHO common stock.

     The following table sets forth the number of shares of Common Stock owned beneficially by our (i) directors, (ii) the Named Executive Officers (as defined below), and (iii) the executive officers and directors as a group, as of December 31, 2006. Such figures are based upon information furnished by the persons named.

	Amount and		Percentage of
	Nature of Beneficial		Outstanding Stock[1]
Name and Address	Ownership		At 12/31/06
Joel M. Barry	328,119	[2]	4.68%
730 Paseo Camarillo
Camarillo, CA 93010

Charles Harris	65,000	[2]	0.95%
730 Paseo Camarillo
Camarillo, CA 93010

Alice L. Cheung	82,500	[2]	1.20%
730 Paseo Camarillo
Camarillo, CA 93010

Jack Wilson	67,475	[2][5]	0.98%
730 Paseo Camarillo
Camarillo, CA 93010

Sharat Shankar	49,400	[2]	0.72%
730 Paseo Camarillo
Camarillo, CA 93010

Rick Slater	37,300	[2]	0.54%
730 Paseo Camarillo
Camarillo, CA 93010

Richard Field	203,696	[3]	2.98%
49 Locust Avenue
New Canaan, CT 06840

Aristides W. Georgantas	16,521		0.24%
180 Springdale Road
Princeton, NJ 08540

H. Eugene Lockhart	4,514		0.07%
280 Park Avenue
New York, NY 10017

Herbert L. Lucas, Jr.	57,880	[4]	0.85%
12011 San Vicente Blvd.
Los Angeles, CA 90049

Carl R. Terzian	3,031		0.04%
12400 Wilshire Blvd.
Los Angeles, CA 90025

All executive officers and directors as a
group (16 persons)	1,097,243	[6]	14.98%

____________________

[1]	Under Rule 13d-3, certain shares may be deemed to be beneficially owned by more than one person (if, for example, persons share the power to vote or the power to dispose of the shares). In addition, shares are deemed to be beneficially owned by a person if the person has the right to acquire the shares (for example, upon exercise of an option) within 60 days of the date as of which the information is provided. In computing the percentage ownership of any person, the amount of shares outstanding is deemed to include the amount of shares beneficially owned by such person (and only such person) by reason of these acquisition rights. As a result, the percentage of outstanding shares of any person as shown in this table does not necessarily reflect the person’s actual ownership or voting power with respect to the number of shares of Common Stock actually outstanding at December 31, 2006.
[2]	Includes stock options according to the terms of the 1992 Officers and Key Employees Incentive Stock Option Plan and the 2003 Incentive Stock Option Plan, which for the following number of shares and for the following individuals could be acquired within 60 days through the exercise of stock options: Joel M. Barry, 180,000 shares; Alice Cheung, 60,000 shares; Jack Wilson, 57,400 shares; Sharat Shankar, 49,400 shares; and Rick Slater, 22,800.

[3]	Includes 103,400 shares which are in an IRA account in Mr. Field’s name.
[4]	Includes 17,972 shares indirectly owned by Mr. Lucas through a trust for his wife.
[5]	Includes 530 shares indirectly owned by Mr. Wilson through his wife.
[6]	Includes shares and stock options according to the terms of the 1992 Officers and Key Employees Incentive Stock Option Plan and the 2003 Incentive Stock Option Plan, which for the following number of shares and for the following individuals could be acquired within 60 days through the exercise of stock options: Patricia Williams, 40,400 shares; Steven Hoofring, 36,000 shares; and Kris Winckler, 42,400 shares.

STOCKHOLDER PROPOSALS FOR 2007 ANNUAL MEETING

     We will hold our 2007 annual meeting of stockholders only if the merger is not consummated because following the merger our common stock will be delisted from the NASDAQ Capital Market, our common stock will be deregistered under the Exchange Act and we will no longer be a publicly-held company. Any stockholder wishing to have a proposal considered for inclusion in our 2007 annual meeting proxy solicitation materials must set forth such proposal in writing and file it with our secretary a reasonable period of time before we print and mail our 2007 annual meeting proxy materials. We will publicly notify you of the expected date that we plan to print and mail our 2007 annual meeting proxy materials at the time we establish a date for such meeting if the merger is not consummated. Proposals received after such date shall be considered untimely and shall not be included in our annual meeting proxy solicitation materials. Our Board of Directors will review any timely submitted stockholder proposals which are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2007 annual meeting proxy solicitation materials.

     If you wish to submit a proposal for consideration at our next annual general meeting of stockholders but that is not to be included in our proxy statement, you must deliver the proposal in writing (and otherwise comply with the requirements in our bylaws relating to the submission of proposals) to: 730 Paseo Camarillo, Camarillo, California, 93010, Attention: Secretary.

OTHER MATTERS

     As of the date of this proxy statement, our Board of Directors knows of no other matters that will be presented for consideration at the special meeting other than as described in this proxy statement. However, if any other matter is presented properly for consideration and action at the meeting, it is intended that the proxies will be voted with respect thereto in accordance with the best judgment and in the discretion of the proxy holders.

     Intuit and Merger Sub are not participants in the solicitation made by this proxy statement. None of Intuit or Merger Sub has any interest in the solicitation other than as a result of Intuit’s agreement to acquire all of the outstanding shares of our common stock pursuant to the terms of the merger agreement.

INCORPORATION OF INFORMATION BY REFERENCE

     The Securities and Exchange Commission allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is considered part of this proxy statement, except for any information superseded by information contained directly in this proxy statement or in later filed documents incorporated by reference in this proxy statement.

     This proxy statement incorporates by reference the documents set forth below that we have previously filed with the Securities and Exchange Commission.

ECHO’s Securities and Exchange Commission filings	Period
Annual Report on Form 10-K	Year ended September 30, 2006, as filed on
December 14, 2006
Current Report on Form 8-K	Filed on December 14, 2006

     We also incorporate by reference additional documents that may be filed with the Securities and Exchange Commission between the date of this proxy statement and the date of the special meeting of stockholders or, if sooner, the termination of the merger agreement. These include periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

     If you are a stockholder, we may have sent you some of the documents incorporated by reference, but you can obtain any of them through us, the Securities and Exchange Commission or the Securities and Exchange Commission’s Internet web site at http://www.sec.gov. You may obtain documents we incorporate by reference from us without charge, excluding all exhibits except those that we have specifically incorporated by reference in this proxy statement. Stockholders may obtain documents incorporated by reference in this proxy statement by requesting them in writing or by telephone from us at the following address:

Electronic Clearing House, Inc.
Corporate Secretary and Investor Relations
730 Paseo Camarillo
Camarillo, CA 93010
(800) 233-0406 ext. 8533
corp@ECHO-inc.com

We will send you any of these documents free of charge upon your request.

     You should rely only on the information contained or incorporated by reference into this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement or in any of the materials that have been incorporated by reference into this document. If you are in a jurisdiction where the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the solicitation presented in this document does not extend to you. This proxy statement is dated January 29, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. The mailing of this proxy statement to stockholders does not create any implication to the contrary.

MULTIPLE STOCKHOLDERS SHARING ONE ADDRESS

     In accordance with Rule 14a-3(e)(1) under the Exchange Act, one proxy statement will be delivered to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request a separate copy of the proxy statement to a stockholder at a shared address to which a single copy of the proxy statement was delivered. Requests for additional copies of the proxy statement, and requests that in the future separate proxy statements be sent to stockholders who share an address, should be directed to Electronic Clearing House, Inc., Corporate Secretary and Investor Relations, 730 Paseo Camarillo, Camarillo, CA 93010, (800) 233-0406 ext. 8533, corp@ECHO-inc.com. In addition, stockholders who share a single address but receive multiple copies of the proxy statement may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the prior sentence.

SOURCES OF ADDITIONAL INFORMATION

     Except where we indicate otherwise, we use the name “Intuit” in this proxy statement to refer to Intuit Inc., and references to “ECHO”, “the Company”, “us”, “we”, “our”, “ours” and similar expressions used in this proxy statement refer to Electronic Clearing House, Inc. We briefly describe Intuit and the other parties to the merger agreement under “The Merger—The Companies.” We also refer to our common stock, par value $0.01 per share, as our “common stock.” All information contained in this proxy statement with respect to the parties to the merger agreement other than ECHO has been supplied by those other parties.

     ECHO and Intuit are each subject to the informational requirements of the Exchange Act. Each company files annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission.

     You may read and copy these reports, proxy statements and other information (including the documents described in “Incorporation of Information by Reference”) at the Securities and Exchange Commission’s Public Reference Section at 100 F Street, N.E., Washington, DC 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at 1-800-SEC-0330. The Securities and Exchange Commission also maintains an Internet website, located at http://www.sec.gov, which contains reports, proxy statements and other information regarding ECHO, Intuit and other registrants that file electronically with the Securities and Exchange Commission.

     You may also read reports, proxy statements and other information relating to ECHO at the offices of the The NASDAQ Stock Market at 1735 K Street, N.W., Washington, D.C. 20006.

     Our stockholders should not send in their ECHO certificates until they receive the transmittal materials from the paying agent. Our stockholders of record who have further questions about their share certificates or the exchange of our common stock for cash should call the paying agent, whose contact information will be included in the letter of transmittal.

     You should rely only on the information contained in this proxy statement. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated January 29, 2007. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to stockholders nor the issuance of cash in the merger creates any implication to the contrary.

     If you have questions about the special meeting or the merger with Intuit after reading this proxy, or if you would like additional copies of this proxy statement or the proxy card, please contact:

Electronic Clearing House, Inc.
Corporate Secretary and Investor Relations
730 Paseo Camarillo,
Camarillo, CA 93010
(800) 233-0406 ext. 8533
corp@ECHO-inc.com

or

Morrow & Company, Inc.
470 West Avenue, 3rd Floor
Stamford, CT 06902
(800) 607-0088
echo.info@morrow.com
Attn: Gerard J. Mucha or Fred Marquardt

PROXY

ELECTRONIC CLEARING HOUSE, INC.

PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS
March 7, 2007

The undersigned hereby appoints Charles Harris and Alice Cheung, jointly and severally, proxies, with full power of substitution, to vote all shares of common stock of Electronic Clearing House, Inc., a Nevada corporation, which the undersigned is entitled to vote at the Special Meeting of Stockholders to be held at ECHO’s offices, 730 Paseo Camarillo, Camarillo, California, 93010, on March 7, 2007, at 9:00 a.m., local time, or any adjournment thereof and to vote all shares of common stock which the undersigned would be entitled to vote thereat if then and there personally present, on the matters set forth below.

THIS PROXY WILL BE VOTED AS DIRECTED AND, IF NO DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED “FOR” THE APPROVAL OF THE MERGER AGREEMENT AND, IF APPLICABLE, “FOR” THE ADJOURNMENT OF THE SPECIAL MEETING, IF NECESSARY, TO SOLICIT ADDITIONAL PROXIES (PROVIDED THAT NO PROXY THAT IS SPECIFICALLY MARKED “AGAINST” PROPOSAL 1 WILL BE VOTED IN FAVOR OF PROPOSAL 2, UNLESS IT IS SPECIFICALLY MARKED “FOR” PROPOSAL 2).

Please mark, sign and date your proxy card and return it in the enclosed envelope.

__________________________________________________________________________________________________________

Address Changes/Comments:

__________________________________________________________________________________________________________

__________________________________________________________________________________________________________

 (If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

ELECTRONIC CLEARING HOUSE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

Vote on Proposals	FOR	AGAINST	ABSTAIN
1. Proposal to approve the Agreement and Plan of Merger, dated as of December 14, 2006 by and among Electronic Clearing House, Inc., Intuit Inc., and Elan Acquisition Corporation, a wholly owned subsidiary of Intuit Inc.	☐	☐	☐

2. Proposal to approve the adjournment of the special meeting, if necessary or appropriate, to solicit additional proxies if there are insufficient votes at the time of the special meeting to approve the merger agreement.	☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other business as may properly come before the special meeting or any adjournment thereof.

Both of the foregoing attorneys-in-fact or their substitutes or, if only one shall be present and acting at the special meeting or any adjournment(s) thereof, the attorney-in-fact or substitute so present, shall have and may exercise all of the powers of said attorney-in-fact hereunder.

NOTE: The proxy should be marked, dated and signed by the stockholder exactly as his, her or its name appears hereon, persons signing in a fiduciary capacity should so indicate and if shares are held by joint tenants or as community property, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, partnership or other entity, please sign in full.

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Annex A

AGREEMENT AND PLAN OF MERGER

     THIS AGREEMENT AND PLAN OF MERGER is made and entered into as of December 14, 2006 (the “Agreement”), by and among Intuit inc., a Delaware corporation (“Parent”), Elan Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and Electronic Clearing House, Inc., a Nevada corporation (the “Company”).

RECITALS

     WHEREAS, the Boards of Directors of Parent, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for Parent to acquire the Company upon the terms and subject to the conditions set forth herein.

     WHEREAS, the Board of Directors of the Company (the “Board”) has unanimously (i) determined that the Merger (as defined in Section 1.1 hereof) is advisable and fair to, and in the best interests of, the Company and its stockholders, and (ii) approved this Agreement, the Merger and the other transactions contemplated by this Agreement (the “Transactions”), and (iii) resolved, subject to the terms and conditions of this Agreement, to recommend the approval of this Agreement by the stockholders of the Company.

     WHEREAS, concurrently with the execution of this Agreement, as a condition and material inducement to Parent’s willingness to enter into this Agreement, all executive officers and directors of the Company and all of their respective affiliates, in their capacity as stockholders of the Company, are entering into voting agreements in substantially the form attached hereto as Exhibit A (the “Company Voting Agreements”), pursuant to which each such stockholder has agreed, among other things, to vote his, her or its Shares (as defined in Section 1.6(a) hereof) in favor of the Merger.

     WHEREAS, concurrently with the execution of this Agreement, as a condition and material inducement to Parent’s willingness to enter into this Agreement, (i) the individuals listed on Schedule I attached hereto are entering into non-competition agreements with Parent (the “Non-Competition Agreements”), and (ii) the individuals listed on Schedule II attached hereto (the “Key Employees”) are entering into offer letters with Parent.

     NOW, THEREFORE, in consideration of the covenants, promises and representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

ARTICLE I
THE MERGER

     1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Nevada Revised Statutes (“Nevada Law”), Merger Sub shall be merged with and into the Company (the “Merger”), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

     1.2 Effective Time; Closing. Upon the terms and subject to the conditions of this Agreement, the parties hereto shall cause the Merger to be consummated by filing articles of merger (the “Articles of Merger”) with the Secretary of State of the State of Nevada in accordance with the relevant provisions of Nevada Law (the time of such filing (or such later time as may be agreed in writing by the Company and Parent and specified in the Articles of Merger) being the “Effective Time”) as soon as practicable on or after the Closing Date (as herein defined). Unless the context otherwise requires, the term “Agreement” as used herein refers collectively to this Agreement and Plan of Merger (as the same may be amended from time to time in accordance with the terms hereof) and the Articles of Merger. The closing of the Merger (the “Closing”) shall take place at the offices of O’Melveny & Myers LLP, Embarcadero Center West, 275 Battery Street, Suite 2600, San Francisco, California, at a time and date to be specified by the parties hereto, which shall be no later than the second business day after the satisfaction or waiver of the conditions set forth in Article VI hereof (other than those conditions, which by their terms, are to be satisfied or waived on the Closing Date), or at such other time, date and location as the parties hereto agree in writing (the “Closing Date”).

     1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in this Agreement and the applicable provisions of Nevada Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all of the assets, properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all of the debts, liabilities, obligations, restrictions and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions and duties of the Surviving Corporation.

     1.4 Articles of Incorporation and Bylaws of Surviving Corporation.

          (a) Articles of Incorporation. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Articles of Incorporation of the Surviving Corporation shall be amended and restated to read the same as the Articles of Incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Nevada Law and such Articles of Incorporation; provided, however, that as of the Effective Time the Articles of Incorporation shall provide that the name of the Surviving Corporation is “Electronic Clearing House, Inc.”

          (b) Bylaws. As of the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub or the Company, the Bylaws of the Surviving Corporation shall be amended and restated to read the same as the Bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Nevada Law, the Articles of Incorporation of the Surviving Corporation and such Bylaws; provided, however, that all references in such Bylaws to Merger Sub shall be deemed to refer to “Electronic Clearing House, Inc.”

     1.5 Directors and Officers of Surviving Corporation.

          (a) Directors. The initial directors of the Surviving Corporation shall be the directors of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

           (b) Officers. The initial officers of the Surviving Corporation shall be the officers of Merger Sub as of immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified.

     1.6 Effect on Capital Stock. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of any of the following securities, the following shall occur:

          (a) Conversion of Shares. Each share of Company Common Stock (as defined in Section 2.3(a) hereof), including the associated right (the “Rights”) to purchase one one-hundredth of a share of Series A Junior Participating Preferred Stock (“Series A Preferred Stock”), or in certain circumstances Company Common Stock, pursuant to the Amended and Restated Rights Agreement dated as of January 29, 2003 (the “Rights Agreement”), by and between the Company and OTR, Inc., as Rights Agent, (the “Shares”) issued and outstanding immediately prior to the Effective Time (other than any Shares to be canceled pursuant to Section 1.6(b) hereof and any Dissenting Shares (as defined in Section 1.7 hereof)), will be canceled and extinguished and automatically converted into the right to receive, upon surrender of the certificate representing such Share in the manner provided in Section 1.8 hereof (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in Section 1.10 hereof), cash, without interest, in an amount equal to EIGHTEEN DOLLARS AND SEVENTY FIVE CENTS ($18.75) per Share (the “Merger Consideration”).

          (b) Cancellation of Treasury and Parent-Owned Shares. Each Share held by the Company or owned by Merger Sub, Parent or any direct or indirect wholly-owned subsidiary of the Company or of Parent immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

          (c) Capital Stock of Merger Sub. Each share of common stock, par value $0.01 per share, of Merger Sub (the “Merger Sub Common Stock”) issued and outstanding immediately prior to the Effective Time shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation. Each certificate evidencing ownership of shares of Merger Sub Common Stock outstanding immediately prior to the Effective Time shall evidence ownership of such shares of capital stock of the Surviving Corporation.

          (d) Equity Awards. The Company shall, prior to the Effective Time, take such action, adopt such amendments, and obtain all such consents, as shall be required: (i) as to any Company Stock Options (as defined in Section 2.3(a)), shares of Company Restricted Stock (as defined in Section 2.3(a)) (including those shares issued pursuant to the acceleration of Long-Term Incentive Restricted Stock Grants (as defined in Section 2.3(a)) as a result of this Section 1.6(d)), Long-Term Incentive Restricted Stock Grants and Long-Term Incentive Phantom Stock Grants (as defined in Section 2.3(a)) that are outstanding and unvested immediately prior to the Effective Time, to cause such Company Stock Options, shares of Company Restricted Stock, Long-Term Incentive Restricted Stock Grants and Long-Term Incentive Phantom Stock Grants to be fully vested immediately prior to the Effective Time; (ii) as to any Long-Term Incentive Restricted Stock Grants that are accelerated as a result of this Section 1.6(d), to issue shares of Company Restricted Stock in respect thereof upon such acceleration; (iii) as to any shares of Company Restricted Stock (including those issued pursuant to the acceleration of Long-Term Incentive Restricted Stock Grants as a result of this Section 1.6(d)), to cause such shares to be treated in accordance with Section 1.6(a) at the Effective Time; and (iv) to cancel, immediately prior to the Effective Time, all then-outstanding Company Stock Options and Long-Term Incentive Phantom Stock Grants such that the holder of any such Company Stock Option or Long-Term Incentive Phantom Stock Grant shall have no further interest in such Company Stock Option or Long-Term Incentive Phantom Stock Grants, or right in respect thereof or with respect thereto, other than the right to receive such cash consideration as determined pursuant to the next three sentences. With respect to each Company Stock

Option that has a per share exercise price that is less than the Merger Consideration and is so cancelled, the holder of such Company Stock Option shall be entitled to receive for such Company Stock Option (the “Option Consideration”) (subject to any applicable withholding tax) cash equal to the product of (A) the number of shares of Company Common Stock as to which the portion of the Company Stock Option that is so cancelled could be exercised, multiplied by (B) the Merger Consideration less the per share exercise price of such portion of the Company Stock Option. In the case of a Company Stock Option having a per share exercise price equal to or greater than the Merger Consideration, such Company Stock Option shall be cancelled without the payment of cash or issuance of other securities in respect thereof. With respect to each Long-Term Incentive Phantom Stock Grant, the holder of such Long-Term Incentive Phantom Stock Grant shall be entitled to receive for such Long-Term Incentive Phantom Stock Grant (the “Phantom Stock Consideration”) (subject to any applicable withholding tax) cash equal to the product of (A) the number of shares of phantom stock subject to such Long-Term Incentive Phantom Stock Grant, multiplied by (B) the Merger Consideration. As soon as reasonably practicable after the Effective Time, Parent shall deliver to the Surviving Corporation an amount equal to the sum of the aggregate Option Consideration and the aggregate Phantom Stock Consideration payable to holders of Company Stock Options and Long-Term Incentive Phantom Stock Grants that were converted into the right to receive Option Consideration and Phantom Stock Consideration pursuant to this Section 1.6(d), and the Surviving Corporation shall promptly deliver the Option Consideration and Phantom Stock Consideration to such holders of Company Stock Options and Long-Term Incentive Phantom Stock Grants.

     1.7 Dissenting Shares.

          (a) Notwithstanding any provision of this Agreement to the contrary, any shares of Company Common Stock that are issued and outstanding immediately prior to the Effective Time and that are held by a stockholder of the Company who has properly exercised his, her or its dissenter’s rights under Nevada Law (the “Dissenting Shares”) shall not be converted into the right to receive the Merger Consideration pursuant to Section 1.6(a), but, instead, such shares shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to and subject to the requirements of Nevada Law. If any such holder shall have failed to perfect, or shall have effectively withdrawn or lost, his, her or its right to dissent from the Merger under Nevada Law, each share of such holder’s Company Common Stock shall thereupon be deemed to have been converted, as of the Effective Time, into the right to receive the Merger Consideration, without any interest thereon, upon surrender, in the manner provided in Section 1.8 hereof, of the certificate or certificates that formerly evidenced such Shares. The Company shall give Parent (i) prompt notice of any notice or demands for appraisal or payment for shares of Company Common Stock received by the Company, and (ii) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Nevada Law. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.

     1.8 Surrender of Certificates.

          (a) Paying Agent. Prior to the Effective Time, Parent shall select a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the holders of Shares to receive the funds to which holders of Shares shall become entitled pursuant to Section 1.6(a). As soon as reasonably practicable after the Effective Time, Parent shall deposit, or cause Merger Sub to deposit, with the Paying Agent, for the benefit of the holders of Shares, cash in an amount sufficient to pay the aggregate Merger Consideration. The deposit made by Parent or Merger Sub, as the case may be, pursuant to this Section 1.8(a) is hereinafter referred to as the “Exchange Fund.” If such funds are insufficient to make the payments contemplated by Section 1.6(a), Parent shall promptly deposit, or cause to be deposited, additional funds with the Paying Agent in an amount that is equal to the deficiency in the amount funds required to make such payment. Parent shall instruct the Paying Agent to cause the Exchange Fund to be (i) held for the benefit of the holders of the Shares, and (ii) applied promptly to make the payments provided for in Section 1.6(a) in accordance with this Section 1.8. The Exchange Fund shall be invested by the Paying Agent as directed by Parent.

          (b) Payment Procedures. As soon as reasonably practicable after the Effective Time, Parent shall cause the Paying Agent to mail to each holder of record (as of the Effective Time) of a certificate or certificates (the “Certificates”), which immediately prior to the Effective Time represented the outstanding Shares converted into the right to receive the Merger Consideration, (i) a letter of transmittal in customary form (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates (or affidavits of loss in lieu thereof and any required bond in accordance with Section 1.10) to the Paying Agent and shall contain such other provisions as Parent or the Paying Agent may reasonably specify) and (ii) instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration (which instructions shall include provisions for payment of the Merger Consideration to a person other than the person in whose name the surrendered Certificate is registered on the transfer books of the Company, subject to receipt of appropriate documentation and payment of any applicable taxes). Upon surrender of Certificates for cancellation (or affidavits of loss in lieu thereof together with any required bond in accordance with Section 1.10) to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holders of such Certificates formerly representing the Shares shall be entitled to receive in exchange therefor the Merger Consideration, and the Certificates so surrendered shall forthwith be canceled. Until so surrendered, outstanding Certificates shall be deemed from and after the Effective Time, for all corporate purposes, to evidence only the right to receive the Merger Consideration. Promptly following surrender of any such Certificates, the Paying Agent shall deliver to the record holders thereof, without interest, the Merger Consideration.

          (c) Payments with respect to Unsurrendered Shares; No Liability. At any time following the one (1) year anniversary of the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund that remains unclaimed by the holders of Shares (including, without limitation, all interest and other income received by the Paying Agent in respect of all funds made available to it), and, thereafter, such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat and other similar laws) only as general creditors thereof with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither Parent, the Surviving Corporation nor the Paying Agent shall be liable to any holder of a Share for any Merger Consideration delivered in respect of such Share to a public official pursuant to any abandoned property, escheat or other similar law.

          (d) Transfers of Ownership. If the payment of the Merger Consideration is to be paid to a person other than the person in whose name the Certificates surrendered in exchange therefor are registered, it will be a condition of payment that the Certificates so surrendered be properly endorsed and otherwise in proper form for transfer (including without limitation, if requested by Parent or the Paying Agent, a medallion guarantee), and that the persons requesting such payment will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificates surrendered, or established to the reasonable satisfaction of Parent or any agent designated by it that such tax has been paid or is not applicable.

          (e) Required Withholding. Each of the Paying Agent, Parent and the Surviving Corporation shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement to any holder or former holder of Shares or Company Stock Options such amounts as may be required to be deducted or withheld therefrom under the Code (as defined in Section 2.11(a) hereof) or under any provision of state, local or foreign tax law or under any other applicable Legal Requirement (as defined in Section 2.3(a) hereof). To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the person to whom such amounts would otherwise have been paid (in respect of which Parent, the Paying Agent or the Surviving Company, as the case may be, made such deductions and withholdings).

          (f) Adjustments. If during the period from the date of this Agreement through the Effective Time, any change in the outstanding shares of Company Common Stock or the shares of Company Common Stock issuable upon conversion, exercise or exchange of securities convertible, exercisable or exchangeable into or for shares of Company Common Stock, shall occur by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares of Company Common Stock, or any similar transaction, or any stock dividend thereon with a record date during such period, the Merger Consideration shall be appropriately adjusted to reflect such change.

     1.9 No Further Ownership Rights in Shares. Payment of the Merger Consideration shall be deemed to have been paid in full satisfaction of all rights pertaining to the Shares, and there shall be no further registration of transfers on the records of the Surviving Corporation of the Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

     1.10 Lost, Stolen or Destroyed Certificates. In the event that any Certificates shall have been lost, stolen or destroyed, the Paying Agent shall pay in exchange for such lost, stolen or destroyed Certificates, upon the making of an affidavit of that fact by the holder thereof, the Merger Consideration payable with respect thereto; provided, however, that Parent may, in its discretion and as a condition precedent to the payment of such Merger Consideration, require the owner of such lost, stolen or destroyed Certificates to deliver a bond in such reasonable and customary amount as it may direct as indemnity against any claim that may be made against Parent, the Surviving Corporation or the Paying Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

     1.11 Taking of Necessary Action; Further Action. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company and Merger Sub, the officers and directors of the Company and Merger Sub will take all such lawful and reasonably necessary action.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF COMPANY

     The Company hereby represents and warrants to Parent and Merger Sub, subject only to exceptions disclosed in writing in the disclosure schedule supplied by the Company to Parent dated as of the date hereof and certified by a duly authorized officer of the Company (the “Company Schedule”), as follows:

     2.1 Organization and Qualification; Subsidiaries.

          (a) Each of the Company and its subsidiaries is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority to own, lease and operate its assets and properties and to carry on its business as it is now being conducted and as proposed by the Company to be conducted. Each of the Company and its subsidiaries is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and orders (“Approvals”) necessary to own, lease and operate the properties it purports to own, operate or lease and to carry on its business as it is now being conducted and as proposed by the Company to be conducted. except where any failure to possess such Approvals would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect.

          (b) The Company has no subsidiaries except for the corporations identified in Section 2.1(b) of the Company Schedule. Section 2.1(b) of the Company Schedule also (i) sets forth the form of ownership and percentage interest of the Company in each of its subsidiaries, (ii) to the extent that a subsidiary set forth thereon is not wholly owned by the Company, lists the other persons or entities who have an interest in such subsidiary and sets forth the percentage of each such interest, and (iii) identifies each of the directors and officers of each such subsidiary. Neither the Company nor any of its subsidiaries has agreed to make nor is obligated to make nor is bound by any written, oral or other agreement, contract, subcontract, lease, mortgage, indenture, understanding, arrangement, instrument, note, bond, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, permit, franchise or other instrument, obligation or commitment or undertaking of any nature (a “Contract”), in effect as of the date hereof or as may hereafter be in effect under which it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor any of its subsidiaries directly or indirectly owns any equity or similar interest in or any interest convertible, exchangeable or exercisable for, any equity or similar interest in, any corporation, partnership, limited liability company, joint venture or other business, association or entity.

          (c) The Company and each of its subsidiaries is duly qualified to do business as a foreign corporation, and is in good standing, under the laws of all jurisdictions where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification necessary, except where failures to be so qualified and in good standing would not, individually or in the aggregate, be reasonably likely to have a Material Adverse Effect on the Company.

     2.2 Articles of Incorporation and Bylaws. The Company has previously furnished to Parent (i) a complete and correct copy of its Articles of Incorporation and Bylaws as amended to date (together, the “Company Charter Documents”) and (ii) the equivalent organizational documents for each subsidiary of the Company, each as amended to date. The Company is not in violation of any of the provisions of the Company Charter Documents, and no subsidiary of the Company is in violation of its equivalent organizational documents.

      2.3 Capitalization.

          (a) The authorized capital stock of the Company consists of 36,000,000 shares of Company common stock, par value $0.01 per share (“Company Common Stock”) and 5,000,000 shares of Preferred Stock, par value of $0.01 per share (“Company Preferred Stock”), of which 500,000 shares have been designated as Series A Junior Participating Preferred Stock. At the close of business on the date of this Agreement (i) 6,824,814 shares of Company Common Stock were issued and outstanding (not including 38,269 shares of Company Common Stock held by the Company as treasury stock), all of which are validly issued, fully paid and nonassessable, of which 137,602 shares were Company Restricted Stock (of which (x) 108,088 shares of Company Restricted Stock were granted under the 2003 Option Plan (as defined below), (y) no shares of Company Restricted Stock were granted under the 1992 Option Plan (as defined below), and (z) 29,514 shares of Company Restricted Stock were granted outside of the Company Option Plans (as defined below)); (ii) no shares of Company Common Stock were held by subsidiaries of the Company; (iii) 709,200 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 2003 Incentive Stock Option Plan (the “2003 Option Plan”), 95,000 shares of Company Common Stock were reserved for issuance pursuant to outstanding incentive grants of future restricted stock awards (the “Long-Term Incentive Restricted Stock Grants”) under the 2003 Option Plan, 10,000 shares of phantom stock were reserved for issuance pursuant to outstanding cash-settled incentive phantom stock grants (the “Long-Term Incentive Phantom Stock Grants”) under the 2003 Option Plan, and 227,912 shares of Company Common Stock were reserved for future issuance pursuant to the 2003 Option Plan; (iv) 239,325 shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock under the Company’s 1992 Officers and Key Employees Incentive Stock Option Plan (the “1992 Option Plan,” and together with the 2003 Option Plan, the “Company Option Plans”), no shares of Company Common Stock were reserved for issuance pursuant to outstanding Long-Term Incentive Restricted Stock Grants under the 1992 Option Plan, no shares of phantom stock were reserved for issuance pursuant to Long-Term Incentive Phantom Stock Grants under the 1992 Option Plan, and no shares of Company Common Stock were reserved for future issuance pursuant to the 1992 Option Plan, (v) no shares of Company Common Stock were reserved for issuance upon the exercise of outstanding options to purchase Company Common Stock granted outside of the Company Option Plans, and (vi) no shares of Company Preferred Stock were issued and outstanding. No Long-Term Incentive Restricted Stock Grants or Long-Term Incentive Phantom Stock Grants have been granted by the Company other than under the Company Option Plans. Section 2.3(a) of the Company Schedule sets forth the following information with respect to each Company stock option (“Company Stock Options”), each share of Company Common Stock that is restricted, unvested or subject to a repurchase option or other risk of forfeiture (“Company Restricted Stock”) and each Long-Term Incentive Restricted Stock Grant and Long-Term Incentive Phantom Stock Grant (collectively, “Incentive Grants,” and collectively with the Company Stock Options and Company Restricted Stock, “Equity Awards”) outstanding as of the date of this Agreement: (i) the name and address of the Equity Award Holder; (ii) the particular Company Option Plan, if any, pursuant to which such Equity Award was granted; (iii) the number of shares of Company Common Stock subject to such Equity Award; (iv) for each Equity Award that is a Company Stock Option, the exercise price of each Company Stock Option; (v) the date on which such Equity Award was granted; (vi) the date on which such Equity Award expires; and (vii) for each Equity Award that is a Company Stock Option, whether such Company Stock Option is intended to qualify as an incentive stock option within the meaning of Section 422 of the Code. All Company Stock Options (including those that have been exercised, terminated, expired, forfeited or otherwise cancelled) were issued at a strike price at least equal to fair market value such that the fair market value on the grant date equaled or exceeded the fair market value on the financial measurement date for each such Company Stock Option or, with respect to Company Stock Options that were not issued in such a manner, the Company recorded an appropriate compensation charge in its financial statements relating to such grants in the appropriate period and reported such in its financial statements and Returns during the required period. The Company has made available to Parent accurate and complete copies of all forms of agreements pursuant to which outstanding Equity Awards have been issued. All shares of Company Common Stock subject to issuance upon exercise of or otherwise issuable under such Equity Awards, when issued on the terms and conditions specified in the instrument pursuant to which they are issuable, will be duly authorized, validly issued, fully paid and nonassessable. There are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting of any Equity Award as a result of the Transactions. All outstanding shares of Company Common Stock, all outstanding Company Equity Awards and all outstanding shares of capital stock of each subsidiary of the Company have been issued and granted in material compliance with (i) all applicable Legal Requirements, and (ii) all requirements set forth in applicable Contracts. For the purposes of this Agreement, “Legal Requirements” means any federal, state, local, municipal, foreign or other law, statute, legislation, constitution, principle of common law, resolution, ordinance, code, edict, order, judgment, decree, rule, regulation, ruling or requirement issues, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity (as defined in Section 2.5(b) hereof). There are no declared or accrued but unpaid dividends with respect to any shares of Company Common Stock.

          (b) The Company owns free and clear of all liens, pledges, hypothecations, charges, mortgages, security interests, encumbrances, claims, interferences, options, rights of first refusals, preemptive rights, community property interests or restrictions of any nature (including any restriction on the voting of any security, any restriction on the transfer of any security or other asset, any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset) (“Liens”), other than restrictions on transfer imposed by federal and state securities laws, directly or indirectly through one or more wholly owned subsidiaries, all issued and outstanding shares of capital stock, partnership interests or similar ownership interests of any subsidiary of the Company, and all issued and outstanding securities convertible into, or exercisable or exchangeable for, such shares of capital stock, partnership interests or similar ownership interests. Except as set forth in Section 2.3(a) hereof, there are no subscriptions, options, warrants, shares of capital stock, partnership interests or similar ownership interests, calls, rights (including preemptive rights), commitments or agreements of any character to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound obligating the Company or any of its subsidiaries to issue, deliver or sell, or cause to be issued, delivered or sold, or repurchase, redeem or otherwise acquire, or cause the repurchase, redemption or acquisition of, any shares of capital stock, partnership interests or similar ownership interests of the Company or any of its subsidiaries or obligating the Company or any of its subsidiaries to grant, extend, accelerate the vesting of or enter into any such subscription, option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its subsidiaries. There are no registration rights in respect of any shares of Company Common Stock, and except for the Company Voting Agreements, there are no voting trusts, proxies, rights plans, antitakeover plans or other agreements or understandings to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound with respect to any class of capital stock of the Company or with respect to any class of capital stock, partnership interest or similar ownership interest of any of its subsidiaries.

     2.4 Authority Relative to this Agreement. The Company has all necessary corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate, on the terms and subject to the conditions hereof (including, without limitation, with respect to the Merger, the approval of this Agreement by holders of a majority of the outstanding Shares in accordance with Nevada Law), the Transactions. The execution and delivery of this Agreement by the Company and the consummation by the Company of the Transactions have been duly and validly authorized by all necessary corporate action on the part of the Company and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the Transactions (other than (x) with respect to the Merger, the approval of this Agreement by holders of a majority of the outstanding Shares in accordance with Nevada Law, and (y) the filing of the Articles of Merger as required by Nevada Law). This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery by Parent and Merger Sub, constitute legal and binding obligations of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

     2.5 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company will not, (i) conflict with or violate the Company Charter Documents or the equivalent organizational documents of any of the Company’s subsidiaries, (ii) subject, (x) with respect to the Merger, to the approval of this Agreement by holders of a majority of the outstanding Shares in accordance with Nevada Law and (y) to compliance with the requirements set forth in Section 2.5(b) hereof, conflict with or violate in any material respect any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, or (iii) conflict with or violate, or result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of the Company or any of its subsidiaries pursuant to, any Company Contract to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries or its or any of their respective properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii), individually or in the aggregate, be reasonably likely to (A) be material to the Company and its subsidiaries taken as a whole, or, following the Effective Time, Parent or the Surviving Corporation, or (B) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or consummate the Transactions without any material delay.

          (b) The execution and delivery of this Agreement by the Company does not, and the performance of this Agreement by the Company shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state or foreign court, administrative agency, commission, governmental or regulatory authority of competent jurisdiction, or any non-governmental self-regulatory agency, commission or authority having (through authority granted by a governmental agency or commission) the force of law (each, a “Governmental Entity”), except in each case (i) for applicable requirements, if any, of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), state securities Legal Requirements (“Blue Sky Laws”) and state takeover laws, applicable requirements, if any, of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), applicable pre-merger notification requirements of foreign Governmental Entities, the rules and regulations of the Nasdaq Capital Market (the “Nasdaq”), and the filing and recordation of the Articles of Merger as required by Nevada Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to (A) be material to the Company and its subsidiaries taken as a whole or, following the Effective Time, Parent or the Surviving Corporation, or (B) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or consummate the Transactions without any material delay.

     2.6 Compliance.

          (a) Neither the Company nor any of its subsidiaries is in conflict with, or in default or violation of, any Legal Requirements applicable to the Company or any of its subsidiaries or by which its or any of their respective properties is bound or affected, except for any conflicts, defaults or violations that would not, individually or in the aggregate, be reasonably likely to be material to the Company and its subsidiaries taken as a whole.

           (b) The Company’s and its subsidiaries’ material Approvals are in full force and effect, and the Company and its subsidiaries are in compliance in all material respects with the terms of each of such material Company Approval.

          (c) The use by any Person of any Company Product (as defined in Section 2.18(b)) as such Company Product is intended by the Company to be used will not cause such Person to be in conflict with, or in default or violation of, any Legal Requirements, PCI Standards (as defined in Section 2.29(a)), CISP Requirements (as defined in Section 2.29(a)) or NACHA Rules (as defined in Section 2.29(a)).

     2.7 SEC Filings; Financial Statements; Internal Controls.

          (a) Each report, schedule, form, registration statement, proxy statement and other document filed or furnished by the Company with the Securities and Exchange Commission (the “SEC”) since January 1, 2004 (together with all information incorporated by reference therein, the “Company SEC Reports”), which are all the reports, schedules, forms, statements and documents required to be filed or furnished by the Company with the SEC since January 1, 2004 (including any Company SEC Report filed after the date of this Agreement): (i) was and will be prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act of 2002, and the rules and regulations promulgated thereunder (the “Sarbanes-Oxley Act”), in each case, applicable to such Company SEC Report as of its respective date, as the case may be, and (ii) did not and will not at the time it was filed (and if amended or superseded by a filing prior to the date of this Agreement then on the date of such filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein (in light of the circumstances under which they were made, in the case of any such Company SEC Report filed under the Exchange Act) not misleading. None of the Company’s subsidiaries is required to file any reports or other documents with the SEC.

          (b) Each set of consolidated financial statements (including, in each case, any related notes thereto) contained in the Company SEC Reports (including any Company SEC Report filed after the date of this Agreement): (i) complied and will comply as to form in all material respects with the published rules and regulations of the SEC with respect thereto in effect at the time of such filing; (ii) was and will be prepared in accordance with United States generally accepted accounting principles (“GAAP”) applied on a consistent basis throughout the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, may not contain footnotes as permitted by Form 10-Q of the Exchange Act) and each presents fairly, in all material respects, the consolidated financial position of the Company and its consolidated subsidiaries at the respective dates thereof and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal year-end adjustments which were not or will not be material in amount or significance.

          (c) The Company has previously furnished to Parent a complete and correct copy of any amendments or modifications, which have not yet been filed with the SEC but which are required to be filed or furnished, to agreements, documents or other instruments which previously had been filed by the Company with the SEC pursuant to the Securities Act or the Exchange Act.

          (d) Except as set forth on the Company Schedule, the Company’s system of internal controls over financial reporting are reasonably sufficient in all material respects to provide reasonable assurance (i) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP, (ii) that receipts and expenditures are executed only in accordance with the authorization of management, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of the Company’s assets that could materially affect the Company’s financial statements.

           (e) The Company’s “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are effective to provide reasonable assurance that (i) all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules, regulations and forms of the SEC, and (ii) all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the principal executive officer and principal financial officer of the Company required under the Exchange Act with respect to such reports.

          (f) The Company’s management has disclosed to the Company’s auditors and the audit committee of the Board (i) any significant deficiencies in the design or operation of its internal controls over financial reporting that are reasonably likely to adversely affect the Company’s and its subsidiaries’ ability to record, process, summarize and report financial information and has identified for the Company’s auditors and audit committee of the Board any material weaknesses in internal control over financial reporting and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. The Company has made available to the Parent (i) a summary of any such disclosure made by management to the Company’s auditors and audit committee, and (ii) any material communication made by management or the Company’s auditors to the audit committee required or contemplated by listing standards of Nasdaq, the audit committee’s charter or professional standards of the Public Company Accounting Oversight Board. No material complaints from any source regarding accounting, internal accounting controls or auditing matters, and no material concerns from Company or subsidiary of the Company employees regarding questionable accounting or auditing matters, have been received by the Company. The Company has made available to the Parent a summary of all such material complaints or concerns relating to other matters through the Company’s whistleblower hot-line or equivalent system for receipt of employee or other person’s concerns regarding possible violations of Legal Requirements by the Company or any of its subsidiaries or any of their respective employees. No attorney representing the Company or any of its subsidiaries, whether or not employed by the Company or any of its subsidiaries, has reported evidence of a violation of securities laws, breach of fiduciary duty or similar violation by the Company, any subsidiary of the Company or any of its officers, directors, employees or agents to the Company’s chief legal officer, audit committee (or other committee designated for the purpose) of the Board or the Board pursuant to the rules adopted pursuant to Section 307 of the Sarbanes-Oxley Act or any Company policy contemplating such reporting, including in instances not required by those rules.

          (g) The Company is in compliance in all material respects with the applicable provisions of the Sarbanes-Oxley Act and with the applicable listing and other rules and regulations of the Nasdaq and has not received any notice from the Nasdaq asserting any non-compliance with such rules and regulations. Each of the principal executive officer of the Company and the principal financial officer of the Company has made all certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act with respect to the Company SEC Reports, and the statements contained in such certifications are accurate in all material respects. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act. Neither the Company nor any of its subsidiaries has outstanding, or has arranged any outstanding, “extensions of credit” to directors or executive officers within the meaning of Section 402 of the Sarbanes-Oxley Act.

      2.8 No Undisclosed Liabilities. Neither the Company nor any of its subsidiaries has any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type (whether absolute, accrued, contingent or otherwise) (collectively, “Liabilities”) which would be material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, except (i) Liabilities reflected in the Company’s balance sheet as of June 30, 2006 (including any related notes thereto) (the “Interim Balance Sheet”), (ii) Liabilities incurred since June 30, 2006 (the “Interim Balance Sheet Date”) and prior to the date hereof in the ordinary course of business, none of which individually (in the case of this clause (ii)) is material to the business, results of operations or financial condition of the Company and its subsidiaries, taken as a whole, or (iii) Liabilities incurred on or after the date of this Agreement in compliance with Section 4.1 hereof.

     2.9 Absence of Certain Changes or Events. Since the Interim Balance Sheet Date (i) there has not been any Material Adverse Effect on the Company, (ii) neither the Company nor any of its subsidiaries has taken any of the actions set forth in Sections 4.1(a) through 4.1(u), and (iii) there has not been any damage, destruction or other casualty loss with respect to any tangible asset or tangible property owned, leased or otherwise used by the Company or any of its subsidiaries having a value prior to such losses exceeding $100,000.

     2.10 Absence of Litigation. There are no material claims, actions, suits or proceedings pending or, to the knowledge of the Company, threatened (each, an “Action”) against the Company or any of its subsidiaries, or any of their respective properties or assets or any of the executive officers or directors of the Company or any of its subsidiaries, before any Governmental Entity or arbitrator, nor is there any reasonable basis therefor. No investigation or review by any Governmental Entity is pending or, to the knowledge of the Company, threatened against the Company or any of its subsidiaries, or any of their respective properties or assets or any of the executive officers or directors of the Company or any of its subsidiaries, nor has any Governmental Entity indicated to the Company an intention to conduct the same. To the knowledge of the Company, since June 30, 2003, no Governmental Entity has at any time challenged in writing or questioned in writing the legal right of the Company to conduct its operations as presently or previously conducted. The Company has provided to Parent true, correct and complete copies of all complaints, pleadings, motions and other filings and written correspondence (including settlement communications) regarding any Actions, investigations or challenges referred to in Section 2.10 of the Company Schedule.

     2.11 Employee Benefit Plans. Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.11(a)(i) below (which definition shall apply only to this Section 2.11), for purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) “Affiliate” shall mean any other person or entity under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder;

          (ii) “COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended;

          (iii) “Code” shall mean the Internal Revenue Code of 1986, as amended;

          (iv) “Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for employment, compensation, severance, termination pay, deferred compensation, bonus, performance awards, stock or stock-related awards, fringe benefits, disability benefits, supplemental employment benefits, vacation benefits, retirement benefits, profit-sharing, post-retirement benefits, or other employee benefits or remuneration of any kind, whether written or unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company or any Affiliate for the benefit of any Employee, or with respect to which the Company has or may have any liability or obligation;

          (v) “DOL” shall mean the Department of Labor;

          (vi) “Employee” shall mean any current or former or retired employee, consultant or director of the Company or any Affiliate;

          (vii) “Employment Agreement” shall mean each management, employment, severance, termination, consulting, relocation, repatriation, expatriation, visas, work permit or other agreement, contract or understanding between the Company or any Affiliate and any Employee;

          (viii) “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended;

          (ix) “FMLA” shall mean the Family Medical Leave Act of 1993, as amended;

          (x) “International Employee Plan” shall mean each Company Employee Plan and each Employment Agreement that has been adopted, maintained or entered into by the Company or any Affiliate, whether informally or formally, or with respect to which the Company or any Affiliate will or may have any liability, outside the jurisdiction of the United States or for the benefit of any Employee or Employees who perform services outside the United States;

          (xi) “IRS” shall mean the Internal Revenue Service;

          (xii) “Multiemployer Plan” shall mean any employee benefit plan which is a “multiemployer plan,” as defined in Section 3(37) of ERISA;

          (xiii) “Pension Plan” shall mean each employee benefit plan which is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

          (b) Schedule. Section 2.11(b) of the Company Schedule contains an accurate and complete list of each material Company Employee Plan and each Employment Agreement. The Company does not have any plan or commitment to establish any new Company Employee Plan or Employment Agreement, to modify any Company Employee Plan or Employment Agreement (except to the extent required by applicable Legal Requirements or to conform any such Company Employee Plan or Employment Agreement to the requirements of any applicable Legal Requirements, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to adopt or enter into any Company Employee Plan or Employment Agreement.

          (c) Documents. The Company has provided to Parent correct and complete copies of: (i) all documents embodying each Company Employee Plan and each Employment Agreement including (without limitation) all amendments thereto and all related trust documents, administrative service agreements, group annuity contracts, group insurance contracts, and policies pertaining to fiduciary liability insurance covering the fiduciaries for each Plan, a written description of each material Company Employee Plan that is not set forth in a written document; (ii) the three (3) most recent annual actuarial valuations, if any, prepared for each Company Employee Plan; (iii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto, or otherwise), if any, required under ERISA, the Code or other applicable Legal Requirement in connection with each Company Employee Plan; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all IRS determination, opinion, notification and advisory letters, and all material applications and correspondence to or from the IRS or the DOL with respect to any such application or letter; (vi) all material communications to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plans, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would reasonably be expected to result in any material liability to the Company; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) all COBRA forms and related notices (or such forms and notices as required under comparable Legal Requirements); (ix) the three (3) most recent plan years discrimination tests for each Company Employee Plan; and (x) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan.

          (d) Employee Plan Compliance. Each Company Employee Plan has been established and maintained in all material respects in accordance with its terms and in compliance with all applicable Legal Requirements, including ERISA and the Code. Each Company Employee Plan intended to qualify under Section 401(a) or Section 401(k) of the Code and each trust intended to qualify under Section 501(a) of the Code has either (i) received a favorable determination, opinion, notification or advisory letter from the IRS with respect to each such Company Employee Plan as to its qualified status, and each such trust as to its exempt status, under the Code, including all amendments to the Code effected by the Tax legislation commonly known as “GUST”, and, to the Company’s knowledge, no fact or event has occurred since the date of such determination, opinion, notification or advisory letter to adversely affect the qualified status of any such Company Employee Plan or the exempt status of each such trust, or (ii) has remaining a period of time under applicable Treasury regulations or IRS pronouncements in which to apply for such a letter and make any amendments necessary to obtain a favorable determination as to the qualified status of each such Company Employee Plan. No material “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 4975 of the Code or Section 408 of ERISA (or any administrative class exemption issued thereunder), has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending, or, to the knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against or with respect to any Company Employee Plan or any Employment Agreement or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time, without material liability to Parent, Company or any of its Affiliates (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the knowledge of the Company or any Affiliates, threatened by the IRS or DOL with respect to any Company Employee Plan. The Company is not subject to any material penalty or tax with respect to any Company Employee Plan under Title I of ERISA or Sections 4975 through 4980 of the Code. All contributions, reserves or premium payments required to be made or accrued as of the date hereof to the Company Employee Plans have been timely made or accrued. Each “nonqualified deferred compensation plan” (as defined in Section 409A(d)(1) of the Code) has been operated since January 1, 2005 in good faith compliance with Section 409A of the Code and IRS Notice 2005-1 and the Internal Revenue Service’s proposed regulations under Section 409A of the Code and no such plan has been materially modified since October 3, 2004. No nonqualified deferred compensation plan has been “materially modified” (within the meaning of IRS Notice 2005-1) at any time after October 3, 2004.

          (e) Pension Plan. Neither the Company nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan which is subject to Title IV of ERISA or Section 412 of the Code.

          (f) Collectively Bargained, Multiemployer and Multiple Employer Plans. At no time has the Company or any Affiliate contributed to, participated in, or been obligated to contribute to any Multiemployer Plan. Neither the Company, nor any Affiliate has at any time ever maintained, established, sponsored, participated in, or contributed to any plan described in Section 413 of the Code or to any plan that was also at that time sponsored, participated in, or contributed to by any employer other than the Company or an Affiliate.

          (g) No Severance or Post-Employment Obligations. Except as set forth on Section 2.11(g) of the Company Schedule, no Company Employee Plan provides for the payment of severance or other benefits upon termination of employment. No Company Employee Plan provides, or reflects or represents any liability to provide retiree health or other welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and the Company has no expected liability or obligation as a result of representations, promises or contracts (whether in oral or written form) to or with any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree health or other welfare benefits, except to the extent required by statute.

          (h) Health Care Compliance. Neither the Company nor any Affiliate has, prior to the Effective Time and in any material respect, violated any of the health care continuation requirements of COBRA, the requirements of FMLA, the requirements of the Health Insurance Portability and Accountability Act of 1996, the requirements of the Women’s Health and Cancer Rights Act of 1998, the requirements of the Newborns’ and Mothers’ Health Protection Act of 1996, or any amendment to each such act, or any similar provisions of state law applicable to its Employees.

          (i) Effect of Transaction.

          (i) The execution of this Agreement and the consummation of the Transactions will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employment Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any Employee.

          (ii) No payment or benefit which will or may be made by the Company or its Affiliates with respect to any Employee or any other “disqualified individual” (as defined in Code Section 280G and the regulations thereunder) will, individually or in combination with any other such payment, be characterized as a “parachute payment,” within the meaning of Section 280G(b)(2) of the Code.

          (j) Employment Matters. The Company: (i) is in compliance in all material respects with all applicable foreign, federal, state and local Legal Requirements respecting employment, employment practices, terms and conditions of employment and wages and hours, in each case, with respect to Employees; (ii) has withheld and reported all amounts required by Legal Requirements or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). Except as set forth on Section 2.11(j) of the

Company Schedule, there are no pending, threatened or reasonably anticipated claims or actions against the Company under any worker’s compensation policy or long-term disability policy.

          (k) Employee Information. The Company has made available to Parent a true, correct and complete list setting forth the names, positions and rates of compensation of all current officers, directors, employees and consultants of the Company, as of the date hereof, showing each such person’s name, positions, and annual remuneration, bonuses and fringe benefits for the current fiscal year and the most recently completed fiscal year. To the knowledge of the Company, no executive or key employee of the Company has any plans to terminate his or her employment with the Company. All independent contractors have been properly classified as independent contractors for the purposes of federal and applicable state tax laws, laws applicable to employee benefits and other applicable law except to the extent such failure could not reasonably be expected to result in a Material Adverse Effect. Section 2.11(k) of the Company Schedule sets forth a list of all former consultants of the Company.

          (l) Labor. No work stoppage, labor strike or slowdown against the Company is pending, threatened or reasonably anticipated. The Company does not know of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending, or, to the knowledge of the Company, threatened or reasonably anticipated relating to any labor, safety or discrimination matters involving any Employee, including, without limitation, charges of unfair labor practices or discrimination complaints, which, if adversely determined, would, individually or in the aggregate, result in any material liability to the Company. Neither the Company nor any of its subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. The Company is not presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company.

          (m) International Employee Plan. Neither the Company nor any of its Affiliates has ever established, maintained or administered an International Employee Plan.

          (n) WARN Act. The Company has complied with the Workers Adjustment and Retraining Notification Act of 1988, as amended (“WARN Act”) and all similar state Legal Requirements including applicable provisions of the California Labor Code. All Liabilities relating to the employment, termination or employee benefits of any former Employees previously terminated by the Company or an Affiliate including, without limitation, all termination pay, severance pay or other amounts in connection with the WARN Act and all similar state Legal Requirements including applicable provisions of the California Labor Code, shall be the responsibility of the Company.

          (o) Section 409A. Each Company Employee Plan that is a deferred compensation arrangement has been identified as either being exempt from Section 409A of the Code or as subject to Section 409A of the Code (and identified as either an account balance plan or a non-account balance plan, and equity plan or a severance plan). Any Equity Award grants by the Company to its employees, directors and other service providers were made over Company Common Stock, have an exercise price that is at least equal to the fair market value of the Company Common Stock on the date that Equity Awards were granted, and the determination of the fair market value of such Equity Awards satisfied the valuation requirements of Section 409A of the Code.

     2.12 Proxy Statement. Subject to the limitation set forth in the last sentence of this Section 2.12, (a) neither the proxy statement to be sent to the stockholders of the Company in connection with the Stockholders’ Meeting (as hereinafter defined), nor any amendment or supplement thereto (such proxy statement, as amended or supplemented, being referred to herein as the “Proxy Statement”), shall, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting (as defined in Section 5.2 hereof), and (b) no other documents that may be filed with the SEC in connection with the transactions contemplated by this

Agreement shall, at the respective times filed with the SEC, in each case contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which it was made, not false or misleading. The Proxy Statement shall comply in all material respects as to form with the requirements of the Exchange Act and the rules and regulations thereunder. Notwithstanding the foregoing, no representation is made by the Company in this Section 2.12 with respect to statements made based on information supplied by Parent or Merger Sub in writing specifically for inclusion in the Proxy Statement.

     2.13 Restrictions on Business Activities. There is no Contract (noncompete or otherwise), or to the Company’s knowledge, judgment, injunction, order or decree, binding upon the Company or its subsidiaries or to which the Company or any of its subsidiaries is a party which has the effect of prohibiting or limiting any business practice of the Company or any of its subsidiaries, any acquisition of property by the Company or any of its subsidiaries, the solicitation or hiring of any person or the conduct of business by the Company or any of its subsidiaries as currently conducted. Without limiting the foregoing, neither the Company nor any of its subsidiaries has entered into any Contract under which it is restricted from selling, licensing or otherwise distributing any of its technology or products to or providing or seeking to provide services to, customers or potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market.

     2.14 Title to Property.

          (a) Neither the Company nor any of its subsidiaries owns any real property. Section 2.14(a)(i) of the Company Schedule sets forth a list of all real property currently leased by the Company or any of its subsidiaries. Section 2.14(a)(ii) of the Company Schedule sets forth a list of all real property previously owned by the Company or any of its subsidiaries. All such current leases are in full force and effect, are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default or event of default (or event which with notice or lapse of time, or both, would constitute a default) of the Company or any of its subsidiaries, or to the knowledge of the Company, any other party thereto. The Company has made available to Parent true, complete and correct copies of each lease set forth on Section 2.14(a)(i) of the Company Schedule, and all amendments and modifications thereto. Each of the properties listed on Section 2.14(a)(ii) of the Company Schedule were property transferred to third parties, are no longer owned by the Company and there are no outstanding, ongoing or residual obligations by the Company with respect to such properties.

          (b) The Company and each of its subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its properties and assets, real, personal and mixed, used or held for use in its business, free and clear of all Liens, except for Permitted Liens (as defined below). As used in this Agreement, “Permitted Liens” means: (i) Liens for Taxes (as herein defined) not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established; (ii) Liens securing indebtedness or other liabilities reflected in the Interim Balance Sheet; (iii) such non-monetary Liens or other imperfections of title, if any, that, individually or in the aggregate, would not be reasonably likely to (A) materially interfere with the present use or operation of any material property or asset of the Company or any of its subsidiaries or (B) materially detract from the value of such material property or asset; (iv) Liens imposed or promulgated by Laws with respect to real property and improvements, including zoning regulations; (v) Liens disclosed on existing title reports or existing surveys (in either case copies of which title reports and surveys have been delivered or made available to Parent); and (vi) mechanics’, carriers’, workmen’s , repairmen’s and similar Liens incurred in the ordinary course of business.

          (c) All the plants, structures and equipment of the Company and its subsidiaries, are in satisfactory condition and repair for their current and intended use by the Company, reasonable wear and tear excepted, except where the failure to be in satisfactory condition and repair would not reasonably be likely to have a Material Adverse Effect.

     2.15 Taxes.

          (a) Definition of Taxes. For the purposes of this Agreement, “Tax” or “Taxes” means (i) any and all federal, state, local and foreign taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes, together with all interest, penalties and additions imposed with respect to such amounts; (ii) any liability for the payment of any amounts of the type described in clause (i) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period; and (iii) any liability for the payment of any amounts of the type described in clause (i) or (ii) as a result of any express or implied obligation to indemnify any other person or as a result of any obligations under any agreements or arrangements with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

          (b) Tax Returns and Audits.

          (i) The Company and each of its subsidiaries have timely filed all Returns (defined below). Such Returns are true, correct and complete in all material respects. The Company and each of its subsidiaries have paid or withheld and paid to the appropriate Tax authority all material amounts of Taxes due, whether or not shown to be due on such Returns. As used in this Agreement, “Returns” means federal, state, local and foreign returns, forms, estimates, information statements and reports relating to Taxes required to be filed by the Company and each of its subsidiaries with any Tax authority.

          (ii) The Company and each of its subsidiaries have withheld and paid to the appropriate Tax authority all Taxes required to be withheld and paid in connection with amounts paid and owing to any employee, independent contractor, creditor, stockholder or other third party (whether domestic or foreign).

          (iii) Neither the Company nor any of its subsidiaries has been delinquent in the payment of any material Tax nor is there any material Tax deficiency outstanding, proposed or assessed against the Company or any of its subsidiaries, nor has the Company or any of its subsidiaries executed any unexpired waiver of any statute of limitations on or extension of any the period for the assessment or collection of any Tax.

          (iv) No audit or other examination of any Return of the Company or any of its subsidiaries by any Tax authority is presently in progress, nor has the Company or any of its subsidiaries been notified of any request for such an audit or other examination. The Company has delivered or made available to Parent true and complete copies of income tax Returns of the Company and its subsidiaries for the years ended September 30, 2001, 2002, 2003, 2004 and 2005, and true and complete copies of all examination reports and statements of deficiencies assessed against or agreed to by any of the Company and its subsidiaries or any predecessor, with respect to income Taxes. No material claim in writing has ever been made by a Tax authority in a jurisdiction where the Company or any of its subsidiaries do not file Returns that any of the Company or its subsidiaries is or may be subject to a Tax liability in that jurisdiction.

           (v) No adjustment relating to any Returns filed or required to be filed by the Company or any of its subsidiaries has been proposed in writing, formally or informally, by any Tax authority to the Company or any of its subsidiaries or any representative thereof.

          (vi) Neither the Company nor any of its subsidiaries has any liability for any unpaid material Taxes (whether or not shown to be due on any Return) which has not been accrued for or reserved on the Company’s Interim Balance Sheet in accordance with GAAP, whether asserted or unasserted, contingent or otherwise, other than any liability for unpaid Taxes that may have accrued since the Interim Balance Sheet Date in connection with the operation of the business of the Company and its subsidiaries in the ordinary course. There are no Liens with respect to material Taxes on any of the assets of the Company or any of its subsidiaries, other than customary Liens for Taxes not yet due and payable.

          (vii) Except as set forth on Section 2.15(b)(vii) of the Company Schedule, there is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party as of the date of this Agreement, including the provisions of this Agreement, covering any employee or former employee of the Company or any of its subsidiaries that, individually or collectively, would reasonably be expected to give rise to the payment of any amount that would not be deductible pursuant to Sections 280G or 162(m) of the Code. There is no Contract, plan or arrangement to which the Company or any of its subsidiaries is a party or by which it is bound to compensate any individual for excise taxes paid pursuant to Section 4999 of the Code.

          (viii) Neither the Company nor any of its subsidiaries is party to or has any obligation under any tax-sharing, tax indemnity or tax allocation agreement or arrangement. Neither the Company nor any of its subsidiaries has ever been a member of a group filing a consolidated, unitary, combined or similar Return (other than Returns which include only the Company and any of its subsidiaries) under any federal, state, local or foreign Legal Requirements. Neither the Company nor any of its subsidiaries has any liability for Taxes of any person other than the Company and its subsidiaries (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Legal Requirements), (ii) as a transferee or successor, (iii) by contract, or (iv) otherwise. Neither the Company nor any of its subsidiaries is party to any joint venture, partnership or other arrangement that could be treated as a partnership for federal and applicable state, local or foreign Tax purposes.

          (ix) None of the Company’s or its subsidiaries’ assets are tax exempt use property within the meaning of Section 168(h) of the Code. Neither the Company nor any of its subsidiaries has agreed, or is or was required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise (or by reason of any similar provision of state, local or foreign Legal Requirements).

          (x) Neither the Company nor any of its subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code (x) in the two years prior to the date of this Agreement or (y) in a distribution which could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) in conjunction with the Transactions.

          (xi) Neither the Company nor any of its subsidiaries has been a party to a “reportable transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(1) or to a transaction that is or is substantially similar to a “listed transaction,” as such term is defined in Treasury Regulations Section 1.6011-4(b)(2), or any other transaction requiring disclosure under analogous provisions of state, local or foreign Tax Legal Requirement.

           (xii) Neither the Company nor any of its subsidiaries has, or has had, any permanent establishment in any foreign country, as defined in any applicable Tax convention.

     2.16 Environmental Matters.

          (a) For purposes of this Agreement, the following terms shall have the meanings set forth below:

          (i) “Environmental Law” shall mean any applicable federal, state, local and foreign laws, regulations, ordinances, and common law relating to pollution or protection of human health (to the extent relating to exposure to Materials of Environmental Concern) or protection of the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata, and natural resources), including, without limitation, laws and regulations relating to emissions, discharges, releases or threatened releases of, or exposure to, Materials of Environmental Concern.

          (ii) “Materials of Environmental Concern” shall mean hazardous chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum and petroleum products, asbestos or asbestos-containing materials or products, polychlorinated biphenyls, lead or lead-based paints or materials, radon, toxic fungus, toxic mold, mycotoxins or other hazardous substances that would reasonably be expected to have an adverse effect on human health or the environment.

          (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, (i) the Company and its subsidiaries are in compliance with all applicable Environmental Laws, (ii) neither the Company nor any of its subsidiaries has any liabilities or obligations arising from the release of any Materials of Environmental Concern by the Company or any of its subsidiaries into the environment, (iii) the Company and its subsidiaries currently hold all material environmental Approvals (the “Company Environmental Permits”) necessary for the conduct of the Company’s and its subsidiaries’ activities and businesses as such activities and businesses are currently being conducted, (iv) all such Company Environmental Permits are valid and in full force and effect, and (v) the Company and its subsidiaries have complied in all material respects with all covenants and conditions of any such Company Environmental Permit.

          (c) Neither the Company nor any of its subsidiaries has received written notice of violation of any Environmental Law or any formal administrative proceeding, or investigation, inquiry or information request by any Governmental Entity that is pending or threatened.

          (d) Neither the Company nor any of its subsidiaries is a party to or bound by any court order, administrative order, consent order or other Contract between the Company or any of its subsidiaries on the one hand, and any Governmental Entity or other third party on the other hand, entered into in connection with any legal obligation, remediation or liability arising under or with respect to any Environmental Law.

          (e) A true, complete and correct copy of all environmental reports, investigations and audits relating to premises currently or previously owned or operated by the Company or any of its subsidiaries which the Company has possession of or access to have been made available to Parent.

          (f) The Company has no knowledge of any material environmental liability of any solid or hazardous waste transporter or treatment, storage or disposal facility that has been used by the Company or any of its subsidiaries.

     2.17 Third Party Expenses. Except pursuant to the engagement letter with Wedbush Morgan Securities dated June 30, 2006, a copy of which has been furnished to Parent, neither the Company nor any of its subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage, finders or financial advisory fees or agent’s commissions or any similar charges in connection with this Agreement or the Transactions contemplated hereby.

     2.18 Intellectual Property.

          (a) For purposes of this Agreement, “Intellectual Property” shall mean collectively all of the following types of intangible assets: (i) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all Patents and patent disclosures; (ii) all trademarks, service marks, trade dress, logos, domain names, URLs, trade names and other source indicators, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith; (iii) all works of authorship, including all copyrights therein (whether registered or unregistered), and all applications, registrations and renewals in connection therewith; (iv) all trade secrets and confidential information (including documented research and development, documented know-how, processes, data, designs, specifications, customer lists, sales prospect lists, distributor lists, supplier lists, pricing and cost information, and marketing plans and proposals); (v) all software, including all source code, object code, firmware, related documentation, files, data, and all media on which any of the foregoing is recorded; and (vi) any similar, corresponding or equivalent rights to any of the foregoing anywhere in the world. For purposes of this Agreement, “Patents” means all United States and foreign patents and applications therefore and all reissues, divisions, renewals, reexaminations, extensions, provisionals, continuations, continuing prosecution applications and continuations-in-part thereof.

          (b) Section 2.18(b) of the Company Schedule contains a complete and accurate list (by name and version number, as appropriate) of all products, software or service offerings of the Company and its subsidiaries (collectively, “Company Products”) (i) that have been operated, sold, licensed, distributed or otherwise provided in the three (3) year period preceding the date hereof, (ii) that the Company or any of its subsidiaries intends to operate, sell, license, distribute or otherwise provide in the future, for which development is materially underway and (iii) for which the Company or any of its subsidiaries has any liability related thereto.

          (c) The Company or one of its subsidiaries exclusively owns or possesses sufficient legal rights to use all Intellectual Property used to conduct the business of the Company as it is currently conducted. The Company or one of its subsidiaries is the exclusive owner of all right, title and interest in and to the Company Intellectual Property and has the rights to make, use, sell, export, import, license, assign, transfer or otherwise commercially exploit the Company Intellectual Property without payment or other obligations to third parties. Each item of Company Intellectual Property is free and clear of any liens or encumbrances, except for non-exclusive licenses granted to end-user customers or other third parties in the ordinary course of business consistent with past practices, the forms of which have been provided to Parent. For purposes of this Agreement, “Company Intellectual Property” means all Intellectual Property owned by or purported to be owned by the Company, or any of its subsidiaries including without limitation as incorporated in or otherwise used in connection with Company Products.

          (d) Neither the Company nor any of its subsidiaries has (A) granted or agreed to grant any exclusive license of or right to use, or authorized the retention of any rights to use or joint ownership of, any Company Intellectual Property, to any person, (B) permitted any person to modify, improve or create derivative works of Company Intellectual Property or own any Intellectual Property rights therein, (C) disclosed any source code that is Company Intellectual Property to any person, or (D) granted “most favored customer” status to any person or subjected itself to a non-compete agreement of any kind in any jurisdiction or other restriction in its business.

           (e) To the Company’s knowledge, all Company Intellectual Property was written and/or created solely by either (i) employees of the Company or one of its subsidiaries acting within the scope of their employment, (ii) third parties, all of whom have validly and irrevocably assigned all of their rights, including Intellectual Property rights therein, to the Company or one of its subsidiaries, or (iii) third parties who have entered into an agreement with the Company or one of its subsidiaries pursuant to which any Intellectual Property authored or created by such third party would be considered a “work made for hire” pursuant to 17 U.S.C. § 101 et seq., and no such third party owns or has any rights to any such Intellectual Property.

          (f) Section 2.18(f) of the Company Schedule sets forth a true and complete list of all Company Registered IP and the jurisdiction(s) in which each item of Company Registered IP was or is filed or registered, whether pending or abandoned, including the respective application or registration numbers and dates. Each item of Company Registered IP is currently in compliance with all formal legal requirements (including payment of filing, examination and maintenance fees and proofs of use), except to the extent any failure would not be reasonably likely to have a Material Adverse Effect, and is valid and subsisting. All necessary documents and certificates in connection with such Company Registered IP have been filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of applying for, perfecting, prosecuting and maintaining such Company Registered IP. There are no actions that must be taken by the Company or any of its subsidiaries within one hundred twenty (120) days of the date hereof, including the payment of any registration, maintenance or renewal fees or the filing of any responses to PTO office actions, documents, applications or certificates, for the purposes of obtaining, maintaining, perfecting or preserving or renewing any Company Registered IP. “Company Registered IP” means any Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued by, filed with, or recorded by, any Governmental Authority at any time that is owned by, filed in the name of, or applied for by, the Company or any of its subsidiaries.

          (g) Section 2.18(g) of the Company Schedule sets forth a true and complete list of all Public Software currently used in the operation of the business of the Company or any of its subsidiaries, used or incorporated with Company Products or distributed at any time, in whole or in part, by the Company in connection with the business of the Company or any Company Products. No software covered by or embodying any Company Intellectual Property or Company Product, or used in the operation of the business of the Company, has been or is being distributed, in whole or in part, or is being used in conjunction with any Public Software in a manner which would require that such software or Company Product be disclosed or distributed in source code form or made available in any form at no charge. For purposes of this Agreement, “Public Software” means any software that contains, or is derived in any manner (in whole or in part) from, any software that is distributed as free software, “shareware”, open source software or similar licensing or distribution models, including without limitation software licensed under the following licenses or distribution models: the GNU General Public License (GPL), GNU Lesser General Public License or GNU Library General Public License (LGPL), Mozilla Public License (MPL), BSD licenses, the Artistic License, the Netscape Public License, the Sun Community Source License (SCSL) the Sun Industry Standards License (SISL) and the Apache License.

          (h) Section 2.18(h)(i) of the Company Schedule lists all IP Licenses pursuant to which the Company or any of its subsidiaries is granted rights to any Intellectual Property of a third party used in or in connection with the business of the Company or its subsidiaries within the past three (3) years, except for non-negotiated licenses of generally commercially available software that have been licensed by the Company on standard terms and Public Software licenses set forth on Section 2.18(g) of the Company Schedule; Section 2.18(h)(ii) of the Company Schedule lists all IP Licenses pursuant to which a third party is granted rights to any material Company Intellectual Property, except for agreements with Company’s or its subsidiaries’ customers entered into in the ordinary course of business consistent with past practices in the form made available to Parent; and Section 2.18(h)(iii) of the Company Schedule lists, for each Company Product, all Intellectual Property incorporated in or used in connection with such Company Product that is not Company Intellectual Property and the IP License pursuant to which Company or any of its subsidiaries acquired the right to use such Intellectual Property, other than either of the following so long as they are not distributed for use with, or incorporated in, a Company Product constituting software that is distributed, directly or indirectly, to end users: (A) non-negotiated licenses of generally commercially available software that have been licensed by the Company on standard terms; and (B) Public Software licenses set forth on Section 2.18(g) of the Company Schedule. For the purposes of this Agreement, “IP Licenses” means all the contracts, licenses and agreements to which the Company or any of its subsidiaries is a party with respect to any Intellectual Property licensed to or by, or created for or by, the Company or any of its subsidiaries.

          (i) All material IP Licenses are in full force and effect. Neither the Company nor any of its subsidiaries is in breach of nor has the Company or any of its subsidiaries failed to perform under, and neither the Company nor any of its subsidiaries has received any notice of any breach or failure to perform under, any IP License and, to the knowledge of the Company, no other party to any such IP License is in breach thereof or has failed to perform thereunder. Neither the Company nor any of its subsidiaries is currently in dispute with another party regarding the scope of any IP License, or regarding performance by any party under any IP License, including any payments to be made or received by the Company or any of its subsidiaries thereunder. The consummation of the transactions contemplated by this Agreement (including any subsequent merger of the Surviving Corporation into the Parent) will neither violate nor result in the breach, modification, cancellation, termination or suspension of any IP Licenses or entitle the other party or parties to such IP Licenses to terminate such IP Licenses. Following the Closing Date (and any merger of the Surviving Corporation into the Parent), both the Parent and the Surviving Corporation will be permitted to exercise all of Company’s or its subsidiaries’ rights under the IP Licenses to the same extent Company or the relevant subsidiary would have been able to had the transactions contemplated by this Agreement not occurred and without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which Company or such subsidiary would otherwise be required to pay. Neither the transactions nor any merger of the Surviving Company with the Parent, will result in any third party being granted any rights to any Company Intellectual Property that are in addition to, or greater than, such third party currently has under such IP Licenses, including any access to or release of any source or object code owned by or licensed to the Company or any of its subsidiaries.

          (j) The Company’s and its subsidiaries’ conduct of their business as currently conducted does not infringe, misappropriate or otherwise violate any Intellectual Property owned or claimed by another person, violate any other intellectual property right of another person (including any right to privacy or publicity), or constitute unfair competition or trade practices under or, to the knowledge of Company, otherwise violate the Legal Requirements of, any jurisdiction, and neither the Company nor any of its subsidiaries has received any notice thereof.

          (k) No person has asserted or, to the knowledge of the Company, threatened to assert, any claims challenging the use, ownership, validity or enforceability of any Company Intellectual Property or Company Product. No material Company Intellectual Property is subject to any outstanding order, judgment, decree, stipulation or agreement related to or restricting in any manner the licensing, assignment, transfer, use or conveyance thereof by the Company or any of its subsidiaries.

          (l) Neither the Company nor any of its subsidiaries has brought any actions or lawsuits alleging (A) infringement or misappropriation of any of the Company Intellectual Property or (B) breach of any license, sublicense or other agreement authorizing another party to use any Company Intellectual Property, and, to the knowledge of the Company, there does not exist any facts which could form the basis of any such action or lawsuit. Neither the Company nor any of its subsidiaries has entered into any agreement granting any person the right to bring infringement or misappropriation actions with respect to, or otherwise to enforce rights with respect to, any of the Company Intellectual Property.

          (m) The Company and its subsidiaries have taken all reasonable steps to protect the confidential information and trade secrets (as defined by each applicable jurisdiction) used in or necessary for the conduct of the business of the Company as currently conducted and as currently contemplated or provided by any other person to the Company or any of its subsidiaries pursuant to a written non-disclosure agreement and/or marked as “proprietary” or “confidential.” Without limiting the foregoing, (i) the Company has, and enforces, a policy requiring each current and former employee of the Company and its subsidiaries to execute proprietary information, confidentiality and assignment agreements substantially in the form(s) attached to Schedule 2.18(m)(i) (the “Employee Proprietary Information Agreement”), (ii) the Company has, and enforces, a policy requiring each current and former consultant or independent contractor of the Company and its subsidiaries to execute a consulting agreement containing proprietary information, confidentiality and assignment provisions substantially in the form attached to Schedule 2.18(m)(ii) (the “Consultant Proprietary Information Agreement”) and (iii) except as provided in Schedule 2.18(m)(iii), all current and former employees, consultants and independent contractors of the Company and its subsidiaries have executed an Employee Proprietary Information Agreement or a Consultant Proprietary Information Agreement, as appropriate. None of the current and former employees, consultants and independent contractors identified on Schedule 2.18(m)(iii) has at any time contributed to the creation or development of material Company Intellectual Property.

          (n) No government funding, facilities of a university, college, other educational institution or research center or funding from third parties was used in the development of any material Company Intellectual Property. To the Company’s knowledge, no current or former employee, consultant or independent contractor of the Company or any of its subsidiaries who was involved in, or who contributed to, the creation or development of any material Company Intellectual Property, has performed services for the government, university, college, or other educational institution or research center during a period of time during which such employee, consultant or independent contractor was also performing services for the Company or any of its subsidiaries.

          (o) Neither this Agreement nor the transactions contemplated by this Agreement, including the assignment to Parent or Surviving Corporation, by operation of law or otherwise, of any IP Licenses, contracts or agreements to which the Company or any of its subsidiaries is a party, will result in (i) either Parent’s or the Surviving Corporation’s granting to any third party any right to or with respect to any Intellectual Property owned by, or licensed to, either of them, (ii) either the Parent’s or the Surviving Corporation’s being bound by, or subject to, any non-compete or other restriction on the operation or scope of their respective businesses, or (iii) either the Parent’s or the Surviving Corporation’s being obligated to pay any royalties or other amounts to any third party in excess of those payable by to Company or any of its subsidiaries, respectively, prior to the Closing. The Company and its subsidiaries can validly transfer all Company Intellectual Property to Parent or one of its subsidiaries without restriction or penalty.

     2.19 Contracts.

          (a) Neither the Company nor any of its subsidiaries is a party to or is bound by:

          (i) any Contract with (A) a payment processor or settlement bank, and (B) a Member Bank;

          (ii) any Contract with any reseller or any Contract with any independent service or sales organization, agent, agent bank or any other non-employee/independent person that solicit Merchants (as defined in Section 2.29 hereof) for or on behalf of the Company or any of its subsidiaries;

          (iii) any Contract with any Significant Supplier (as defined in Section 2.20(b) hereof);

          (iv) any Contract with any Significant Customer (as defined in Section 2.20(a) hereof);

          (v) any joint venture, partnership or other similar agreement involving co-investment with a third party;

          (vi) any (A) note, indenture, loan agreement, credit agreement, financing agreement, or other evidence of indebtedness relating to the borrowing of money, (B) guaranty made by the Company or any subsidiary in favor of any person, or (C) letter of credit issued for the account of the Company or any subsidiary under which the Company or any of its subsidiaries has obligations of at least $250,000;

          (vii) any lease of real property having a value in excess of $250,000 or of personal property having a value in excess of $100,000;

          (viii) any agreement of indemnification or guaranty, other than any agreement of indemnification entered into in connection with the sale or license of Company Products in the ordinary course of business on one of the Company’s standard forms, true, complete and correct copies of which are attached to Section 2.19(a)(viii) of the Company Schedule;

          (ix) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of business, and any agreement, contract, commitment, instrument, escrow instruction or grant deed entered into or otherwise issued in connection with the disposition or abandonment of any real property and any indemnification or other agreement entered into in connection with or ancillary to any such disposition or abandonment;

          (x) any Contract (other than any Contracts with Significant Suppliers and Contracts with Significant Customers referenced in Section 2.19(a)(iii) and 2.19(a)(iv)) (A) that involved an excess of $250,000 being paid to the Company over the last twelve (12) months or is reasonably expected to involve in excess of $250,000 being paid to the Company over the next twelve months, or (B) involving in excess of $250,000 being paid by the Company over the term thereof;

          (xi) any agreement, contract or commitment in which the Company or any of its subsidiaries grants any person exclusive rights, including any exclusivity with respect to any product, service, market, industry, field of use, or geographic territory;

          (xii) any Contract currently in force under which the Company or any of its subsidiaries have continuing material obligations to jointly market any product, technology or service, or any Contract pursuant to which the Company or any of its subsidiaries have continuing material obligations to jointly develop any Intellectual Property that will not be owned, in whole, by the Company or any of its subsidiaries;

          (xiii) any Contract to provide source code to any third party;

          (xiv) any (A) settlement agreement entered into in the past three years, and (B) other settlement agreement under which the Company has any material ongoing obligations or receives any material ongoing benefits or rights;

          (xv) any Contract requiring the delivery of financial statements by the Company or any of its subsidiaries;

          (xvi) any other Contract or commitment that is of the nature required to be filed by Company as an exhibit to an Annual Report on Form 10-K under the Exchange Act or disclosed on Form 8-K under the Exchange Act; or

          (xvii) each amendment, supplement, and modification in respect of any of the foregoing.

          (b) Neither the Company nor any of its subsidiaries, nor to the knowledge of the Company any other party to a Company Contract (as defined below), is in breach, violation or default under any Company Contract, and neither the Company nor any of its subsidiaries has received written notice that it has breached, violated or defaulted under, any of the material terms or conditions of any of the Contracts or commitments to which the Company or any of its subsidiaries is a party or by which it is bound that are required to be disclosed in Section 2.11(b) (but only with respect to Employment Agreements), Section 2.18(h) or Section 2.19(a) of the Company Schedule (any such Contract or commitment, a “Company Contract”) in such a manner as would permit any other party to cancel or terminate any such Company Contract, or would permit any other party to seek material damages or other remedies (for any or all of such breaches, violations or defaults, in the aggregate). The Company has furnished to Parent true, complete and correct copies of all Company Contracts. Each Company Contract is in full force and effect and constitutes a legal and binding obligation of the Company (if the Company is a party to such Company Contract) or the subsidiary that is party thereto, and are enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

     2.20 Customers and Suppliers.

          (a) Section 2.20(a)(i) of the Company Schedule contains a list of the 50 largest customers of the Company based on consolidated net revenues of the Company and its subsidiaries (taken as a whole) during the fiscal years ended September 30, 2005 and September 30, 2006 (the “Significant Customers”). Between September 30, 2005 and the date hereof, no Significant Customer has cancelled, failed to renew or otherwise terminated, or notified the Company in writing of its intention to cancel, fail to renew or otherwise terminate, its Contract with the Company. Section 2.20(a)(ii) of the Company Schedule identifies each current customer of the Company which acts as an “Internet wallet” for processing online transactions (each such listed customer being referred to herein as an “Internet Wallet Customer”), together with the revenue recognized from each such Internet Wallet Customer for the Company’s fiscal year ended September 30, 2006.

          (b) Section 2.20(b) of the Company Schedule contains a list of the 25 largest suppliers of the Company based on consolidated purchases of the Company and its subsidiaries (taken as a whole) during the fiscal years ended September 30, 2005 and September 30, 2006 (the “Significant Suppliers”). Between September 30, 2005 and the date hereof, no Significant Supplier has cancelled, failed to renew or otherwise terminated, or notified the Company in writing of its intention to cancel, fail to renew or otherwise terminate, its Contract with the Company.

     2.21 Insurance. Section 2.21 of the Company Schedule lists all insurance policies and/or fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company and its subsidiaries (collectively, the “Insurance Policies”). There is no claim by the Company or any of its subsidiaries pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such Insurance Policies have been paid, and the Company and each of its subsidiaries, as the case may be, is otherwise in compliance with the terms of such Insurance Policies, except where any failure to be in compliance would not, individually or in the aggregate, be reasonably likely to be material to the Company and its subsidiaries taken as a whole.

     2.22 Opinion of Financial Advisor. The Company has been advised in writing by its financial advisor, Wedbush Morgan Securities, that in its opinion, as of the date of this Agreement, the Merger Consideration is fair to the stockholders of the Company from a financial point of view.

     2.23 Board Approval. The Board has, as of the date of this Agreement, unanimously (i) determined that the Merger is advisable and fair to, and in the best interests of, the Company and its stockholders, (ii) approved, subject to stockholder approval, the Transactions, and (iii) resolved, subject to the terms of this Agreement, to recommend that the stockholders of the Company approve this Agreement.

     2.24 Vote Required. The affirmative vote of a majority of the votes that holders of the outstanding Shares are entitled to vote with respect to the Merger is the only vote of the holders of any class or series of the Company’s capital stock necessary to approve this Agreement and the Transactions, including the Merger.

     2.25 State Takeover Statutes; Rights Agreement.

          (a) Neither Sections 78.378-78.3793 nor Sections 78.411-78.444 of Nevada Law apply to the Merger or any of the Transactions or the Voting Agreements or any of the transactions contemplated by the Voting Agreements. No other state takeover or dissenters’ rights statute or similar statute or regulation applies to or purports to apply to the Merger, this Agreement and the Company Voting Agreements or the Transactions and the transactions contemplated by the Company Voting Agreements in any state in which the Company or its Subsidiaries conduct business.

          (b) The Company has amended the Rights Agreement in accordance with its terms to render it inapplicable to this Agreement, the Merger and the Transactions.

     2.26 Transactions with Affiliates. Except as set forth in the Company SEC Reports, since the date of the Company’s last proxy statement filed with the SEC, no event has occurred that as of the date hereof that would be required to be reported by the Company pursuant to Item 404 of Regulation S-K promulgated by the SEC.

     2.27 Illegal Payments, Etc. In the conduct of their business, neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their respective Representatives, has (a) directly or indirectly, given, or agreed to give, any gift, contribution, payment or similar benefit that is or was illegal under applicable Legal Requirement to any supplier, customer, governmental official or employee or other person who was, is or may be in a position to help or hinder the Company or any of its subsidiaries (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any contribution that is or was illegal under applicable Legal Requirements, or reimbursed any political gift or contribution that is or was illegal under applicable Legal Requirements made by any other person, to any candidate for federal, state, local or foreign public office or (b) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose.

     2.28 Privacy.

          (a) The Company and each of its subsidiaries has (i) complied in all material respects with all applicable Legal Requirements governing the acquisition, sharing, use or security from unauthorized disclosure of non-public personal information (including account numbers, balance information, and, if it would disclose that the Company or such subsidiary has non-public information with respect to such person, such person’s name, address, telephone number or email address) with respect to natural persons (“NPI”) that is possessed or otherwise subject to the control of the Company or any of its subsidiaries, (ii) adopted, implemented and maintains a system of internal controls sufficient to provide reasonable assurance that the Company and each of its subsidiaries complies with the Legal Requirements described in clause (i) and that none of the Company or any of its subsidiaries will acquire, fail to secure, share or use such NPI in a manner inconsistent with (A) such Legal Requirements, (B) any policy adopted by the Company or such subsidiary, (C) any contractual commitment made by the Company or such subsidiary that is applicable to such NPI, or (D) any privacy policy or privacy statement from time to time published or otherwise made available to third parties by the Company or such subsidiary (collectively, “Privacy Statement”), (iii) in connection with each third party servicing, outsourcing or similar arrangement, contractually obligated any service provider to (A) comply with the Legal Requirements described in clause (i) with respect to NPI acquired from or with respect to the Company or any of its subsidiaries, (B) take reasonable steps to protect and secure from unauthorized disclosure NPI acquired from or with respect to the Company or any of its subsidiaries, (C) restrict use of NPI acquired from or with respect to the Company or any of its subsidiaries to those authorized or required under the servicing, outsourcing or similar arrangement, and (D) afford to the Company or such subsidiary or their Representatives access to the places of business and systems of such servicer, outsourcer or similar provider to assess compliance with such contractual obligations, and (iv) periodically tested the system of internal controls described in clause (ii) and, to the extent warranted by risk, the internal controls of any service provider, to assess the effectiveness, implementation and required improvements of or to any such system of internal controls.

          (b) Neither the execution of this Agreement nor the consummation of the Merger will result in a violation or breach of any Privacy Statement or otherwise increase the burden of compliance on the Company, any of its subsidiaries or any successor of compliance with the Privacy Statements.

          (c) Except for disclosures of information (i) permitted under the Fair Credit Reporting Act, (ii) to servicers providing services to the Company or any of its subsidiaries, or (iii) as otherwise required under applicable Legal Requirements, none of the Company or any of its subsidiaries sells, rents or otherwise makes available to third parties or any affiliate any NPI.

     2.29 Compliance With Applicable Standards; Merchant Agreements.

          (a) The Company and its subsidiaries have operated and conducted their business (including their processing systems and software) in compliance in all material respects with all Payment Card Industry Standards (including the PCI Data Security Requirements) (the “PCI Standards”), the Visa Cardholder Information Security Program requirements (the “CISP Requirements”) and all Operating Rules of the Electronic Payments Association (“NACHA Rules”). The Company and its subsidiaries have operated and conducted their business in material compliance with any and all applicable Card Association rules and regulations. Neither the Company nor any of its subsidiaries nor, to the knowledge of the Company, any of their customers have lost or had stolen any cardholder or check-writer account information or information related to cardholder or check-writer accounts such as social security numbers. The Company has made available to Parent all correspondence with any Card Association or NACHA relating to compliance with the PCI Standards, the CISP Requirements or the NACHA Rules.

          (b) The Company owns all Merchant Accounts free and clear of all Liens other than any Permitted Liens. Subject to the terms, conditions and limitations set forth in the Company’s existing agreement with First Regional Bank, the Company has the right to transfer Merchant Accounts to another qualified Member Bank and to direct its existing Member Bank to execute the necessary transfer and assignment documents to accommodate such transfer.

          (c) For purposes of this Agreement, the following terms have the following meanings:

          (i) “Card Association” means VISA USA, Inc., VISA Canada, Inc., VISA International, Inc., MasterCard International, Inc., Novus, American Express, Diner’s Club, JCB International Co., Ltd. and any legal successor organizations or association of any of them.

          (ii) “Member Bank” means a member of VISA and/or MasterCard which is authorized by such associations to enter or receive transactions into (or from) such associations’ settlement and authorization systems, and to participate in such associations’ charge card programs, or a participant bank in Visa’s POS Check Service program.

          (iii) “Merchant” means any customer who enters into a Merchant Agreement for the purpose of participating in the Merchant Program (as defined below).

          (iv) “Merchant Accounts” means the written contractual relationship between a Merchant on the one hand, and/or a Member Bank and the Company and any of its subsidiaries on the other for the acquisition and processing of transactions.

          (v) “Merchant Agreement” means any Contract between the Company and any of its subsidiaries and a Merchant, including any merchant bank card application, merchant debit card application and processing agreement, Visa POS check conversion merchant application, Xpress CheX ACH services application, agreement for check collection services for electronic checks, agreement for paper check collection services, paper check verification service application, paper check guarantee merchant application, batch RCK check processing services application Maestro Network sponsor agreement, equipment agreement, bank card/check services application, NCN participation agreement, electronic check services and processing agreement, terminal lease agreement and all other agreements and applications pursuant to which the Company and its subsidiaries provides services to Merchants, as such agreements have been amended from time to time.

          (vi) “Merchant Program” means the package of services offered by the Company or any of its subsidiaries and a Member Bank to a customer which enables a Merchant to (x) which permits the Merchant make sales to a credit or debit card holder or which permits the Merchant to present sales records to a processor for payment or processing, and/or (y) which permits the Merchant to present or re-present checks for authorization, guarantee, payment, settlement or processing.

     2.30 Federal Reserve Regulations. Neither the Company nor any of its subsidiaries is engaged in the business of extending credit for the purpose of purchasing or carrying margin securities (within the meaning of Regulation G of the Board of Governors of the Federal Reserve System).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

     Parent and Merger Sub hereby jointly and severally represent and warrant to the Company, subject only to exceptions disclosed in writing in the disclosure schedule supplied by Parent to the Company dated as of the date hereof and certified by a duly authorized officer of Parent (the “Parent Schedule”), as follows:

     3.1 Corporate Organization. Each of Parent and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and Nevada, respectively, and has the requisite corporate power and authority and all necessary Approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing or in good standing or to have such power, authority and governmental approvals would not be reasonably likely to have a Parent Material Adverse Effect (as defined below). As used in this Agreement, the term “Parent Material Adverse Effect” means a material adverse effect on the ability of Parent or Merger Sub to perform their respective obligations under this Agreement or consummate the Transactions without any material delay.

     3.2 Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary corporate power and authority to execute and deliver this Agreement, and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the Transactions, including the Merger, have been duly and validly authorized by all necessary corporate action on the part of Parent and Merger Sub, and no other corporate proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement, or to consummate the Transactions (other than, with respect to the Merger, the filing of the Articles of Merger as required by Nevada Law). This Agreement has been duly and validly executed and delivered by Parent and Merger Sub and, assuming the due authorization, execution and delivery by the Company, constitutes a legal and binding obligation of Parent and Merger Sub, enforceable against Parent and Merger Sub in accordance with their respective terms, subject to applicable bankruptcy, insolvency, moratorium, reorganization and similar laws affecting creditors’ rights generally and to general equitable principles.

     3.3 No Conflict; Required Filings and Consents.

          (a) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub will not, (i) conflict with or violate Parent’s certificate of incorporation or bylaws or Merger Sub’s articles of incorporation or bylaws, (ii) subject to compliance with the requirements set forth in Section 3.3(b) hereof, conflict with or violate any Legal Requirements applicable to Parent or by which its properties are bound or affected, or (iii) conflict with or violate, result in any breach of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any of the properties or assets of Parent pursuant to any Contract to which Parent is a party or by which Parent or its properties are bound or affected, except to the extent such conflict, violation, breach, default, impairment or other effect would not in the case of clauses (ii) or (iii) individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

          (b) The execution and delivery of this Agreement by Parent and Merger Sub does not, and the performance of this Agreement by Parent and Merger Sub shall not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Entity except (i) for applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover laws, applicable requirements, if any, of the HSR Act, applicable pre-merger notification requirements of foreign Governmental Entities, the rules and regulations of the Nasdaq National Market, and the filing and recordation of the Articles of Merger as required by Nevada Law, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, be reasonably likely to have a Parent Material Adverse Effect.

     3.4 Proxy Statement. Subject to the limitation set forth in the last sentence of this Section 3.4, the information supplied by Parent and Merger Sub (a) for inclusion in the Proxy Statement shall not, at the date the Proxy Statement (or any amendment or supplement thereto) is first mailed to stockholders of the Company or at the time of the Stockholders’ Meeting, and (b) for inclusion in any other documents that may be filed with the SEC in connection with the transactions contemplated by this Agreement shall not, at the respective times filed with the SEC, in each case contain any untrue statement of material fact, or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in light of the circumstances under which it was made, not false or misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to any information supplied by the Company or any of its Representatives for inclusion in the Proxy Statement.

     3.5 Sufficient Funds. Parent has and will have at the Effective Time sufficient funds to perform (and cause Merger Sub to perform) its obligations under this Agreement and consummate the Transactions, including payment of the consideration set forth in Article I.

     3.6 No Business Activities. All of the outstanding capital stock of Merger Sub is owned by Parent, directly or indirectly through one or more wholly owned subsidiaries. Merger Sub is not a party to any material contract and has not conducted any business activities other than in connection with the organization of Merger Sub, the negotiation and execution of this Agreement and the Company Voting Agreements and the consummation of the Transactions. Merger Sub has no subsidiaries.

     3.7 Ownership of Company Stock. Neither Parent nor Merger Sub is, nor at any time during the last three years has it been, an “interested stockholder” of Company as defined in Section 78.423 of Nevada Law.

ARTICLE IV
CONDUCT PRIOR TO THE EFFECTIVE TIME

     4.1 Conduct of Business by Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, the Company and each of its subsidiaries shall, except to the extent that Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld), carry on its business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and in compliance in all material respects with all applicable Legal Requirements, pay its Liabilities (including the costs and expenses associated with this Agreement and the Transactions) and Taxes when due (subject to good faith disputes over such Liabilities or Taxes), pay or perform its other obligations when due, maintain insurance in amounts and against risks and losses consistent with insurance maintained as by the Company and its subsidiaries as of the date of this Agreement, and use its commercially reasonable efforts consistent with past practices and policies to (i) preserve intact its present business organization, (ii) keep available the services of its present officers and employees, and (iii) preserve its relationships with customers, suppliers, distributors, consultants, licensors, licensees and others with which it has significant business dealings. In addition, the Company shall promptly notify Parent of any material event involving its business or operations occurring outside the ordinary course of business, including but not limited to, prompt written notice of a potential or proposed Special IP Transaction (as defined below) or any negotiation by the Company relating thereto.

     In addition, without the prior written consent of Parent, except as specifically permitted or required by this Agreement and except as provided in Section 4.1 of the Company Schedule, during the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement pursuant to its terms or the Effective Time, Company shall not, and shall not permit its subsidiaries to, do any of the following:

          (a) Cause, permit or submit to a vote of the Company’s stockholders any amendments to the Company Charter Documents (or similar governing instruments of any of its subsidiaries);

          (b) Issue, deliver, sell, authorize or designate (including by certificate of designation) or pledge or otherwise encumber, or propose any of the foregoing with respect to any shares of capital stock of the Company or its subsidiaries or any securities convertible into shares of capital stock of the Company or its subsidiaries, or subscriptions, rights, warrants or options to acquire any shares of capital stock of the Company or its subsidiaries or any securities convertible into shares of capital stock of the Company or its subsidiaries, or enter into other agreements or commitments of any character obligating it to issue any such shares or convertible securities, other than the issuance, delivery and/or sale of shares of Company Common Stock pursuant to the exercise of Company Stock Options outstanding as of the date of this Agreement which are either vested on the date hereof or vest after the date hereof in accordance with their terms on the date hereof, in each case as disclosed on the Company Schedule;

          (c) Declare, set aside or pay any dividends on or make any other distributions (whether in cash, securities or property) in respect of any capital stock of the Company or its subsidiaries or split, combine or reclassify any capital stock of the Company or its subsidiaries or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any capital stock of the Company or its subsidiaries;

          (d) Purchase, redeem or otherwise acquire, directly or indirectly, any shares of capital stock of the Company or its subsidiaries or any other securities of the Company or its subsidiaries or any options, warrants, calls or rights to acquire any such shares or other securities, except repurchases of unvested shares at or below cost in connection with the termination of the employment relationship with any employee pursuant to stock option or purchase agreements in effect on the date of this Agreement, provided that no such repurchase shall be permitted in the event the per share repurchase price is greater than the Merger Consideration;

          (e) Waive any stock repurchase rights, accelerate, amend or change the period of exercisability of any Equity Award, reprice any Company Stock Option, or authorize cash payments in exchange for any Equity Award;

          (f) Grant or pay any severance or termination pay or any bonus or other special remuneration (whether in cash, securities or property) or any increase thereof to any director, officer, consultant or employee except pursuant to written agreements outstanding on the date hereof disclosed on Section 2.11(b) of the Company Schedule, adopt any new severance plan, or amend or modify or alter in any manner any severance plan, agreement or arrangement existing on the date hereof (including without limitation any retention, change of control or similar agreement), grant any equity-based compensation, whether payable in cash, securities or property, or enter into any agreement the benefits of which are contingent or the terms of which are materially altered upon the occurrence of a transaction involving the Company of the nature contemplated hereby;

          (g) Grant any loans or advances to employees, officers, directors or other third parties, make any investments in or capital contributions to any person, incur any indebtedness for borrowed money or guarantee any such indebtedness of another person, issue or sell any debt securities or options, warrants, calls or other rights to acquire any debt securities of the Company, enter into any “keep well” or other agreement to maintain any financial statement condition or enter into any arrangement having the economic effect of any of the foregoing other than in connection with the financing of ordinary course trade payables consistent with past practice;

          (h) (i) Increase the compensation or benefits payable or to become payable to officers, directors, consultants, or employees (other than as disclosed on Section 2.11(b) of the Company Schedule), (ii) enter into any new or amend any existing Company Employee Plan, Employment Agreement, indemnification, collective bargaining, or similar agreement, except in the ordinary course of business (provided doing so does not materially increase the cost associated with such plan or agreement) and except as required by applicable Legal Requirements, (iv) hire any employee at or above the level of manager or for a total annual compensation (including bonus opportunity) of equal to or more than $50,000, (v) hire any employee below the level of manager and for a total annual compensation (including bonus opportunity) of less than $50,000, other than in the ordinary course of business, or (vi) terminate any employee (except termination for cause);

          (i) Enter into, amend in any material respect or terminate (other than any termination as the result of the expiration of the term of any agreement), or waive or assign any material right under any (i) Company Contract (or any Contract that would be a Company Contract if it were to exist as of the date of this Agreement), or (ii) any Contract with an affiliate of the Company;

          (j) Make or commit to make any capital expenditures in excess of $100,000 individually or $500,000 in the aggregate;

          (k) Acquire or agree to acquire by merging or consolidating with, or by purchasing any equity interest in or a portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or any ownership interest in any of the foregoing, or otherwise acquire or agree to enter into any joint ventures, strategic partnerships or similar alliances;

          (l) Waive the benefits of, agree to modify in any manner, terminate, release any person from or knowingly fail to enforce the confidentiality or nondisclosure provisions of any Contract to which the Company or any of its subsidiaries is a party or of which the Company or any of its subsidiaries is a beneficiary;

          (m) Sell, lease, license, encumber or otherwise dispose of any properties or assets except (i) sales of inventory in the ordinary course of business consistent with past practice, (ii) dispositions of obsolete and unsaleable inventory or equipment, and (iii) transactions permitted by Section 4.1(n);

          (n) Other than in the ordinary course of business consistent with past practice, sell, lease, license, transfer or otherwise dispose of, or otherwise extend, amend or modify in any material respect, any rights to, Company Products or other Company Intellectual Property, or otherwise extend, amend or modify or forfeit or allow to lapse any right thereto (for the avoidance of doubt, any grant of a material right in, entering into a Contract pertaining to royalty or license fee terms with the party identified on Section 4.1(n) of the Company Schedule regarding, or disclosure of Company source code or other material Company Intellectual Property to such other party, whether or not in connection with such other party’s exercise of its license option under that certain agreement set forth on Section 4.1(n) of the Company Schedule (a “Special IP Transaction”), shall be deemed a breach of this Section 4.1(n));

          (o) Issue or agree to issue any refunds, credits, allowances or other concessions with customers with respect to amounts collected by or owed to the Company or any of its subsidiaries in excess of $50,000 individually or $250,000 in the aggregate;

          (p) Enter into any new line of business;

          (q) Except as required by GAAP, revalue any of its assets (including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice) or make any change in accounting methods, principles or practices;

          (r) Make any material Tax election, settle or compromise any material Tax liability or refund, file any amendment to a material Return, enter into any closing agreement or consent to any extension or waiver of any limitation period with respect to material Taxes;

          (s) Take any action, or fail to take any action, with the intention of causing any representation or warranty made by the Company contained in this Agreement to become untrue or inaccurate in any material respect;

          (t) Commence or settle any pending or threatened litigation, proceeding or investigation (whether or not commenced prior to the date of this Agreement), other than (i) any litigation to enforce any of its rights under the Agreement, (ii) a settlement fully reimbursable from insurance (subject to any applicable deductible) or calling solely for a cash payment in an aggregate amount less than $100,000 and in any case including a full release of the Company and its subsidiaries, as applicable, or (iii) collection actions brought by the Company in the ordinary course of business to collect amounts not in excess of $100,000; or

          (u) Agree in writing or otherwise to take any of the actions described in Section 4.1(a) through 4.1(t) above.

     4.2 No Control. Nothing contained in this Agreement is intended to give Parent, directly or indirectly, the right to control or direct the Company’s or its subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its subsidiaries operations.

ARTICLE V
ADDITIONAL AGREEMENTS

     5.1 Proxy Statement. As promptly as practicable after the execution of this Agreement, the Company, in consultation with Parent, shall prepare and file the Proxy Statement with the SEC under the Exchange Act. Parent and Merger Sub shall provide promptly to the Company such information concerning itself as may be required or appropriate for inclusion in the Proxy Statement, or in any amendments or supplements thereto. As promptly as practicable after any comments are received from the SEC thereon (or upon notice from the SEC that no such comments will be made), the Company shall, in consultation with Parent, prepare and file any required amendments to, and the definitive, Proxy Statement with the SEC. The Company will cause the Proxy Statement to be mailed to its stockholders as soon as practicable after the definitive Proxy Statement is filed with the SEC. The Company shall notify Parent promptly upon the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement or the Merger. The Company shall give Parent and its counsel reasonable opportunity to review and comment on the Proxy Statement, including all amendments and supplements thereto, prior to its being filed with the SEC and shall give Parent and its counsel reasonable opportunity to review all responses to requests for additional information and replies to comments prior to their being filed with, or sent to, the SEC, and will provide Parent with a copy of all such filings made with the SEC. Whenever any event occurs which is required to be set forth in an amendment or supplement to the Proxy Statement, the Company shall promptly inform Parent of such occurrence and, in consultation with Parent, file with the SEC or its staff and/or mail to stockholders of the Company, such amendment or supplement.

     5.2 Meeting of Company Stockholders.

          (a) Promptly after the date hereof, the Company shall take all action reasonably necessary in accordance with Nevada Law and the Company Charter Documents to call, hold and convene an annual or special meeting of its stockholders for the purpose of considering and taking action on this Agreement and the Merger (the “Stockholders’ Meeting”), to be held as promptly as practicable, and, subject to the Company’s right to adjourn or postpone the Stockholders’ Meeting pursuant to this Section 5.2(a), in any event within thirty (30) calendar days after the Proxy Statement is mailed to the stockholders of the Company. Subject to the terms of Section 5.4(c) hereof, the Company shall use its commercially reasonable efforts to solicit from its stockholders proxies in favor of the approval of this Agreement and shall take all other action necessary or advisable to secure the vote or consent of its stockholders required by the rules of the Nasdaq or Nevada Law to obtain such approvals. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Stockholders’ Meeting to the extent necessary to ensure that any necessary supplement or amendment to the Proxy Statement is provided to the Company’s stockholders in advance of a vote on the Merger and this Agreement or, if as of the time for which the Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Stockholders’ Meeting. The Company shall ensure that the Stockholders’ Meeting is called, noticed, convened, held and conducted, and that all proxies solicited by the Company in connection with the

Stockholders’ Meeting are solicited, in compliance with Nevada Law, the Company Charter Documents, the rules of the Nasdaq and all other applicable legal requirements. The Company’s obligation to call, give notice of, convene and hold the Stockholders’ Meeting in accordance with this Section 5.2(a) shall not be limited to or otherwise affected by the commencement, disclosure, announcement or submission to the Company of any Acquisition Proposal (as defined in Section 5.4(d) hereof). For the avoidance of doubt, the Company shall not be required to call, give notice of, convene or hold the Stockholders’ Meeting if this Agreement has been validly terminated (including, in the case of termination pursuant to Section 7.1(e), the payment of the Termination Fee) in accordance with Article VII hereof. The Company shall not submit to the vote of its stockholders any Acquisition Proposal or publicly propose or resolve to do so, unless this Agreement has been validly terminated (including, in the case of termination pursuant to Section 7.1(e), the payment of the Termination Fee) in accordance with Article VII hereof.

          (b) The Proxy Statement shall include the fairness opinion referred to in Section 2.22 hereof. Subject to the terms of Section 5.4(c) hereof: (i) the Board shall unanimously recommend that the Company’s stockholders vote in favor of this Agreement; (ii) the Proxy Statement shall include a statement to the effect that the Board has unanimously recommended that the Company’s stockholders vote in favor of this Agreement at the Stockholders’ Meeting; and (iii) neither the Board nor any committee thereof shall withdraw, amend, change or modify, or propose or resolve to withdraw, amend, change or modify, in a manner adverse to Parent, the recommendation of the Board that the Company’s stockholders vote in favor this Agreement. For purposes of this Agreement, said recommendation of the Board shall be deemed to have been modified in a manner adverse to Parent, and a “Change of Recommendation” shall be deemed to have been made, if said recommendation shall no longer be unanimous (excluding, for the purpose of determining whether said recommendation shall no longer be unanimous, directors who have abstained from such recommendation due to circumstances giving rise to an actual or potential conflict of interest; provided that this exclusion shall not be applicable if the remaining directors making such recommendation constitute less than a majority of the full Board), or if any director shall have publicly expressed opposition to this Agreement or the Transactions.

     5.3 Confidentiality; Access to Information.

          (a) The parties acknowledge that Parent and the Company have previously executed a Mutual Nondisclosure and Nonuse Agreement, dated as of May 17, 2006 (the “Confidentiality Agreement”), which Confidentiality Agreement will continue in full force and effect in accordance with its terms.

          (b) The Company shall afford Parent and its Representatives reasonable access during normal business hours, upon reasonable notice, to the properties, books, records and personnel of the Company during the period prior to the Effective Time to obtain all information concerning the business, including the status of product development efforts, properties, financial positions, results of operations and personnel of the Company, as Parent may reasonably request; provided that such access does not unreasonably interfere with the business or operations of the Company or its subsidiaries; and provided, further that to the extent any such access would reasonably be expected to result in a loss or impairment of any attorney-client or work-product privilege, the parties shall use their respective reasonable best efforts to cause such information to be provided in a manner that does not result in any such loss or impairment (which reasonable best efforts shall include entering into one or more joint defense or community of interest agreements on customary terms).

          (c) No information or knowledge obtained by Parent in any investigation pursuant to this Section 5.3 will affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Transactions.

     5.4 No Solicitation.

          (a) From the date hereof until the earlier of the approval of this Agreement by the Company’s stockholders or the termination of this Agreement, the Company and its subsidiaries shall not, nor will they authorize or knowingly permit any of their respective officers, directors, affiliates or employees or any investment banker, attorney, accountant, or other advisor or representative retained by any of them (“Representatives”) to, and they shall direct their respective representatives not to, directly or indirectly: (i) solicit, initiate, knowingly encourage, support, facilitate or induce the making, submission or announcement of, any Acquisition Proposal (as defined in Section 5.4(d) hereof); (ii) participate in any negotiations or discussions regarding, or furnish to any person any non-public information with respect to any Acquisition Proposal or any proposal or inquiry that could reasonably be expected to lead to, any Acquisition Proposal (it being understood and agreed that informing any person as to the existence of these provisions in response to any unsolicited Acquisition Proposal, proposal or inquiry, without providing any additional information, shall not constitute, or be deemed to be, a violation of the preceding clauses (i) or (ii) of this Section 5.4(a)); (iii) approve, endorse or recommend any Acquisition Proposal; or (iv) enter into any letter of intent or similar document or any Contract contemplating or otherwise relating to any Acquisition Transaction (as defined in Section 5.4(d) hereof); provided, however, that the terms of this Section 5.4 shall not prohibit the Company from furnishing non-public information regarding the Company and its subsidiaries to, entering into a confidentiality agreement with or entering into negotiations or discussions with, any person or group (and its or their Representatives) in response to an unsolicited written Acquisition Proposal submitted by such person or group (and not withdrawn) if: (1) neither the Company nor its subsidiaries shall have materially violated any of the restrictions set forth in this Section 5.4 in connection with such Acquisition Proposal; (2) the Board concludes in good faith, after consultation with its outside legal counsel, that such action is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law; (3)(x) at least two (2) business days prior to furnishing any such information to, or entering into negotiations or discussions with, such person or group, the Company gives Parent written notice of the identity of such person or group and of the Company’s intention to furnish information to, or enter into negotiations or discussions with, such person or group, and (y) the Company receives from such person or group an executed confidentiality agreement containing terms and conditions which are not less favorable to the Company than the Confidentiality Agreement; and (4) as soon as practicable (and in any event no later than twenty four (24) hours) after furnishing any such information to such person or group, the Company furnishes such information to Parent. In addition to the foregoing, the Company shall provide Parent with at least forty-eight (48) hours prior written notice (or such lesser prior notice as the longest notice provided to any member of the Board) of a meeting of the Board at which the Board is reasonably expected to consider any Acquisition Proposal and together with such notice a copy of any documentation relating to such Acquisition Proposal (other than confidential information provided by or on behalf of the person or group making such Acquisition Proposal relating to such person’s or group’s business or the effect of combining the business of the Company with such person’s or group’s business, in each case that such person or group specifically identifies as confidential (“Third Party Confidential Information”), provided that the parties hereby acknowledge that the terms and conditions of the Acquisition Proposal or any information that is otherwise taken into account in determining whether such Acquisition Proposal constitutes a Superior Offer shall not under any circumstance be deemed to be Third Party Confidential Information). The Company and its subsidiaries shall immediately cease any and all existing activities, negotiations or discussions with any parties conducted heretofore with respect to any Acquisition Proposal. Without limiting the foregoing, it is understood that any violation of the restrictions set forth in this Section 5.4 by any officer or director of the Company or any of its subsidiaries, or by any other Representative acting at the authorization or direction of the Company or any of its subsidiaries, shall be deemed to be a breach of this Section 5.4 by the Company.

          (b) From and after the execution of this Agreement, in addition to the obligations of the Company set forth in Section 5.4(a) hereof, the Company shall promptly advise Parent orally (within one business day) and in writing (within two business days) of any request received by the Company for non-public information with respect to an Acquisition Proposal or the receipt by the Company of any Acquisition Proposal, the material terms and conditions of such request or Acquisition Proposal, the identity of the person or group making any such request or Acquisition Proposal and a copy of all written materials (other than Third Party Confidential Information) provided by or on behalf of such person or group in connection with such request or Acquisition Proposal. After receipt of any such request or Acquisition Proposal, the Company shall keep Parent reasonably informed in all material respects of the status and details (including material amendments or proposed material amendments) of any such request or Acquisition Proposal and shall promptly provide Parent a copy of all written materials (other than Third Party Confidential Information) subsequently provided by or on behalf of such person or group in connection with such request or Acquisition Proposal.

          (c) Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement shall prevent the Board from withdrawing, amending, changing or modifying its recommendation in favor of the approval of this Agreement or approving or recommending an Acquisition Proposal (any of the foregoing actions, whether by the Board or a committee thereof, a “Change of Recommendation”) at any time prior to the approval of this Agreement by the Company’s stockholders, but the Board may do so only to terminate this Agreement in accordance with Section 7.1(e) hereof and only if all of the following conditions in clauses (i) through (v) are met: (i) an Acquisition Proposal is made to the Company and is not withdrawn and the Board determines that such Acquisition Proposal constitutes a Superior Offer (as defined in Section 5.4(d) hereof), (ii) neither the Company nor any of its subsidiaries nor any of their respective Representatives shall have materially violated any of the restrictions set forth in Section 5.2 or Section 5.4 hereof, (iii) the Company shall have delivered to Parent written notice (a “Change of Recommendation Notice”) at least three (3) business days prior to effecting such Change of Recommendation, which shall (A) state expressly that the Company has received a Superior Offer and that the Company intends to effect a Change of Recommendation, (B) include a copy of any definitive documentation relating to such Superior Offer and such other documentation reflecting the final terms and conditions of such Superior Offer as being considered by the Board, and (C) disclose the identity of the person or group making such Superior Offer; (iv) after delivering the Change of Recommendation Notice, the Company shall provide Parent with a reasonable opportunity to make such adjustments in the terms and conditions of this Agreement during such three (3) business day period, and negotiate in good faith with Parent with respect thereto during such three (3) business day period; and (v) the Board concludes in good faith, after consultation with its outside legal counsel, that in light of such Superior Offer, and after considering any adjustments or negotiations pursuant to the preceding clause (iv), such Change of Recommendation is required in order for the Board to comply with its fiduciary duties to the Company’s stockholders under applicable law.

          (d) For purposes of this Agreement:

          (i) “Acquisition Proposal” shall mean any offer or proposal (other than an offer or proposal by Parent or Merger Sub) relating to any Acquisition Transaction.

          (ii) “Acquisition Transaction” shall mean any transaction or series of related transactions other than the Transactions involving: (A) any acquisition or purchase from the Company by any Third Party of more than a twenty percent (20%) interest in the total outstanding voting securities of the Company or any of its subsidiaries or any tender offer or exchange offer that if consummated would result in any Third Party beneficially owning twenty percent (20%) or more of the total outstanding voting securities of the Company or any of its subsidiaries or any merger, consolidation, business combination or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than eighty percent (80%) of the equity interests in the surviving or resulting entity of such transaction; (B) any sale, lease, exchange, transfer, license, acquisition or disposition to any Third Party of more than twenty percent (20%) of the fair market value of the assets of the

Company and its subsidiaries, taken as a whole (including capital stock of subsidiaries of the Company); or (C) any liquidation or dissolution of the Company.

          (iii) “Superior Offer” shall mean an unsolicited, bona fide written Acquisition Proposal on terms that the Board determines in good faith in its reasonable judgment (after consultation with Wedbush Morgan Securities or another financial advisor of nationally recognized reputation) to be more favorable to the Company stockholders from a financial point of view than the terms of the Transactions (taking into account any revisions or modifications made by Parent and all other relevant factors, including, without limitation, conditions relating to regulatory approvals, the existence of a financing or due diligence condition, timing considerations, other events or circumstances beyond the control of the party invoking a condition and whether financing for the Acquisition Proposal is committed).

          (iv) “Third Party” means any person (including a “group” as defined in Section 13(d)-3 of the Exchange Act) other than the Parent or Merger Sub or any of their respective affiliates or subsidiaries.

          (e) Nothing contained in this Section 5.4 shall prohibit the Board from taking and disclosing to the stockholders of the Company a position contemplated by Rule 14d-9 or 14e-2 promulgated under the Exchange Act; provided, however, that prior to taking any of the foregoing actions, the Company has complied with the applicable requirements of Section 5.4(c); and, provided, further, that any such disclosure (other than a “stop-look-and-listen” letter or similar communication under Rule 14d-9(f) promulgated under the Exchange Act) relating to an Acquisition Proposal shall be deemed a Change of Recommendation unless the Company Board rejects acceptance of such Acquisition Proposal and reaffirms its recommendation in favor of the approval of this Agreement in such disclosure.

     5.5 Public Disclosure.

          (a) Parent and the Company shall consult with each other, and to the extent practicable, agree, before issuing any press release or otherwise making any public statement with respect to the Transactions, this Agreement, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by Legal Requirement or any listing agreement with any national securities exchange or national trading system, in which case reasonable efforts to consult with the other party will be made prior to such release or public statement. The parties have agreed to the text of the joint press release announcing the signing of this Agreement.

          (b) The Company shall consult with Parent before issuing any press release or otherwise making any public statement with respect to the Company’s earnings or results of operations, and shall not issue any such press release or make any such public statement prior to such consultation.

     5.6 Rights Agreement. The Board shall take all further action reasonably requested by Parent in order to render the Rights issued pursuant to the Rights Agreement inapplicable to the Merger and the Transactions.

     5.7 Reasonable Efforts; Notification.

          (a) Upon the terms and subject to the conditions set forth in this Agreement each of the parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Transactions, including using reasonable efforts to accomplish the following: (i) the taking of all reasonable acts necessary to cause the conditions precedent set forth in Article VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations and filings (including registrations, declarations and filings with Governmental Entities, if any) and the taking of all reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all consents, approvals or waivers from third parties required as a result of the transactions contemplated in this Agreement, (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby, including seeking to have any stay or temporary restraining order entered by any court or other Governmental Entity vacated or reversed, and (v) the execution or delivery of any additional instruments reasonably necessary to consummate the Transactions, and to fully carry out the purposes of, this Agreement. In connection with and without limiting the foregoing, the Company and its Board shall, if any state takeover statute or similar Legal Requirement is or becomes applicable to the Transactions or this Agreement, use its commercially reasonable efforts to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Transactions and this Agreement. Notwithstanding anything herein to the contrary, nothing in this Agreement shall be deemed to require Parent or any subsidiary or affiliate of Parent (x) to agree to any divestiture by itself or the Company or any of their respective affiliates of shares of capital stock or of any business, assets or property, or the imposition of any limitation on the ability of any of them to conduct their business or to own or exercise control of such assets, properties and stock (any such actions, an “Action of Divestiture”), or (y) to utilize commercially reasonable efforts, or otherwise, in responding to formal requests for additional information or documentary material pursuant to 16 C.F.R. 830.20 under the HSR Act, or any other Antitrust Law, for a period of time exceeding sixty (60) days from the receipt of any such initial request.

          (b) The Company shall give prompt notice to Parent (i) upon becoming aware that any representation or warranty made by it contained in this Agreement has become untrue or inaccurate, or of any failure of the Company to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement, in each case, such that the conditions set forth in Article VI hereof would not be satisfied, (ii) upon becoming aware that any representation or warranty made by it in Section 2.7 hereof has become untrue or inaccurate in any respect, (iii) upon receipt by it of any notice or other communication from any person alleging that the consent of such person is or may be required in connection with the transactions contemplated by this Transactions, (iv) upon becoming aware of any pending or threatened investigation or inquiry by any Governmental Entity questioning the accuracy of any of the Company’s financial statements or their conformity with the published rules and regulations of the SEC or with GAAP or the historical stock-based compensation practices of the Company, and (v) upon receipt by it of any comments from the SEC or its staff on any Company SEC Report or of any request by the SEC or its staff for amendments or supplements to any Company SEC Report or for any information in connection with any Company SEC Report or in connection with any of the matters referred to in clause (iv) of this sentence, and shall supply Parent with copies of all correspondence between the Company or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Company SEC Reports; provided, however, that no notification by the Company pursuant to this Section 5.7 shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

     5.8 Third Party Consents; Other Actions.

          (a) As soon as practicable following the date hereof, Company shall use its commercially reasonable efforts to (i) obtain any consents, waivers and approvals under any the Contracts set forth on Section 2.5(a) of the Company Schedule, and (ii) amend the Contracts set forth on Section 5.8(a)(ii) of the Company Schedule in the manner set forth on Section 5.8(a)(ii) of the Company Schedule.

          (b) The Company shall, prior to the Effective Time, (i) repay in full all of its obligations under the Company’s loan agreement with Bank of the West, dated October 1, 2003 (extended January 31, 2005 and February 22, 2006) and the Company’s loan agreement with Bank of the West dated as of August 1, 2005 (together, the “Credit Facilities”), (ii) obtain customary pay-off letters in a form reasonably acceptable to Parent with respect to the Credit Facilities, (iii) obtained release and termination agreements from the lender(s) with respect to such Credit Facilities in a form(s) reasonably satisfactory to Parent, which shall include a release of all Liens, termination of the Credit Facilities and a release of the Company, the Surviving Corporation and their Affiliates from any further obligations under the Credit Facilities.

          (c) The Company shall, prior to the Effective Time, terminate the Agreements set forth on Section 5.8(c) of the Company Schedule in accordance with the requirements set forth on such Schedule.

          (d) The Company shall, prior to the Effective Time, take the actions referred to on Section 5.8(d) of the Company Schedule in accordance with the requirements set forth on such Schedule.

     5.9 Indemnification.

          (a) Parent shall, and shall cause the Surviving Corporation to, maintain in effect for not less than six (6) years after the Effective Time policies of directors’ and officers’ liability insurance no less favorable in all material respects to that maintained by or on behalf of the Company and its subsidiaries on the date hereof (which policy is set forth on Section 5.9(a) of the Company Schedule (the “Current Policy”) (and having coverage and containing terms and conditions which in the aggregate are not less advantageous to the persons currently covered by such Current Policy as insureds (the “Insured Parties”) with respect to claims arising from any actual or alleged wrongful act or omission occurring prior to the Effective Time (including, without limitation, any acts or omissions relating to the approval of this Agreement and the consummation of the Transactions) for which a claim has not been made against any director or officer of the Company prior to the Effective Time or any director or officer of a Company subsidiary prior to the Effective Time; provided, however, that in the event any claim is asserted or made within such six (6) year period, Parent shall ensure that such insurance coverage will survive as to such claim until final disposition of such claim; and provided further that if the aggregate annual premiums for such insurance at any time during such period exceed 150% of the per annum rate of premium currently paid by the Company and its subsidiaries for the Current Policy on the date of this Agreement (which annual rate of premium is set forth on Section 5.9(a) of the Company Schedule) (the “Current Premium”), then Parent will cause the Surviving Corporation to, and the Surviving Corporation will, provide the maximum coverage that will then be available at an annual premium equal to 150% of the Current Premium. Parent may meet its obligations under this Section 5.9(a) by (i) covering the Insured Parties under the Parent’s insurance policy for its directors and officers or, (ii) causing the Surviving Corporation to, or requesting that the Company, purchase a six-year “tail” policy (and, upon Parent’s request, the Company shall use its commercially reasonable efforts to purchase such “tail” policy prior to the Effective Time; provided that the Company shall not purchase any such “tail” policy without Parent’s prior consent). Notwithstanding the foregoing, in no event will Parent be obligated to pay more than 250% of the Current Premium in the aggregate for any “tail” policy.

          (b) This Section 5.9 is intended for the irrevocable benefit of, and to grant third party rights to, the Insured Parties, and the provisions of this Section 5.9 shall survive the consummation of the Merger as set forth herein and shall be binding on all successors and assigns of Parent, the Company and the Surviving Corporation. Each of the Insured Parties (and their respective heirs and representatives) shall be entitled to enforce the covenants contained in this Section 5.9. The obligations of Parent and the Surviving Corporation under this Section 5.9 shall not be terminated or modified in such a manner as to adversely affect the rights of any Insured Party under this Section 5.9 without the consent of such affected

Insured Party. Parent shall cause the Surviving Corporation to perform all of the obligations of the Surviving Corporation under this Section 5.9.

     5.10 Regulatory Filings; Reasonable Efforts. In furtherance and not in limitation of the obligations of the parties set forth in Section 5.7 hereof, and subject thereto, as soon as may be reasonably practicable the Company and Parent each shall file (i) a Notification and Report Form with the Federal Trade Commission (the “FTC”) and the United States Department of Justice (the “DOJ”) pursuant to the HSR Act with respect to the Transactions, including the Merger and (ii) any appropriate pre-merger notifications under the Antitrust Laws of any foreign jurisdiction, as reasonably agreed by the parties to be appropriate. Each of the Company and Parent shall cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.10 to comply in all material respects with applicable law. The Company and Parent each shall promptly (a) supply the other with any additional information and documentary material that may be requested pursuant to the HSR Act which may be required in order to effectuate such filings and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable, and (b) supply any additional information, which reasonably may be required by the competition or merger control authorities of any other jurisdiction and which the parties reasonably agree to be appropriate; provided, however, that Parent shall not be required to agree to any Action of Divestiture. Parent shall be entitled to direct any proceedings or negotiations with any Governmental Entity relating to any of the foregoing, provided that Parent shall afford the Company a reasonable opportunity to participate therein. Each party hereto shall notify the other promptly upon the receipt of (i) any comments from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all materials respect with, applicable law. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to this Section 5.10, each party will promptly inform the other parties hereto of such occurrence and the Company will cooperate with Parent in filing with the applicable Governmental Entity such amendment or supplement. For purposes of this Agreement, “Antitrust Law” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, and all other Legal Requirements that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.

     5.11 Termination of Certain Benefit Plans.

          (a) Effective no later than the day immediately preceding the Effective Time, the Company and its Affiliates, as applicable, shall each terminate any and all group severance, separation or salary continuation plans, programs or arrangements and any and all plans intended to include a Code Section 401(k) arrangement (unless Parent provides written notice to the Company that such 401(k) plans shall not be terminated) (collectively, “Company 401(k) Plans”). Unless Parent provides such written notice to the Company, no later than five (5) business days prior to the Effective Time, the Company shall provide Parent with evidence that such Company 401(k) Plan(s) have been terminated (effective no later than the day immediately preceding the Effective Time) pursuant to resolutions of the Board. The form and substance of such resolutions shall be subject to review and approval of Parent. The Company also shall take such other actions in furtherance of terminating such Company 401(k) Plan(s) as Parent may reasonably require.

          (b) As soon as administratively practicable following the Closing Date, the Company shall advise the Transferred Company Employees (as defined below) of their right to elect to receive a distribution of, or to directly rollover, their individual account balances from the Company 401(k) Plan(s). To the extent permitted by Law, as soon as practicable following the Closing Date, such account balances may be transferred by the Transferred Company Employees to a defined contribution retirement plan maintained by Parent (the “Parent’s 401(k) Plan”) in a direct rollover or rollover contribution, which, in the case of a Transferred Company Employee who rolls over his or her entire account balance, shall include any outstanding loan notes from the Company’s 401(k) Plan(s). Prior to terminating the Company 401(k) Plan(s), the Company shall take any steps necessary, including amending the Company 401(k) Plan(s) and any related 401(k) loan policies, to ensure that such rollover of participant accounts and loans balances is permitted under the terms of the Company 401(k) Plan(s) and any 401(k) loan policies.

     5.12 Employee Benefits. As soon as practicable after the Effective Time, Parent shall provide the employees of the Company and its subsidiaries who remain employed after the Effective Time (each, a “Transferred Company Employee” and collectively, the “Transferred Company Employees”) with substantially similar types and levels of employee benefits (other than equity-based compensation or benefits) as those provided to similarly situated employees of Parent. Parent shall treat the service of Transferred Company Employees with the Company or any subsidiary of the Company prior to the Effective Time as service rendered to Parent or any affiliate of Parent for purposes of eligibility and vesting in Parent’s applicable benefit plans, other than stock option and restricted stock unit vesting. Parent shall use its reasonable best efforts to provide that no Transferred Company Employee, or any of his or her eligible dependents, who, at the Effective Time, are participating in the Company group health plan shall be excluded from the Parent’s group plan, or limited in coverage thereunder, by reason of any waiting period restriction or pre-existing condition limitation; provided that such Transferred Company Employees are based in the United States and meet applicable actively at work requirements as of the Effective Time. Notwithstanding the foregoing, Parent shall not be required to provide any coverage, benefits, or credit inconsistent with the terms of Parent benefit plans.

     5.13 FIRPTA Certificate. On or prior to the Effective Time, the Company shall deliver to Parent a properly executed statement in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

ARTICLE VI
CONDITIONS TO THE MERGER

     6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of each party to this Agreement to effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          (a) Company Stockholder Approval. This Agreement shall have been duly approved, by the requisite vote under applicable law, by the stockholders of the Company.

          (b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

          (c) Proxy Statement. No order suspending the use of the Proxy Statement or any part thereof shall be in effect and no proceeding for that purpose shall have been initiated or threatened in writing by the SEC and shall be continuing.

          (d) HSR Act and Comparable Laws. Any applicable waiting period under the HSR Act relating to the Transactions, including the Merger, shall have expired or been terminated, any applicable waiting periods under foreign Antitrust Laws relating to the Transactions, including the Merger, shall have expired or been terminated, and all foreign antitrust Approvals required to be obtained prior to the Effective time shall have been obtained.

     6.2 Additional Conditions to Obligations of Company. The obligation of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

          (a) Representations and Warranties. Each representation and warranty of Parent and Merger Sub contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on the Closing Date except (A) in each case, or in the aggregate, as would not reasonably be expected to constitute a Parent Material Adverse Effect, and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Parent Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded). The Company shall have received a certificate with respect to the foregoing signed on behalf of Parent by an authorized officer of Parent.

          (b) Agreements and Covenants. Parent and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Closing Date, and the Company shall have received a certificate to such effect signed on behalf of Parent by an authorized officer of Parent.

     6.3 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions, any of which may be waived, in writing, exclusively by Parent:

          (a) Representations and Warranties. Each representation and warranty of the Company contained in this Agreement (i) shall have been true and correct as of the date of this Agreement, and (ii) shall be true and correct on and as of the Closing Date with the same force and effect as if made on and as of the Closing Date except (A) in each case, or in the aggregate, as would not reasonably be expected to constitute a Material Adverse Effect on the Company (provided, however, that such Material Adverse Effect qualifier shall be inapplicable with respect to the representations and warranties set forth in Section 2.3 (Capitalization) hereof, which shall be true and correct in all material respects), and (B) for those representations and warranties which address matters only as of a particular date (which representations shall have been true and correct (subject to the qualifications as set forth in the preceding clause (A)) as of such particular date) (it being understood that, for purposes of determining the accuracy of such representations and warranties, all “Material Adverse Effect” qualifications and other qualifications based on the word “material” or similar phrases contained in such representations and warranties shall be disregarded). Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it at or prior to the Closing Date. Parent shall have received a certificate with respect to the foregoing signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

          (c) Material Adverse Effect. No Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement, and Parent shall have received a certificate to such effect signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company.

          (d) Consents. The Company shall have obtained all consents, waivers and approvals required in connection with the consummation of the transactions contemplated hereby in connection with the Contracts set forth on Section 6.3(d) of the Company Schedule in form and substance reasonably satisfactory to Parent.

          (e) No Litigation. There shall not be any pending or threatened suit, action or proceeding asserted by any Governmental Entity (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other Transactions, the effect of which restraint or prohibition if obtained would cause the condition set forth in Section 6.1(b) to not be satisfied, or (ii) seeking to require Parent or the Company or any of their respective subsidiaries or affiliates to effect an Action of Divestiture.

          (f) Key Employees. (i) the current President and Chief Operating Officer and at least five (5) of the employees listed on Section 6.3(f)(i) of the Company Schedule (the President and Chief Operating Officer and such five (5) other employees, the “Key Group”) shall be employees of the Company or one of its subsidiaries immediately prior to the Closing Date, and none of the Key Group shall have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or one of its subsidiaries following the Closing Date, and (ii) at least 90% of the employees listed on Section 6.3(f)(ii) of the Company Schedule shall be employees of the Company or one of its subsidiaries immediately prior to the Closing Date and no more than 90% of such employees shall have notified (whether formally or informally) Parent or the Company of such employee’s intention of leaving the employ of Parent or one of its subsidiaries following the Closing Date.

          (g) Non-Competition Agreements. The Non-Competition Agreements shall be in full force and effect, and none of the individuals that entered into a Non-Competition Agreement shall have attempted to terminate or otherwise repudiated such agreement or indicated an intention to terminate or otherwise repudiate such agreement.

          (h) 401(k) Plans. Unless Parent shall have provided written notice to the Company pursuant to Section 5.11 that the Company 401(k) Plan should not be terminated, the Company shall have provided Parent with evidence reasonably satisfactory to Parent that the Company 401(k) Plans have been terminated.

          (i) Assignments The Company shall have provided written documentation in a form reasonably acceptable to Parent that all current consultants and independent contractors who contribute or have at any time contributed to the creation or development of material Company Intellectual Property prior to the Closing have executed valid written assignments to the Company (or one of its subsidiaries) of all right, title and interest they may have in or to such Company Intellectual Property and that all current consultants and independent contractors are obligated to assign to the Company (or one of its subsidiaries) all of their right in or to any future Intellectual Property created by such consultants and independent contractors for or on behalf of the Company or any of its subsidiaries after the Closing.

          (j) Restatement. There shall not have been any restatement of any of the Company’s consolidated financial statements, and the Company shall not have been notified by any Governmental Entity or any present or former auditor of the Company of any Effect that could reasonably be expected to result in any such restatement. The Company’s auditors shall not have resigned or threatened to resign. No auditor whose report is included in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2006 shall have revoked, or notified the Company of such auditor’s intention to revoke, such auditor’s report or consent to include such report in such Form 10-K. There shall not be any pending or threatened investigation or inquiry by any Governmental Entity questioning the accuracy of any of the Company’s financial statements or their conformity with the published rules and regulations of the SEC or with GAAP or the historical stock-based compensation practices of the Company, nor shall any Governmental Entity have requested any information in connection with any of the foregoing; provided, however, that any comments from the SEC or its staff in connection with their review of the Proxy Statement that have been resolved without any of the effects referred to in this paragraph (j) shall not constitute a pending or threatened investigation or inquiry or request for information.

          (k) Exchange Act Filings. If the Effective Time shall be on or after February 8, 2007, the Company shall have filed with the SEC its Quarterly Report on Form 10-Q for its fiscal quarter ended December 31, 2006, which Form 10-Q, as so filed with the SEC, shall comply as to form with the rules and regulations of the SEC applicable to quarterly reports on Form 10-Q.

          (l) Audited Financial Statements. The Company shall have obtained and delivered to Parent an unqualified audit of the Company’s consolidated financial statements for the Company’s fiscal year ended September 30, 2006.

          (m) Resignation of Directors and Officers. Parent shall have received a written resignation from each of the directors and officers of the Company and each of its subsidiaries (in their capacities as such) effective as of immediately prior to the Effective Time.

ARTICLE VII
TERMINATION, AMENDMENT AND WAIVER

     7.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, and the Merger may be abandoned, notwithstanding (except as set forth below) any requisite approval of this Agreement by the stockholders of the Company:

          (a) by mutual written consent duly authorized by the Boards of Directors of Parent and the Company;

          (b) by either the Company or Parent if the Effective Time shall not have occurred on or before May 9, 2007 (as may be extended by mutual agreement of the parties, the “End Date”) for any reason; provided, however, that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Effective Time to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

          (c) by either the Company or Parent if a Governmental Entity shall have issued an order, decree or ruling or taken any other action, in any case having the effect of permanently restraining, enjoining or otherwise prohibiting the Merger, which order, decree, ruling or other action is final and nonappealable;

          (d) by either the Company or Parent if the required approval of the stockholders of the Company contemplated by this Agreement shall not have been obtained by reason of the failure to obtain the required vote at the Stockholders’ Meeting or at any adjournment thereof; provided, however, that the right to terminate this Agreement under this Section 7.1(d) shall not be available to either party where the failure to obtain the Company stockholder approval shall have been caused by the action or failure to act of such party and such action or failure to act constitutes a breach by such party of this Agreement;

          (e) by the Company, at any time prior to the approval of this Agreement by the Company’s stockholders, if (i) the Board shall have effected a Change of Recommendation pursuant to and in compliance with Section 5.4(c) hereof, (ii) the Company shall have made full payment of all amounts provided under Section 7.3 hereof, and (iii) concurrently or within two (2) calendar days of such termination, the Company enters into a definitive agreement with respect to the Superior Offer that was the subject of such Change of recommendation.

          (f) by the Company, upon a breach of any representation, warranty, covenant or agreement on the part of Parent set forth in this Agreement, or if any representation or warranty of Parent shall have become untrue, in either case such that the conditions set forth in Section 6.2(a) or Section 6.2(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in Parent’s representations and warranties or breach by Parent is curable by Parent prior to the End Date through the exercise of its commercially reasonable efforts, then the Company may not terminate this Agreement under this Section 7.1(f) for thirty (30) calendar days after delivery of written notice from the Company to Parent of such breach, provided Parent continues to exercise commercially reasonable efforts to cure such breach (it being understood that the Company may not terminate this Agreement pursuant to this paragraph (f) if such breach by Parent is cured during such thirty (30) calendar day period);

          (g) by Parent, upon a breach of any representation, warranty, covenant or agreement on the part of the Company set forth in this Agreement, or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3(a) or Section 6.3(b) hereof would not be satisfied as of the time of such breach or as of the time such representation or warranty shall have become untrue, provided, however, that if such inaccuracy in the Company’s representations and warranties or breach by the Company is curable by the Company prior to the End Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(g) for thirty (30)calendar days after delivery of written notice from Parent to the Company of such inaccuracy or breach, provided the Company continues to exercise commercially reasonable efforts to cure such inaccuracy or breach (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (g) if such inaccuracy or breach is cured during such thirty (30) calendar day period);

          (h) by Parent, if a Material Adverse Effect with respect to the Company and its subsidiaries shall have occurred since the date of this Agreement; provided, however, that if such Material Adverse Effect is curable by the Company prior to the End Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(h) for thirty (30) calendar days after delivery of written notice from Parent to the Company of such Material Adverse Effect, provided the Company continues to exercise commercially reasonable efforts to cure such Material Adverse Effect (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (h) if such Material Adverse Effect is cured during such thirty (30) calendar day period);

          (i) by Parent, upon the occurrence of any of the events referred to in Section 6.3(j); provided, however, that if such event is curable by the Company prior to the End Date through the exercise of its commercially reasonable efforts, then Parent may not terminate this Agreement under this Section 7.1(i) for thirty (30) calendar days after delivery of written notice from Parent to the Company of the occurrence of such event, provided the Company continues to exercise commercially reasonable efforts to cure such event (it being understood that Parent may not terminate this Agreement pursuant to this paragraph (i) if such event is cured during such thirty (30) calendar day period); or

          (j) by Parent, if a Triggering Event (as defined below) shall have occurred.

For the purposes of this Agreement, a “Triggering Event” shall be deemed to have occurred if: (i) the Board or any committee thereof shall for any reason have made a Change of Recommendation; (ii) the Company shall have failed to include in the Proxy Statement the recommendation of the Board that holders of Shares vote in favor of and approve this Agreement; (iii) the Board fails to reaffirm (publicly, if so requested) its recommendation in favor of the approval of this Agreement within ten (10) calendar days after Parent requests in writing that such recommendation be reaffirmed; provided that Parent shall only request such a reaffirmation following the public announcement by a Third Party of an Acquisition Proposal or an intent to make an Acquisition Proposal, (iv) the Board or any committee thereof shall have approved, endorsed or recommended any Acquisition Proposal; (v) the Company shall have entered into any letter of intent or similar document or any Contract accepting any Acquisition Proposal; (vi) a tender or exchange offer relating to securities of the Company shall have been commenced by a person unaffiliated with Parent and the Company shall not have sent to its securityholders pursuant to Rule 14e-2 promulgated under the Securities Act, within ten (10) business days after such tender or exchange offer is first published sent or given, a statement disclosing that the Board recommends rejection of such tender or exchange offer; or (v) the Company shall have intentionally materially breached the provisions of Section 5.2 or Section 5.4.

     7.2 Notice of Termination; Effect of Termination. Any termination of this Agreement under Section 7.1 hereof will be effective immediately upon (or, if the termination is pursuant to Section 7.1(f), 7.1(g), 7.1(h) or 7.1(i) hereof and the proviso therein is applicable, thirty (30) calendar days thereafter) the delivery of written notice of the terminating party to the other parties hereto. In the event of the termination of this Agreement as provided in Section 7.1 hereof, this Agreement shall be of no further force or effect and there shall be no liability to any party hereunder in connection with the Agreement or the Transactions, except (i) as set forth in Section 5.3(a) hereof, this Section 7.2, Section 7.3 hereof and Article VIII hereof, each of which shall survive the termination of this Agreement, and (ii) nothing herein shall relieve any party from liability for fraud or any intentional or willful breach of, or any intentional misrepresentation made in, this Agreement. No termination of this Agreement shall affect the obligations of the parties contained in the Confidentiality Agreement, all of which obligations shall survive termination of this Agreement in accordance with their terms.

     7.3 Fees and Expenses.

          (a) General. Except as set forth in this Section 7.3, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses whether or not the Merger is consummated; provided, however, that Parent and Company shall share equally any filing fee for any Notification and Report Form filed with the FTC and the DOJ pursuant to the HSR Act, and any appropriate pre-merger notifications under the Antitrust Laws of any foreign jurisdiction, as reasonably agreed by the parties to be appropriate, in each case pursuant to Section 5.10 hereof.

          (b) Company Payments.

               (i) The Company shall pay to Parent in immediately available funds, within three (3) business days after written demand by Parent, an amount equal to Four Million Two Hundred and Seventy One Thousand Dollars ($4,271,000) (the “Termination Fee”) if this Agreement is terminated by Parent pursuant to Section 7.1(j) hereof.

               (ii) The Company shall pay to Parent in immediately available funds, concurrent with a termination by Company of this Agreement pursuant to Section 7.1(e) hereof, an amount equal to the Termination Fee, and no such termination of this Agreement shall be deemed effected until such time as the Termination Fee shall have been paid to Parent.

               (iii) The Company shall pay Parent in immediately available funds, within one (1) business day after written demand by Parent, an amount equal to the Termination Fee, if this Agreement is terminated by Parent pursuant to Section 7.1(b) or Section 7.1(d) hereof and any of the following shall occur:

                    (A) if following the date hereof and prior to the termination of this Agreement, a Third Party has announced, and not publicly definitively withdrawn at least five (5) business days prior to such termination, an Acquisition Proposal and within twelve (12) months following the termination of this Agreement any Company Acquisition (as defined below) is consummated; or

                    (B) if following the date hereof and prior to the termination of this Agreement, a Third Party has announced, and not publicly definitively withdrawn at least five (5) business days prior to such termination, an Acquisition Proposal and within twelve (12) months following the termination of this Agreement the Company enters into a letter of intent or similar document or any written Contract providing for any Company Acquisition or publicly announces its intent to enter into a Company Acquisition, and such Company Acquisition is subsequently consummated within nine (9) months thereafter.

               (iv) The Company shall pay to Parent in immediately available funds, within two (2) business days after written demand by Parent, if this Agreement is terminated by Parent pursuant to Section 7.1(g) based on a failure to satisfy the condition set forth in Section 6.3(b) and, (x) prior to such termination, the Company has received, or a Third Party has announced, an Acquisition Proposal and (y) such breach is intended to facilitate such Acquisition Proposal or benefit the Third Party making such Acquisition Proposal without similarly benefiting Parent, an amount equal to the out-of-pocket fees and expenses incurred by Parent and Merger Sub in connection with the negotiation, execution and delivery of this Agreement and the transactions contemplated hereby (including, without limitation, reasonable attorney fees and expenses, reasonable advisor fees and expenses, travel costs, filing fees, printing, mailing and solicitation costs and expenses).

               (v) The Company hereby acknowledges and agrees that the agreements set forth in this Section 7.3(b) with respect to payment of the Termination Fee are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Parent would not enter into this Agreement. Accordingly, if the Company fails to pay in a timely manner the amounts due pursuant to this Section 7.3(b) and, in order to obtain such payment, Parent makes a claim that results in a judgment against the Company for the amounts set forth in this Section 7.3(b), the Company shall pay to Parent its reasonable costs and expenses (including reasonable attorneys’ fees and expenses) in connection with such suit, together with interest on the amounts set forth in this Section 7.3(b) at the prime rate of Citibank N.A. in effect on the date such payment was required to be made. Payment of the Termination Fee by the Company shall constitute liquidated damages, and Parent’s right to receive a Termination Fee in the circumstances provided in this Section 7.3(b) is the exclusive remedy available to the Parent for any failure of the Merger and other Transactions to be consummated in those circumstances, and the Company shall have no further liability with respect to this Agreement or the Transactions, except as described in the previous sentence; provided that in no event shall a Termination Fee be in lieu of damages incurred as a result of any intentional or willful breach of, or any intentional misrepresentation made in this Agreement. Notwithstanding the foregoing, the payment by the Company of any Parent Expenses pursuant to Section 7.2(b)(iv) shall not constitute liquidated damages with respect to any claim which Parent or Merger Sub would be entitled to assert against the Company or its assets, or against any of the Company’s directors, officers, employees or stockholders, with respect to any such breach, and shall not constitute the sole and exclusive remedy with respect to any such breach.

               (vi) For the purposes of this Agreement, “Company Acquisition” shall mean any of the following transactions (other than the Transactions contemplated by this Agreement): (i) a merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company pursuant to which the stockholders of the Company immediately preceding such transaction hold less than a majority of the aggregate equity interests in the surviving or resulting entity of such transaction, (ii) a sale or other disposition by the Company of all or more than a majority of the assets of the Company and its subsidiaries, taken as a whole, or (iii) the acquisition by any person or group (including by way of a tender offer or an exchange offer or issuance by the Company), directly or indirectly, of beneficial ownership or a right to acquire beneficial ownership of shares representing in excess of a majority of the voting power of the then outstanding shares of capital stock of the Company.

     7.4 Amendment. Subject to applicable Legal Requirements, this Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each of Parent and the Company.

     7.5 Extension; Waiver. At any time prior to the Effective Time, any party hereto may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (iii) waive compliance with any of the agreements or conditions for the benefit of such party contained herein; provided that Section 6.1(a) may not be waived without the express written consent of Parent. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Delay in exercising any right under this Agreement shall not constitute a waiver of such right.

     ARTICLE VIII
GENERAL PROVISIONS

     8.1 Non-Survival of Representations and Warranties. The representations and warranties of the Company, Parent and Merger Sub contained in this Agreement shall terminate at the Effective Time, and only the covenants that by their terms survive the Effective Time shall survive the Effective Time.

     8.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial delivery service, or sent via telecopy (receipt confirmed) to the parties at the following addresses or telecopy numbers (or at such other address or telecopy numbers for a party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, to:

Intuit Inc. 2632 Marine Way Mountain View, CA 94043 Attention: General Counsel Telephone No.: (650) 944-6622 Telecopy No.: (650) 944-6000

with a copy to:

O’Melveny & Myers LLP Embarcadero Center West 275 Battery Street, Suite 2600 San Francisco, California 94111 Attention: Michael S. Dorf, Esq. Telephone No.: (415) 984-8700 Telecopy No.: (415) 984-8701

if to the Company, to:

Electronic Clearing House, Inc. 730 Paseo Camarillo Camarillo, CA 93010 Attention: Charles Harris Telephone No.: (805) 419-8600 Telecopy No.: (805) 419-8689

with a copy to:

Stubbs Alderton & Markiles, LLP 15260 Ventura Boulevard, 20th Floor Sherman Oaks, California 91403 Attention: V. Joseph Stubbs, Esq. Telephone No.: (818) 444-4507 Telecopy No.: (818) 474-8607

     8.3 Interpretation; Knowledge.

          (a) The words “hereof,” “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and annex, article, section, paragraph, exhibit and schedule references are references to the annex, articles, sections, paragraphs, exhibits and schedules of this Agreement, unless otherwise indicated. Unless otherwise indicated the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. When reference is made herein to “the business of” an entity, such reference shall be deemed to include the business of all direct and indirect subsidiaries of such entity. Reference to the subsidiaries of an entity shall be deemed to include all direct and indirect subsidiaries of such entity. The plural of any defined term shall have a meaning correlative to such defined term and words denoting any gender shall include all genders and the neuter. A reference to any legislation or to any provision of any legislation shall include any modification, amendment, re-enactment thereof, any legislative provision substituted therefore and all rules, regulations and statutory instruments issued or related to such legislation.

          (b) For purposes of this Agreement, with respect to any person that is not an individual, the term “knowledge” means the actual knowledge of such person’s directors and executive officers and the knowledge that any of such persons would be reasonably expected to have in the conduct of their respective duties, and, with respect to any individual, means the actual knowledge of such person.

          (c) For purposes of this Agreement, the term “Material Adverse Effect” when used in connection with the Company means any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”), individually or when aggregated with other Effects, that is or would be reasonably likely to (i) be materially adverse to the business, properties, assets (including intangible assets), liabilities (including contingent liabilities), capitalization, condition (financial or otherwise) or results of operations of the Company and its subsidiaries taken as a whole, or (ii) have a material adverse effect on the ability of the Company to perform its obligations under this Agreement or consummate the Transactions without any material delay; provided, however, that Effects arising from or relating to ant of the following shall not be deemed in and of itself, either alone or in combination, to constitute, and shall not be taken into account in determining whether there has been or will be, a Material Adverse Effect: (A) conditions affecting the industries in which the Company participates, the United States economy as a whole or foreign economies in any locations where the Company or any of its subsidiaries has material operations or sales (which Effects, in each case, do not disproportionately affect the Company or its subsidiaries, as the case may be), (B) any failure by the Company to meet any projections or forecasts for any period ending (or for which revenues or earnings are released) on or after the date hereof in and of itself (for the avoidance of doubt, this clause (B) shall not preclude Parent or Merger Sub from taking the underlying cause of any such failure into account in determining whether there has been or will be a Material Adverse Effect), (C) any change in GAAP after the date hereof, (D) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, or any declaration of war by the United States Congress, or (E) any loss of revenue, not to exceed ten percent (10%) of the Company’s total revenues, from Internet Wallet Customers, which the Company successfully bears the burden of proving resulted from the Unlawful Internet Gambling Enforcement Act of 2006 and the regulations to be promulgated thereunder.

          (d) For purposes of this Agreement, the term “person” shall mean any individual, corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization, entity or Governmental Entity.

          (e) For purposes of this Agreement, an “affiliate” of any person shall mean another person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a person, whether through the ownership of voting securities, by contract, as trustee or executor, or otherwise.

          (f) For purposes of this Agreement, the term “business day” shall mean any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in San Francisco, California or Las Vegas, Nevada.

     8.4 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

     8.5 Entire Agreement; Third Party Beneficiaries. This Agreement and the documents and instruments and other agreements among the parties hereto as contemplated by or referred to herein, including the Company Schedule and the Parent Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements, representations, warranties and understandings, both written and oral, among the parties with respect to the subject matter hereof, it being understood that the Confidentiality Agreement shall continue in full force and effect and shall survive any termination of this Agreement; and (b) are not intended to confer upon any other person any rights or remedies hereunder, except as specifically provided in Section 5.9 hereof.

     8.6 Severability. In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

     8.7 Other Remedies; Specific Performance. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

     8.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

     8.9 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Legal Requirement or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

     8.10 Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

     8.11 Waiver of Jury Trial. EACH OF PARENT, COMPANY AND MERGER SUB HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, COMPANY OR MERGER SUB IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT HEREOF.

[Remainder of Page Intentionally Left Blank]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement and Plan of Merger to be executed by their duly authorized respective officers as of the date first written above.

INTUIT INC.

By:	/s/ Joe Kaplan
Name:	Joe Kaplan
Title:	Vice President

ELAN ACQUISITION CORPORATION

By:	/s/ Jeff Hank
Name:	Jeff Hank
Title:	VP, Treasurer & Chief Financial Officer

ELECTRONIC CLEARING HOUSE, INC.

By:	/s/ Charles Harris
Name:	Charles Harris
Title:	President & COO

[Signature Page to Agreement and Plan of Merger]

Annex B

FORM OF VOTING AGREEMENT

     THIS VOTING AGREEMENT (this “Agreement”) is made and entered into as of December 14, 2006 by and between Intuit Inc., a Delaware corporation (“Parent”), and the undersigned stockholder (the “Stockholder”) of Electronic Clearing House, Inc., a Nevada corporation (the “Company”).

RECITALS:

     A. Parent, the Company and Merger Sub have entered into an Agreement and Plan of Merger (the “Merger Agreement”), which provides for the merger (the “Merger”) of Merger Sub with and into the Company, pursuant to which all outstanding capital stock of the Company will be converted into the right to receive a cash payment, as set forth in the Merger Agreement.

     B. The Stockholder is the beneficial owner (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of such number of shares of the outstanding capital stock of the Company, and such number of shares of capital stock of the Company issuable upon the exercise of outstanding options and warrants, as is indicated on the signature page of this Agreement.

     C. In consideration of the execution of the Merger Agreement by Parent, the Stockholder (in his or her capacity as such) has agreed to vote the Shares (as defined below) so as to facilitate consummation of the Merger.

     NOW, THEREFORE, intending to be legally bound hereby, the parties hereto hereby agree as follows:

     1. Certain Definitions. Capitalized terms used but not defined herein shall have the respective meanings ascribed thereto in the Merger Agreement. For all purposes of and under this Agreement, the following terms shall have the following respective meanings:

          (a) “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

          (b) “person” shall mean any individual, corporation (including any not-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, limited liability company, trust, company (including any limited liability company or joint stock company), association, organization, entity, or governmental authority.

          (c) “Shares” shall mean: (i) all securities of the Company (including all shares of capital stock of the Company and all options, warrants and other rights to acquire shares of capital stock of the Company) owned by the Stockholder as of the date of this Agreement, and (ii) all additional securities of the Company (including all additional shares of capital stock of the Company and all additional options, warrants and other rights to acquire shares of capital stock of the Company) of which the Stockholder acquires beneficial ownership during the period commencing with the execution and delivery of this Agreement until the Expiration Date.

          (d) Transfer. A person shall be deemed to have effected a “Transfer” of a security if such person directly or indirectly (i) sells, pledges, encumbers, grants an option with respect to, establishes an open “put equivalent position” within the meaning of Rule 16a-h under the Exchange Act, transfers or otherwise disposes of such security or any interest therein (including the economic consequences of ownership), or (ii) enters into an agreement or commitment providing for the sale of, pledge of, encumbrance of, grant of an option with respect to, establishment of a “put equivalent position” with respect to, transfer of or other disposition of such security or any interest therein (including the economic consequences of ownership).

     2. Transfer of Shares.

          (a) Transfer of Shares. The Stockholder hereby agrees that, at all times during the period commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not cause or permit any Transfer of any of the Shares to be effected or make any offer regarding any Transfer of any of the Shares; provided, however, that the Stockholder may Transfer Shares to a family member or trust for estate planning purposes, provided that, as a condition to any such Transfer to a family member or trust, the transferee has agreed with Parent in writing to be bound by the terms of this Agreement (including granting a Proxy as contemplated hereby) and to hold such Shares subject to all the terms and provisions of this Agreement.

          (b) Transfer of Voting Rights. The Stockholder hereby agrees that, at all times commencing with the execution and delivery of this Agreement until the Expiration Date, the Stockholder shall not deposit, or permit the deposit of, any Shares in a voting trust, grant any proxy in respect of the Shares, or enter into any voting agreement or similar arrangement, commitment or understanding in a manner inconsistent with the terms of Section 3 hereof or otherwise in contravention of the obligations of the Stockholder under this Agreement, with respect to any of the Shares.

     3. Agreement to Vote Shares. Until the Expiration Date, at every meeting of stockholders of the Company called with respect to any of the following, and at every adjournment or postponement thereof, and on every action or approval by written consent of stockholders of the Company with respect to any of the following, the Stockholder shall vote, to the extent not voted by the person(s) appointed under the Proxy (as defined in Section 4 hereof), the Shares:

          (a) in favor of approval of the Merger;

          (b) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, and against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

          (c) against any Acquisition Proposal or (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) any other: (A) merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

     4. Irrevocable Proxy. Concurrently with the execution of this Agreement, the Stockholder agrees to deliver to Parent a proxy in the form attached hereto as Exhibit A (the “Proxy”), which shall be irrevocable to the fullest extent permissible by applicable law, with respect to the Shares.

     5. No Solicitation. The Stockholder hereby represents and warrants that he or she has read Section 5.4 of the Merger Agreement and agrees to be bound by the provisions of such section.

     6. Representations and Warranties of the Stockholder. The Stockholder hereby represents and warrants to Parent that, as of the date hereof and at all times until the Expiration Date, (i) the Stockholder is (and will be) the beneficial owner of the shares of capital stock of the Company, and the options, warrants and other rights to purchase shares of capital stock of the Company, set forth on signature page of this Agreement, with full power to vote or direct the voting of the Shares for and on behalf of all beneficial owners of the Shares; (ii) the Shares are (and will be) free and clear of any liens, pledges, security interests, claims, options, rights of first refusal, co-sale rights, charges or other encumbrances of any kind or nature (each an “Encumbrance”); (iii) the Stockholder does not as of the date of this Agreement beneficially own any securities of the Company other than the shares of capital stock of the Company, and options, warrants and other rights to purchase shares of capital stock of the Company, set forth on the signature page of this Agreement; (iv) the Stockholder has (and will have) full power and authority to make, enter into and carry out the terms of this Agreement and the Proxy; (v) the Stockholder agrees that it will not bring, commence, institute, maintain, prosecute, participate in or voluntarily aid any action, claim, suit or cause of action, in law or in equity, in any court or before any governmental entity, which (a) challenges the validity of or seeks to enjoin the operation of any provision of this Agreement or (b) alleges that the execution and delivery of this Agreement by the Stockholder, either alone or together with the other Company voting agreements and proxies to be delivered in connection with the execution of the Merger Agreement, or the approval of the Merger Agreement by the board of directors of the Company, breaches any fiduciary duty of the board of directors of the Company or any member thereof; (vi) the execution, delivery and performance of this Agreement by the Stockholder and the proxy contained herein does not violate or breach, and will not give rise to any violation or breach of, the Stockholder’s certificate of formation or limited liability company agreement or other organizational documents (if the Stockholder is not an individual), or any law, contract, instrument, arrangement or agreement by which such Stockholder is bound; (vii) this Agreement has been duly executed by the Stockholder and constitutes the valid and legally binding obligation of the Stockholder, enforceable against the Stockholder in accordance with its terms, except to the extent that the enforceability thereof may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors’ rights and general principles of equity and the availability of equitable remedies may be limited by equitable principles of general applicability; and (viii) the execution, delivery and performance of this Agreement and the proxy contained herein do not, and performance of this Agreement will not, require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority (other than any necessary filing under the Exchange Act), domestic or foreign.

     7. Consent and Waiver. The Stockholder (not in his or her capacity as a director or officer of the Company) hereby gives any consents or waivers that are reasonably required for the consummation of the Merger under the terms of any agreements to which the Stockholder is a party, or pursuant to any rights Stockholder may have. The Stockholder further consents and authorizes Parent and Company to publish and disclose in the Proxy Statement (including all documents filed with the SEC in connection therewith) its identity and ownership of the Shares and the nature of its commitments, arrangements and understandings under this Agreement.

     8. Legending of Shares. If so requested by Parent, the Stockholder hereby agrees that the Shares shall bear a legend stating that they are subject to this Agreement and to an irrevocable proxy.

     9. Termination. This Agreement shall terminate and be of no further force or effect as of the Expiration Date.

     10. Appraisal Rights. The Stockholder irrevocably waives and agrees not to exercise any rights (including, without limitation, under Sections 92A.300 through 92A.500 of the Nevada Revised Statutes) to demand appraisal of any of the Shares which may arise with respect to the Merger.

     11. Miscellaneous.

          (a) Waiver. No waiver by any party hereto of any condition or any breach of any term or provision set forth in this Agreement shall not be effective unless in writing and signed by each party hereto. The waiver of a condition or any breach of any term or provision of this Agreement shall not operate as or be construed to be a waiver of any other previous or subsequent breach of any term or provision of this Agreement. Any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

          (b) Severability. In the event that any term, provision, covenant or restriction set forth in this Agreement, or the application of any such term, provision, covenant or restriction to any person, entity or set of circumstances, shall be determined by a court of competent jurisdiction to be invalid, unlawful, void or unenforceable to any extent, the remainder of the terms, provisions, covenants and restrictions set forth in this Agreement, and the application of such terms, provisions, covenants and restrictions to persons, entities or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall remain in full force and effect, shall not be impaired, invalidated or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by applicable law.

          (c) Binding Effect; Assignment. This Agreement and all of the terms and provisions hereof shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and permitted assigns, but, except as otherwise specifically provided herein, neither this Agreement nor any of the rights, interests or obligations of the Stockholder may be assigned to any other person without the prior written consent of Parent.

          (d) Amendments. This Agreement may not be modified, amended, altered or supplemented, except upon the execution and delivery of a written agreement executed by each of the parties hereto.

          (e) Specific Performance; Injunctive Relief. Each of the parties hereto hereby acknowledge that (i) the representations, warranties, covenants and restrictions set forth in this Agreement are necessary, fundamental and required for the protection of Parent and to preserve for Parent the benefits of the Merger; (ii) such covenants relate to matters which are of a special, unique, and extraordinary character that gives each such representation, warranty, covenant and restriction a special, unique, and extraordinary value; and (iii) a breach of any such representation, warranty, covenant or restriction, or any other term or provision of this Agreement, will result in irreparable harm and damages to Parent which cannot be adequately compensated by a monetary award. Accordingly, Parent and the Stockholder hereby expressly agree that in addition to all other remedies available at law or in equity, Parent shall be entitled to the immediate remedy of specific performance, a temporary and/or permanent restraining order, preliminary injunction, or such other form of injunctive or equitable relief as may be used by any court of competent jurisdiction to restrain or enjoin any of the parties hereto from breaching any representations, warranties, covenants or restrictions set forth in this Agreement, or to specifically enforce the terms and provisions hereof.

          (f) Governing Law. This Agreement shall be governed by and construed, interpreted and enforced in accordance with the laws of the State of New York without giving effect to any choice or conflict of law provision, rule or principle (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

          (g) Entire Agreement. This Agreement and the Proxy and the other agreements referred to in this Agreement set forth the entire agreement and understanding of Parent and the Stockholder with respect to the subject matter hereof and thereof, and supersede all prior discussions, agreements and understandings between Parent and the Stockholder, both oral and written, with respect to the subject matter hereof and thereof.

          (h) Notices. All notices and other communications pursuant to this Agreement shall be in writing and deemed to be sufficient if contained in a written instrument and shall be deemed given if delivered personally, telecopied, sent by nationally-recognized overnight courier or mailed by registered or certified mail (return receipt requested), postage prepaid, to the respective parties at the following address (or at such other address for a party as shall be specified by like notice):

If to Parent:	Intuit Inc. 2632 Marine Way Mountain View, CA 94043 Attention: General Counsel Telephone No.: (650) 944-6000 Telecopy No.: (650) 944-6622

with a copy to:	O’Melveny & Myers LLP Embarcadero Center West 275 Battery Street, Suite 2600 San Francisco, California 94111 Attention: Michael S. Dorf, Esq. Telephone No.: (415) 984-8700 Telecopy No.: (415) 984-8701

If to the Stockholder:	To the address for notice set forth on the signature page hereof.

          (i) Further Assurances. The Stockholder (in his or her capacity as such) shall execute and deliver any additional certificate, instruments and other documents, and take any additional actions, as Parent may deem necessary or desirable, in the reasonable opinion of Parent, to carry out and effectuate the purpose and intent of this Agreement.

          (j) Headings. The section headings set forth in this Agreement are for convenience of reference only and shall not affect the construction or interpretation of this Agreement in any manner.

          (k) Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

          (l) Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (m) Expenses. All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

          (n) Waiver of Jury Trial. Each of Parent, Company and Stockholder hereby irrevocably waives all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this agreement.

     IN WITNESS WHEREOF, the undersigned have caused this Agreement to be duly executed as of the date first written above.

INTUIT INC.

By:
Signature of Authorized Signatory
Name:
Title:

*****VOTING AGREEMENT*****

STOCKHOLDER:

By:
Signature
Name:
Title:

Print Address

Telephone

Facsimile No.

Shares beneficially owned:
__________ shares of Company capital stock
__________ shares of Company capital stock issuable upon the exercise of outstanding options, warrants or other rights

*****VOTING AGREEMENT*****

EXHIBIT A

IRREVOCABLE PROXY

     The undersigned stockholder of Electronic Clearing House, Inc., a Nevada corporation (the “Company”), hereby irrevocably (to the fullest extent permitted by law) appoints the directors of the Board of Directors of Intuit Inc., a Delaware corporation (“Parent”), and each of them, as the sole and exclusive attorneys-in-fact and proxies of the undersigned, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the full extent that the undersigned is entitled to do so) with respect to all of the shares of capital stock of the Company that now are or hereafter may be beneficially owned by the undersigned, and any and all other shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the “Shares”) in accordance with the terms of this irrevocable proxy (the “Proxy”). The Shares beneficially owned by the undersigned stockholder of the Company as of the date of this Proxy are listed on the final page of this Proxy. Upon the execution of this Proxy by the undersigned, any and all prior proxies given by the undersigned with respect to any Shares are hereby revoked and the undersigned hereby agrees not to grant any subsequent proxies with respect to the Shares until after the Expiration Date (as defined below).

     This Proxy is irrevocable (to the fullest extent permitted by law), is coupled with an interest and is granted pursuant to that certain Voting Agreement of even date herewith by and between Parent and the undersigned stockholder (the “Voting Agreement”), and is granted in consideration of Parent entering into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Parent, Elan Acquisition Corporation, a Nevada corporation and a wholly-owned subsidiary of Parent (“Merger Sub”), and the Company, which provides for the merger of Merger Sub with and into the Company in accordance with its terms (the “Merger”). As used herein, the term “Expiration Date” shall mean the earlier to occur of (i) such date and time as the Merger Agreement shall have been validly terminated pursuant to its terms, or (ii) such date and time as the Merger shall become effective in accordance with the terms and conditions set forth in the Merger Agreement.

     The attorneys and proxies named above, and each of them, are hereby authorized and empowered by the undersigned, at any time prior to the Expiration Date, to act as the undersigned’s attorney and proxy to vote the Shares, and to exercise all voting, consent and similar rights of the undersigned with respect to the Shares (including, without limitation, the power to execute and deliver written consents) at every annual, special, adjourned or postponed meeting of stockholders of the Company and in every written consent in lieu of such meeting:

          (i) in favor of approval of the Merger;

          (ii) against approval of any proposal made in opposition to, or in competition with, consummation of the Merger and the transactions contemplated by the Merger Agreement, and against any action or agreement that would result in a breach of any representation, warranty, covenant, agreement or other obligation of the Company in the Merger Agreement; and

               (iii) against any Acquisition Proposal or (other than those actions that relate to the Merger and the transactions contemplated by the Merger Agreement) any other: (A) merger, consolidation, business combination, sale of assets, reorganization or recapitalization of the Company or any subsidiary of the Company with any party, (B) sale, lease or transfer of any significant part of the assets of the Company or any subsidiary of the Company, (C) reorganization, recapitalization, dissolution, liquidation or winding up of the Company or any subsidiary of the Company, (D) material change in the capitalization of the Company or any subsidiary of the Company, or the corporate structure of the Company or any subsidiary of the Company, or (E) action that is intended, or could reasonably be expected to, impede, interfere with, delay, postpone, discourage or adversely affect the Merger or any of the other transactions contemplated by the Merger Agreement.

     The attorneys-in-fact and proxies named above may not exercise this Proxy on any other matter except as provided above.

     Any obligation of the undersigned hereunder shall be binding upon the successors and assigns of the undersigned.

     This Proxy is irrevocable (to the fullest extent permitted by law). This Proxy shall terminate, and be of no further force and effect, automatically upon the Expiration Date.

Dated: __________________ ____, 2006

Signature of Stockholder:
Print Name of Stockholder:
Shares beneficially owned:
_______ shares of Company capital stock
_______ shares of the Company capital stock issuable upon the exercise of outstanding options, warrants or other rights

     1000 WILSHIRE BOULEVARD, LOS ANGELES, CALIFORNIA 90017-2465
MAILING ADDRESS: P.O. BOX 30014, LOS ANGELES, CALIFORNIA 90030-0014

(213) 688-4545
FAX (213) 688-6642

December 14, 2006

Board of Directors
Electronic Clearing House, Inc.
730 Paseo Camarillo
Camarillo, CA 93010

Gentlemen:

We understand that Electronic Clearing House, Inc. (the "Company" or "ECHO") is planning a potential sale of the Company to Intuit Inc. ("Intuit" or "Parent") or another potential bidder identified as a result of a market check of an offer by Intuit (the "Transaction"). We also understand that the Company and Intuit propose to enter into an agreement and plan of merger (the "Final Agreement"). We have reviewed a draft of the merger agreement dated December 13, 2006 (the "Merger Agreement"), which for the purpose of this opinion we have assumed is similar in all material respects to the Final Agreement. Pursuant to the Merger Agreement, a wholly-owned subsidiary of Parent ("Merger Sub") shall be merged with and into the Company (the "Merger"), the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation, subject to the Company shareholders' approval and certain other conditions. The capitalized terms in this opinion shall have the meaning given to them in the Merger Agreement. Pursuant to the Merger, as more fully described in the Merger Agreement, we understand that, subject to the exercise of dissenters' rights, each outstanding share of the common stock ("Company Common Stock"), par value $0.01 per share, other than treasury shares, and associated Rights will be canceled and extinguished and automatically converted into the right to receive cash, without interest, in an amount equal to $18.75 per share (the "Merger Consideration"). Each Company Stock Option and share of Company Restricted Stock will become fully vested. Each Company Stock Option will be cancelled, and the holder of each Company Stock Option that has a per share exercise price that is less than the Merger Consideration shall be entitled to receive cash equal to the product of (A) the number of shares of Company Common Stock as to which the portion of the Company Stock Option that is so cancelled could be exercised, multiplied by (B) the Merger Consideration less the per share exercise price of such portion of the Company Stock Option. The terms and conditions of the Merger are set forth in more detail in the Merger Agreement.

You have asked us whether, in our opinion, as of the date hereof, the consideration to be received by the holders of Company Common Stock as provided in the Merger Agreement (the "Merger Consideration") is fair to such holders from a financial point of view.

www.wedbush.com

Board of Directors Electronic Clearing House, Inc	December 14, 2006 Page 2 of 3

Wedbush Morgan Securities Inc. ("Wedbush Morgan") is an investment banking firm and member of The New York Stock Exchange and other principal stock exchanges in the United States, and is regularly engaged as part of its business in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, private placements, secondary distributions of listed and unlisted securities, and valuations for corporate, estate and other purposes.

For purposes of this opinion and in connection with our review of the Merger, we have, among other things: (1) reviewed the Merger Agreement which we understand is in a form substantially similar to the one the Board will be reviewing; (2) reviewed certain publicly available business and financial information relating to the Company that we deem to be relevant; (3) reviewed certain internal information, primarily financial in nature, including financial projections and other financial and operating data furnished to us by the Company; (4) reviewed certain publicly available and other information concerning the reported prices and trading history of, and the trading market for, the common stock of the Company; (5) reviewed certain publicly available information with respect to other companies that we believe to be comparable in certain respects to the Company; (6) considered the financial terms, to the extent publicly available, of selected recent business combinations of companies in the electronic payment processing industry which we deemed to be comparable, in whole or in part, to the Merger; and (7) made inquiries regarding and discussed the Merger Agreement and other matters related thereto with the Company's counsel. In addition, we have held discussions with the management of the Company concerning their views as to the financial and other information described above. In addition to the foregoing, we have conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deem appropriate to arrive at our opinion.

In arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all financial and other information provided to or reviewed by us or publicly available, and we have not assumed any responsibility for independent verification of any such information. With respect to financial projections and other information provided to or reviewed by us, we have been advised by the management of the Company that such projections and other information were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to the expected future financial performance of the Company.

We further relied on the assurances of management of the Company that they are unaware of any facts that would make the information or projections provided to us incomplete or misleading. We have not made or been provided with any independent evaluations or appraisals of any of the assets, properties, liabilities or securities, nor have we made any physical inspection of the properties or assets, of the Company.

Our opinion is based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We have also relied on the accuracy and completeness of the Company's representations and warranties in the Agreement. Events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof.

Board of Directors Electronic Clearing House, Inc	December 14, 2006 Page 3 of 3

We have acted as financial advisor to the Company and have received a fee from the Company for our services. The fee for rendering our opinion is not contingent upon the conclusions reached and is payable upon delivery of the opinion. We will also receive an additional fee if the proposed Merger is consummated. In the ordinary course of our business, we and our affiliates may actively trade the common stock of the Company and Parent for our own account and for the accounts of our customers and, accordingly, we may at any time hold a long or short position in the common stock of the Company or Parent.

This opinion is for the benefit and use of the Board in connection with its evaluation of the Transaction and does not constitute a recommendation to any holder of the Company's common stock as to how such holder should vote with respect to the Transaction. This opinion may not be used for any other purpose without our prior written consent in each instance, except as expressly provided for in the engagement letter dated as of June 30, 2006 between the Board and Wedbush Morgan.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the consideration to be received by the public holders of the Company is fair from a financial point of view.

Very truly yours,